Form 10KSB40, Exhibit 13
period 1995-12-31
FNB FINANCIAL SERVICES CORP
filed 1996-03-29
CIK 742679

                                                                      EXHIBIT 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------

     This discussion is provided to aid in understanding and evaluating the financial condition and results of operations of the Company and its wholly-owned subsidiary and focuses on significant changes which have affected those factors. It is intended to supplement and highlight information contained in the accompanying consolidated financial statements and other selected financial data presented elsewhere in this report.

                                     PERFORMANCE SUMMARY
                                          Net income in 1995 was a record $2,170,000, which represented an increase of 36.3% over the previous year, following a
RETURN ON AVERAGE                    25.2% decline in 1994 from 1993. The return on average assets
    ASSETS                           increased in 1995 to 1.27%, compared with 1.03% in 1994,
                                     while the return on average equity was also higher at 12.91%,
   [GRAPH]                           versus 9.76% last year. The higher earnings resulted from a
                                     9.2% improvement in net interest income, a 33.3% increase in noninterest income and a 2.7% decline in noninterest expense, only partially offset by a 147.6% increase in funding for the credit loss allowance.

                                          Average loans outstanding this year were $94.7 million, up
                                     17.9% over last year, which followed several years of flat to reduced growth. The increase is attributed to extensive new customer contacts and aggressiveness, concurrent with the
                                     hiring of a new chief executive officer in early 1995.
                                     Investment portfolio securities averaged $65.3 million, up just 1.2% because of the significant loan growth, following an increase of 18.8% in 1994. The major focus of the
                                     investment portfolio has changed from a heavy emphasis on
                                     income generation to a greater need for liquidity, resulting in a reduction and eventual elimination of mortgage-backed securities. Total deposits averaged $144.3 million in 1995, an increase of 8.2% over last year, which followed minimal growth of .4% in 1994 over 1993. Average shareholders equity of $16.8 million this year was 3.0% higher than 1994,
                                     following growth of 6.6% the previous year.

                                          More specific data on operating and other financial
                                     information for the most recent five years is contained in
                                     Table 1, Summary of Selected Financial Data, on Page 5.

                                     NET INTEREST INCOME
                                          Net interest income represents the gross profit from the
                                     lending and investment activities of a banking organization
  RETURN ON AVERAGE                  and is the principal source and most significant factor
 SHAREHOLDERS EQUITY                 affecting earnings of the Company. Net interest income is the difference between interest income and fees derived from
      [GRAPH]                        earning assets (primarily loans and investment securities)
                                     and the cost of the funds (primarily deposits) supporting
                                     them. This interest margin is affected by changes in interest rates, volume and the mix of these various components. Table
                                     3 on Page 6 indicates that current year net interest income on a fully tax equivalent basis was 8.6% more than the
                                     previous year, following a reduction of 1.9% in 1994 from
                                     1993. Actual net interest income increased 9.2% in 1995 and declined 1.6% in 1994. Average earning assets increased 11.4%
                                     this year, fueled by consistently outstanding loan growth
                                     (for the full year, average loans equaled 58.2% of average earning assets, but the percentage grew to 65.7% by
                                     December). The favorable mix of higher-yielding loans more than offset lower interest margins during 1995, as the gross yield on earning assets rose 51 basis points over 1994 to
                                     8.42%. Margins were detrimentally affected during the first half by an arbitrage position established with the Federal
                                     Home Loan Bank which, although profitable, was not as
                                     generous as those achieved from our core business and the
                                     arbitrage was discontinued in the second quarter.

                                     Four

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 1
SUMMARY OF SELECTED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             Year ended December 31,
                                      ---------------------------------------------------------------------
                                        1995           1994           1993           1992           1991
                                      ---------      ---------      ---------      ---------      ---------
SUMMARY OF OPERATIONS
Interest income...................... $13,382.7      $11,136.5      $11,633.5      $12,008.1      $12,844.6
Interest expense.....................   6,132.8        4,495.8        4,886.2        5,749.5        7,352.8
                                      ---------      ---------      ---------      ---------      ---------
Net interest income..................   7,249.9        6,640.7        6,747.3        6,258.6        5,491.8
Provision for loan losses............     260.0          105.0          190.0          340.0          350.0
                                      ---------      ---------      ---------      ---------      ---------
Net interest income after
  provision..........................   6,989.9        6,535.7        6,557.3        5,918.6        5,141.8
Non interest income..................   1,235.8          926.7        1,206.1        1,168.5          943.4
Non interest expense.................   5,190.3        5,332.4        4,788.7        4,526.2        4,025.8
                                      ---------      ---------      ---------      ---------      ---------
Income before income taxes...........   3,035.4        2,130.0        2,974.7        2,560.9        2,059.4
Applicable income taxes..............     865.6          538.1          845.7          603.8          443.5
                                      ---------      ---------      ---------      ---------      ---------
Net income........................... $ 2,169.8      $ 1,591.9      $ 2,129.0      $ 1,957.1      $ 1,615.9
                                      =========      =========      =========      =========      =========
     Per share....................... $    1.98      $    1.45      $    1.94      $    1.77      $    1.45
Dividends declared on common stock... $   735.9      $   657.5      $   629.2      $   586.8      $   478.0
     Per share....................... $    0.67      $    0.60      $    0.57      $    0.53      $    0.43
     Payout ratio....................     33.92%         41.30%         29.55%         29.99%         29.58%

AVERAGE BALANCES
Loans, net........................... $  94,692      $  80,329      $  86,191      $  86,107      $  85,667
Investment securities................    65,260         64,478         54,258         48,768         42,847
Assets...............................   171,489        154,663        150,288        145,274        140,212
Deposits.............................   144,256        133,362        132,766        128,057        125,134
Shareholders equity..................    16,810         16,315         15,304         14,092         12,829

RATIOS
Return on average assets.............      1.27%          1.03%          1.42%          1.35%          1.15%
Return on average shareholders
  equity.............................     12.91           9.76          13.91          13.89          12.59
Average earning assets to average
  total assets.......................     94.92          94.45          94.33          94.35          94.04
Average shareholders equity to
  average:
  Loans, net.........................     17.75          20.31          17.76          16.37          14.98
  Total assets.......................      9.80          10.55          10.18           9.70           9.15
  Total deposits.....................     11.65          12.23          11.53          11.00          10.25

TABLE 2
DEPOSIT MATURITY SCHEDULE
(IN THOUSANDS)

                                                                  DECEMBER 31, 1995
                                                   ------------------------------------------------
                                                   Time Certificates       Other Time
                                                      of Deposit            Deposits         Total
                                                   -----------------       ----------       -------
Time Deposits of $100,000 or more
  3 months or less...............................       $11,807              $2,347         $14,154
  Over 3 - 6 months..............................         1,134                 442           1,576
  Over 6 - 12 months.............................         1,293                 377           1,670
  Over 12 months.................................         4,522               6,473          10,995
                                                        -------              ------         -------
     Total.......................................       $18,756              $9,639         $28,395
                                                        =======              ======         =======

                                     Five

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 3

AVERAGE BALANCE AND NET INTEREST INCOME ANALYSIS
FULLY TAXABLE EQUIVALENT BASIS
(IN THOUSANDS)

                                     1995                              1994                              1993
                        -------------------------------   -------------------------------   -------------------------------
                                     Interest   Average                Interest   Average                Interest   Average
                         Average     Income/    Yield/     Average     Income/    Yield/     Average     Income/    Yield/
                        Balance(3)   Expense     Rate     Balance(3)   Expense     Rate     Balance(3)   Expense     Rate
                        ----------   --------   -------   ----------   --------   -------   ----------   --------   -------
INTEREST EARNING ASSETS:
Loans, net (2).........  $ 94,692   $ 9,066.7     9.57%    $ 80,329   $ 7,312.4     9.09%    $ 86,191   $ 8,014.1      9.30%
Taxable Investment
  securities...........    50,859     3,224.8     6.14       51,194     2,880.1     5.53       41,724     2,625.4      6.29
Tax-exempt Investment
  securities...........    13,451     1,284.3     9.99(1)    12,588     1,288.2    10.92(1)    11,670     1,376.2(1)  11.79
Other securities.......       950        67.0     7.06          696        41.3     5.93          864        47.4      5.48
Deposits with Federal
  Home Loan Bank.......       219        13.4     6.11
Federal funds sold and
  securities purchased
  under agreements to
  resell...............     2,815       163.1     5.80        1,276        52.4     4.11        1,314        38.3      2.92
                         --------   ---------     ----     --------   ---------    -----     --------   ---------     -----
  Total earning
    assets.............   162,986    13,819.3     8.42      146,083    11,574.4     7.91      141,763    12,101.4      8.54

NON-EARNING ASSETS:
Cash and due from
  banks................     4,417                             4,468                             4,547
Premises and equipment,
  net..................     3,438                             3,545                             3,519
Other assets...........     1,752                             1,686                             1,662
Less allowance for loan
  losses...............    (1,104)                           (1,119)                           (1,203)
                         --------                          --------                          --------
  Total Assets.........  $171,489                          $154,663                          $150,288
                         ========                          ========                          ========

INTEREST BEARING LIABILITIES:
Savings and time
  deposits.............  $125,523     5,508.5     4.39%    $116,683     4,254.5     3.65%    $117,777     4,842.9      4.11%
Federal funds
  purchased, borrowed
  funds and securities
  sold under agreements
  to repurchase........     9,920       624.3     6.29%       4,672       241.3     5.16%       1,584        43.3      2.74%
                         --------   ---------     ----     --------   ---------    -----     --------   ---------     -----
  Total interest
    bearing
    liabilities........   135,443     6,132.8     4.52%     121,355     4,495.8     3.70%     119,361     4,886.2      4.09%

OTHER LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Demand deposits........    18,733                            16,679                            14,989
Other liabilities......       503                               314                               634
Shareholders' equity...    16,810                            16,315                            15,304
                         --------                          --------                          --------
  Total liabilities and
    equity.............  $171,489                          $154,663                          $150,288
                         ========                          ========                          ========
Net interest income and
  net yield on earning
  assets(3)(4).........             $ 7,686.5     4.72%               $ 7,078.6     4.84%               $ 7,215.2      5.09%
                                    =========     ====                =========    =====                =========     =====
Interest rate
  spread(5)............                           3.90%                             4.21%                              4.45%
                                                  ====                             =====                              =====

---------------

(1)The fully tax equivalent basis is computed using a federal tax rate of 34%.
(2)The average loan balances include non-accruing loans.
(3)The average balances for years 1995 and 1994 include market adjustments to fair value for securities and loans available/held for sale, with such adjustments excluded for purposes of computing average yield.
(4)Net yield on earning assets is computed by dividing net interest income by average earning assets.
(5)Earning asset yield minus interest bearing liabilities rate.

                                      Six

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

    NET YIELD ON                   The weighted yield on loans in 1995 increased
   EARNING ASSETS               to 9.57% from 9.09%, which is attributed to a
                                progressively higher prime rate throughout 1994,
      [GRAPH]                   which was maintained in 1995. Investment
                                portfolio yields were 38 basis points higher to 6.90%, which conformed to generally higher rates this year and an increase in higher yielding municipal bonds, computed on a tax-equivalent basis. Yields on overnight federal funds sold to other banks were 169 basis points higher in 1995, because of increased rates this year.

                                   Interest-bearing deposit costs averaging
                                4.39% this year were 74 basis points more than 1994, which is attributed primarily to higher interest rates, accompanied by reductions in lower cost regular savings, NOW and money market deposits. This particular growth pattern is unfavorable to the extent that deposit cost is greater, but beneficial because certificates of deposit and IRA's added to the portfolio have longer maturities and provide a greater degree of stability to the deposit base.

                                   Total tax equivalent interest income
                                increased $2,245,000 in 1995 from the prior year, while total interest expense was $1,637,000 more than 1994. Table 7 provides an analysis of the variances in interest income and interest expense attributable to both volume and rate for the last two calendar years, while Table 3 provides a net interest and yield/cost analysis for the last three years.

NONINTEREST INCOME AND EXPENSE
     Noninterest income totaled $1,236,000 in 1995, which was $309,000 or 33.3% more than the prior year. A significant portion of the variance occurred because of the effect of Financial Accounting Standard 65, which requires that any loans which are specifically held for sale be marked to the lower of cost or market, with adjustments in value absorbed into earnings. In 1994, with interest rates rising throughout the year, we incurred a writedown of $214,000 on a block of fixed-rate mortgages held for sale. The following year, as interest rate levels drifted lower, we recovered $192,000 of the total 1994 writedown, accounting for much of the yearly variance. Gains from securities sales of $88,000 were 82.6% higher, while deposit service charges of $694,000 increased 4.8%, because of volume and pricing changes.

     In 1994 noninterest income decreased $279,000 from the prior year, principally because of $156,000 in net gains on loan sales in 1993, as opposed to losses in 1994. Additionally, gains from securities sales were $91,000 lower in 1994 and all other fees/services $33,000 less, including $26,000 in insurance commissions.

     Noninterest expense of $5,190,000 in 1995 was $142,000 or 2.7% less than the previous year, following an 11.4% increase in 1994 over 1993. Personnel expense increased 10.6% or $295,000, which included $150,000 for management incentives in connection with the achievement of targeted profit levels. Regular full time salaries were just 2.7% higher, while both overtime and part time salaries were down substantially from 1994. Employee benefits expense increased $106,000 or 19.2%, which included the initial year of funding for a long term incentive program and higher expenses for health insurance and 401K plan funding. Occupancy/furniture and equipment expense was 2.2% lower than 1994, with reduced expenditures for maintenance/repairs, utilities and building depreciation offsetting higher costs for maintenance contracts and equipment depreciation. All other operating expense fell $226,000, which included $201,000 spent in 1994 in the unsuccessful attempt to acquire a Virginia thrift institution. Other significant reductions were realized in FDIC insurance, down $149,000 because of substantial premium reductions and marketing expense, which was $35,000 lower. Line items which exceeded 1994 by at least $10,000 and 10% were professional fees, checkbook expense, conventions, directors fees, postage and miscellaneous.

     The 1994 noninterest expense increase over 1993 included the $201,000 thrift acquisition expenditure, $129,000 more in occupancy/equipment expenses for new computer hardware and $59,000 or 2.7% more for personnel expense.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses, which is utilized to absorb actual losses in the portfolio, is maintained at a level deemed sufficient to provide for estimated potential write-offs of noncollectible loans. Management


                                    Seven

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

periodically reviews the adequacy of the allowance, taking into consideration current and future economic conditions, the growth and composition of the loan portfolio, historical loss experience and current levels of nonaccrual, past due and other potential problem loans. The provision for loan losses represents a charge against income, in an amount necessary to maintain the allowance at an appropriate level.

                                   The 1995 provision of $260,000 compares with
                                just $105,000 in 1994 and $190,000 in 1993. Net
                                charge offs were only $54,000 in 1995, or .06%
 PROVISION, ALLOWANCE           of average annual loans outstanding, compared
 AND NET CHARGE OFFS            with $227,000 in 1994 and $177,000 in 1993. A
                                relative lack of loan growth in the prior two
      [GRAPH]                   years and aggressive funding of the reserve in
                                previous years allowed us to reduce the
                                provision in 1993 and 1994. Consequently, even with the record low levels of charge offs and total past due loans during 1995, the growth in the loan portfolio made it prudent to increase our allowance level with a higher provision in 1995. The ratio of allowance for loan losses to year end loans was 1.42%, 1.32% and 1.13% in 1993, 1994 and 1995, respectively.

                                INCOME TAXES

                                   Income tax expense was $866,000 in 1995,
                                compared with $538,000 in 1994 and $846,000 in
                                1993. The effective tax rate as a percentage of pretax income was 28.5% in 1995, 25.3% in 1994 and 28.4% in 1993. These tax rates are lower than the statutory federal and state tax rates, primarily due to investment in municipal securities earning interest which is exempt from federal taxes and, for in-state bonds, state taxes as well.

                                   The 1994 reduction in the effective tax rate
                                was principally a result of maintaining the same approximate level of municipal securities income, while overall net income before tax was greatly reduced. A more comprehensive analysis of income taxes for the last three years is contained in note 9 on Page 25 & 26.

 SHAREHOLDERS' EQUITY           CAPITAL RESOURCES
     AT YEAR END                   A strong capital position is vital to the
                                continued profitability of the Company because
       [GRAPH]                  it promotes depositor and investor confidence
                                and provides a solid foundation for the future growth of the organization. Shareholders equity was up 27.2% at December 31,1995 from one year ago, compared with a decline of 7.6% in 1994 and an increase of 9.5% in 1993. More volatility has been introduced into equity balances with the approval of Financial Accounting Standard 115, which specifies that investments which are categorized as available for sale must be periodically marked to market, with the adjustment included in equity, net of applicable taxes. At year end 1994, interest rates were higher and a negative adjustment of $2,142,000 reduced equity balances. At year end 1995, interest rate levels were lower and a positive adjustment of $467,000 increased equity balances. Depending primarily upon the interest rate environment, the adjustment will continue to fluctuate between positive and negative.

                                   Under current risk-based capital guidelines,
                                total qualifying capital is categorized into two components: Tier 1 and Tier 2. These ratios are expressed as a percentage of risk-adjusted assets, which include various risk-weighted percentages of off-balance sheet exposures, as well as assets on the balance sheet. By year end 1992, a minimum Tier 1 capital ratio of 4% and total capital ratio of 8% were required. At December 31, 1995, the Company had a Tier 1 capital ratio of 15.3% and a total capital ratio of 16.3%, both of which are significantly in excess of the required minimum levels. A final regulatory measure is the Tier 1

                                    Eight

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

leverage ratio, which expresses Tier 1 capital as a percentage of total assets. The regulatory minimum is 3%, whereas the Company had a ratio of 10.4% as of December 31, 1995.

INTEREST RATE SENSITIVITY AND LIQUIDITY MANAGEMENT
     The primary objective of interest rate sensitivity management is to plan and control the composition and maturities of interest earning assets and interest bearing liabilities, in order to maximize net interest income while attempting to ensure the stability of earnings. Rate sensitive assets and liabilities have interest rates which are adjustable within a specific time period, due either to their maturity or to contractual agreements which allow repricing of the instrument. Interest rate sensitivity management seeks to ensure that both assets and liabilities respond to changes in interest rates in a similar time frame, thereby minimizing to some degree, the effect of interest rate movements on net interest income.

     A change in the mix of earning assets or interest paying liabilities may either increase or decrease the net interest margin, without affecting interest rate sensitivity. Additionally, the interest rate spread between an asset and its supporting liability may vary significantly, while the timing of repricing for both the asset and liability remain the same, thus impacting net interest income. Because of these factors, management of the Company uses computerized interest rate simulation to model the effect of possible changes, in addition to the interest sensitivity analysis report. Management also periodically evaluates the condition of the economy, the pattern of market interest rates and other economic data, to determine the appropriate mix and repricing characteristics of assets and liabilities required to produce the optimal net interest margin.

     Table 6 on Page 11 indicates a ratio of interest sensitive assets to interest sensitive liabilities within one year of 59%, compared with 62% and 57% for the two prior years end. This ratio is an indication that net interest income would decline in a rising rate environment, since a greater amount of liabilities than assets would reprice at the higher rates. This effect is mitigated to some extent by the inclusion of all regular savings and NOW account balances as subject to immediate rate change, since they have not exhibited rate variation to the same degree as other deposit products. We do, however, normally experience a greater degree of liability interest rate sensitivity and constantly endeavor to increase our levels of floating rate assets and fixed rate liabilities.

     The interest sensitivity analysis provides only a general indication of interest sensitivity at a specific point in time, whereas an ongoing computer simulation model incorporates the dynamics of balance sheet and interest rate changes and reflects the related effect on net interest income. This latter analysis is more informative and useful in enabling us to measure and respond to interest rate movement.

     Liquidity management involves the ability to meet day-to-day cash flow requirements of the Company's customers, whether they are depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs. Liquidity is provided from sources such as investment security maturities and sales, principal and interest payments on loans, deposit growth and access to borrowed funds. Over the last several years, growth experienced in deposits has been more than adequate to fully fund the increase in loans with the excess funds being used to build liquidity by purchasing investment securities and other short term investments. Based upon our loan growth in 1995, however, and expectations for further increases, our funds gathering process will probably become more aggressive and be accompanied by some reduction in the level of investment securities. Longer term funding is also available to us as a member of the Federal Home Loan Bank system, with several credit programs accessible at competitive rates.

     The Company is not aware of any current recommendations by the regulatory authorities which, if they were to be implemented, will have or are reasonably likely to have a material effect on our liquidity, capital resources or operations.

EFFECTS OF INFLATION
     Inflation affects financial institutions in ways that are different from most commercial and industrial companies, which have significant investments in fixed assets and inventories. The effect of inflation on interest rates can materially impact bank operations, which rely on interest margins as a major source of earnings. Noninterest expenses, such as salaries and wages, occupancy and equipment cost are also negatively impacted by inflation.


                                     Nine

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 4

SUMMARY OF ALLOWANCE FOR LOAN LOSSES
(IN THOUSANDS)

                                                                   Year Ended December 31,
                                                        ----------------------------------------------
                                                         1995      1994      1993      1992      1991
                                                        ------    ------    ------    ------    ------
Balance at beginning of period........................  $1,052    $1,174    $1,161    $  958    $  825
Charge-offs:
  Commercial, financial and agricultural..............      --        --        28       118       220
  Real estate -- construction.........................      --        --        --        --        --
  Real estate -- mortgage.............................      --        15        --        --        --
  Consumer............................................     128       332       214        95       101
                                                        ------    ------    ------    ------    ------
                                                           128       347       242       213       321
Recoveries:
  Commercial, financial and agricultural..............       2        52         5        44        13
  Real estate -- construction.........................      --        --        --        --        --
  Real estate -- mortgage.............................      --        --        --        --        --
  Consumer............................................      72        68        60        32        91
                                                        ------    ------    ------    ------    ------
                                                            74       120        65        76       104
Net charge-offs.......................................      54       227       177       137       217
                                                        ------    ------    ------    ------    ------
Additions charged to operations.......................     260       105       190       340       350
                                                        ------    ------    ------    ------    ------
Balance at end of period..............................  $1,258    $1,052    $1,174    $1,161    $  958
                                                        ======    ======    ======    ======    ======
Ratio of net charge-offs during the period to average
  loans outstanding during the period.................    0.06%     0.28%     0.21%     0.16%     0.25%
                                                        ======    ======    ======    ======    ======
Ratio of allowance for loan losses to year end
  loans...............................................    1.13%     1.32%     1.42%     1.35%     1.15%
                                                        ======    ======    ======    ======    ======

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
(IN THOUSANDS)

                                   1995                1994                1993                1992                1991
                             -----------------   -----------------   -----------------   -----------------   ----------------
                                    Percent of          Percent of          Percent of          Percent of         Percent of
                                     Loans in            Loans in            Loans in            Loans in           Loans in
                                       Each                Each                Each                Each               Each
                                     Category            Category            Category            Category           Category
                                     to Total            to Total            to Total            to Total           to Total
                             Amt.     Loans      Amt.     Loans      Amt.     Loans      Amt.     Loans      Amt.    Loans
                             -----  ----------   -----  ----------   -----  ----------   -----  ----------   ----  ----------
Balance at end of period
  applicable to:
  Commercial................   512       16%       546       11%       611        9%       622       39%     439        39%
  Real
   estate -- construction...     9        2         --        0          1        2          1        1        1         1
  Real estate -- mortgage...   131       60         50       61         51       60         67       19       36        20
  Consumer..................   320       22        224       28        164       29        211       41      127        40
  Unallocated...............   286        0        232        0        347        0        260        0      355         0
                             -----      ---      -----      ---      -----      ---      -----      ---      ---       ---
Total allocation............ 1,258      100%     1,052      100%     1,174      100%     1,161      100%     958       100%
                             =====      ===      =====      ===      =====      ===      =====      ===      ===       ===


                                      Ten

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 5

AVERAGE DEPOSITS
(IN THOUSANDS)

                                                             Year Ended December 31,
                                          -------------------------------------------------------------
                                                1995                  1994                  1993
                                          -----------------     -----------------     -----------------
                                           Amount     Rate       Amount     Rate       Amount     Rate
                                          --------    -----     --------    -----     --------    -----
Noninterest bearing.....................  $ 18,733              $ 16,679              $ 14,989
Interest bearing:
  Savings accounts......................    15,895    2.24%       16,461    2.36%       15,563    2.61%
  NOW accounts..........................    16,550    1.67        16,859    1.80        16,219    2.04
Money market investment.................    11,634    3.07        12,243    2.56        13,610    2.45
Certificates of deposit, $100,000 or
  more..................................    13,062    5.86         7,373    4.08         6,366    3.60
Other time deposits.....................    68,382    5.49        63,747    4.63        66,019    5.37
                                          --------              --------              --------
     Total deposits.....................  $144,256              $133,362              $132,766
                                          ========              ========              ========

TABLE 6

INTEREST SENSITIVITY ANALYSIS(1)
DECEMBER 31, 1995
(IN THOUSANDS)

                                                                            Total        Total
                                     1-90        91-180       181-365     Sensitive    Sensitive
                                      Day          Day          Day        Within        Over
                                   Sensitive    Sensitive    Sensitive    One Year     One Year      Total
                                   ---------    ---------    ---------    ---------    ---------    --------
Interest Earning Assets:
Loans, net.......................  $ 43,950      $ 3,912      $ 8,971     $ 56,833     $ 54,833     $111,666
Taxable investment securities....     2,081        1,081        5,243        8,405       35,201       43,606
Tax-exempt investment
  securities.....................     1,100          313          104        1,517       10,547       12,064
Other investment securities......       647                                    647          400        1,047
Deposits with Federal Home Loan
  Bank...........................       219                                    219                       219
                                   --------      -------      -------     --------     --------     --------
  Total interest earning
     assets......................  $ 47,997      $ 5,306      $14,318     $ 67,621     $100,981     $168,602
Interest bearing liabilities:
Savings deposits.................  $ 15,413                               $ 15,413                  $ 15,413
Other time deposits..............    78,125       11,867        6,412       96,404       23,294      119,698
Federal funds purchased..........     3,152                                  3,152                     3,152
                                   --------      -------      -------     --------     --------     --------
  Total interest bearing
     liabilities.................  $ 96,690      $11,867      $ 6,412     $114,969     $ 23,294     $138,263
                                   ========      =======      =======     ========     ========     ========
Interest sensitivity gap.........  $(48,693)     $(6,561)     $ 7,906     $(47,348)
Ratio of interest sensitive
  assets to interest sensitive
  liabilities....................      0.50         0.45         2.23         0.59

---------------

(1) A comprehensive discussion of interest rate sensitivity is included at page
    9.


                                    Eleven

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 7

VOLUME AND RATE VARIANCE ANALYSIS
YEAR ENDED DECEMBER 31, 1995 AND 1994
FULLY TAXABLE EQUIVALENT BASIS
(IN THOUSANDS)

                                                        1995                                  1994
                                          ---------------------------------     ---------------------------------
                                          Volume(2)    Rate(2)      Total       Volume(2)    Rate(2)      Total
                                          Variance     Variance    Variance     Variance     Variance    Variance
                                          ---------    --------    --------     ---------    --------    --------
Interest income:
Loans, net..............................  $1,307.0     $  447.3    $1,754.3     $ (537.0)    $(164.8)    $(701.7)
Taxable investment securities...........      39.9        330.5       370.3        638.1      (389.4)      248.6
Tax exempt investment securities(1).....     112.7       (116.6)       (3.9)        15.6      (103.6)      (88.0)
Deposits with Federal Home Loan Bank....                   13.4        13.4
Federal funds sold and securities
  purchased under agreements to
  resell................................      72.3         38.3       110.8         (1.1)       15.2        14.1
                                          --------     --------    --------     --------     -------     -------
  Total interest income.................  $1,531.9     $  712.9    $2,244.9     $  115.6     $(642.6)    $(527.0)
Interest expense:
Savings and time deposits...............     322.2        931.8     1,254.1        (45.0)     (543.4)     (588.4)
Federal funds purchased, borrowed funds
  and securities sold under agreements
  to repurchase.........................     271.1        111.9       383.0         84.0       114.0       198.0
                                          --------     --------    --------     --------     -------     -------
  Total interest expense................  $  593.3     $1,043.7    $1,637.1     $   39.0     $(429.0)    $(390.4)
                                          --------     --------    --------     --------     -------     -------
Increase (decrease) in net interest
  income................................  $  938.6     $ (330.8)   $  607.8     $   76.6     $(213.2)    $(136.6)
                                          ========     ========    ========     ========     =======     =======

---------------

(1)The fully tax equivalent basis is computed using a federal tax rate of 34%.
(2)Changes attributable to both volume and rate have been allocated proportionately.

TABLE 8

INVESTMENT SECURITIES
(IN THOUSANDS)

                                             DECEMBER 31, 1995                            December 31, 1994
                                 -----------------------------------------    -----------------------------------------
                                                       Average    Weighted                          Average    Weighted
                                 Amortized   Market    Maturity   Average     Amortized   Market    Maturity   Average
                                   Cost       Value    in Years    Yield        Cost       Value    in Years    Yield
                                 ---------   -------   --------   --------    ---------   -------   --------   --------
U.S. Treasury securities........  $ 4,220    $ 4,226      2.5       5.98%      $ 4,037    $ 3,905      1.1        4.55%
U.S. Government Agency
  obligations...................   38,386     38,218     13.3       6.42        63,552     59,964     23.9        6.01
State, county and municipal
  obligations...................   13,064     13,992      7.2       9.84(1)     12,428     12,637      6.0       11.09(1)
Other securities................    1,059      1,059                7.06         1,110      1,110                 5.93
                                  -------    -------                           -------    -------
  Total investment securities...  $56,729    $57,495     11.1       7.19(1)    $81,127    $77,616     20.0        6.71(1)
                                  =======    =======                           =======    =======

                                                              DECEMBER 31, 1995
                         --------------------------------------------------------------------------------------------
                                              After One         After Five
                             Within            Year to           Years to            After
                            One Year         Five Years         Ten Years          Ten Years                 Weighted
                         --------------    ---------------    --------------    ---------------              Average
                         Amount   Yield    Amount    Yield    Amount   Yield    Amount    Yield     Total    Yield(1)
                         ------   -----    -------   -----    ------   -----    -------   -----    -------   --------
U.S. Treasury
  securities............ $  999    4.88       2,001    6.36    $1,220   6.26                        $ 4,220     5.98
U.S. Government Agency
  obligations...........  1,001    6.13     $16,719    6.82                      $20,666   6.11      38,386     6.42
State, county and
  municipal
  obligations...........  1,517    8.52(1)    2,482   12.21(1)  5,654   9.67(1)    3,411   9.03(1)   13,064     9.84(1)
Other securities........                                                           1,059   7.06       1,059     7.06
                         ------             -------            ------            -------            -------
  Total investment
    securities.......... $3,517    6.81(1)  $21,202    7.41(1) $6,874   9.06(1)  $25,136   6.54(1)  $56,729     7.19(1)
                         ======             =======            ======            =======            =======

---------------

(1)The fully tax equivalent basis is computed using a federal tax rate of 34%.


                                    Twelve

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 9

LOAN PORTFOLIO
(IN THOUSANDS)

                                                                      December 31,
                                                  ----------------------------------------------------
                                                    1995       1994      1993(1)     1992       1991
                                                  --------    -------    -------    -------    -------
Commercial, financial and agricultural..........  $ 16,773    $ 9,075    $ 9,089    $33,586    $32,832
Real estate -- construction.....................     2,147          0        445        582        560
Real estate -- mortgage.........................    67,505     48,336     48,896     16,176     16,483
Consumer........................................    25,283     22,376     24,019     35,956     33,265
                                                  --------    -------    -------    -------    -------
  Total loans, net of unearned income*..........  $111,708    $79,787    $82,449    $86,300    $83,140
                                                  ========    =======    =======    =======    =======

---------------

 *  The bank has no foreign loan activity.
(1) During the second quarter in 1993, the bank reclassified these loans to more accurately reflect their collateral and purpose by balance sheet classification. This reclassification was accomplished during a computer hardware and software conversion with greater loan reporting capabilities. Previous year's reporting reflects loan volume based on collateral, purpose and the ability to process loans by less sophisticated application software.

                                                           DECEMBER 31, 1995
                                ------------------------------------------------------------------------
                                                                              Rate Structure for Loans
                                                Maturity                       Maturing Over One Year
                                -----------------------------------------    ---------------------------
                                  One      Over One     Over                 Predetermined   Floating or
                                Year or    Year to      Five                   Interest      Adjustable
                                 Less     Five Years    Years     Total          Rate           Rate
                                -------   ----------   -------   --------    -------------   -----------
Commercial, financial and
  agricultural................. $ 4,380    $  9,421    $ 2,972   $ 16,773       $ 5,537        $ 6,856
Real estate -- construction....   2,147                             2,147
Real estate -- mortgage........   7,457      22,887     37,161     67,505        41,906         18,142
Consumer.......................   5,015      10,686      9,582     25,283        10,689          9,579
                                -------    --------    -------   --------       -------        -------
                                $18,999    $ 42,994    $49,715   $111,708       $58,132        $34,577
                                =======    ========    =======   ========       =======        =======

                                                                          December 31,
                                                           ------------------------------------------
                                                           1995     1994     1993     1992      1991
                                                           ----     ----     ----     ----     ------
Non-performing assets:
Nonaccrual (1)...........................................  $ 44     $154     $634     $363     $1,062
Past due 90 days or more.................................              3      231       32        192
Other real estate........................................   192      191      240      491        931
Renegotiated troubled debt...............................                     243      338

---------------

(1) If nonperforming loans outstanding at December 31, 1995 had been performing in accordance with their terms, $3,426 more in interest income would have been recorded in 1995. Actual interest income recorded in 1995 was $2,764.

    Refer to Note 1 -- Loans on page 21 for a discussion of discontinuance of accruals on loans.

    Other than amounts listed above, there were no other loans which (a) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (b) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                                   Thirteen

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 10

STOCK PRICES AND DIVIDENDS DECLARED

     On May 4, 1995, the stock of the Company was listed on the National Market tier of The NASDAQ Stock Market under the symbol: FNBF. Prior to that time, the stock of the Company was not listed or traded on any exchange or established over-the-counter market; however, J.C. Bradford & Co., Inc. of Reidsville, North Carolina provided an informal match market for persons desiring to buy or sell stock of the Company. The following table sets forth the range of high and low dollar price for shares of the Company's stock traded during the last two calendar years (but does not reflect any retail mark-up, mark-down or commissions related to such trades). Prior to May 4, 1995, the quotations are from J.C. Bradford & Co., Inc., with regard to trades in which that firm acted as agent. After May 4, 1995, the quotations are from NASDAQ.

                                                             1995                  1994
                                                          Price Range           Price Range
                                                        ---------------       ---------------
                                                           High/Low              High/Low
                                                        ---------------       ---------------
        First Quarter.................................  $16.75 / $15.50       $16.00 / $15.00
        Second Quarter................................  $18.00 / $15.50*      $15.75 / $14.50
        Third Quarter.................................  $19.00 / $16.00       $21.00 / $15.00
        Fourth Quarter................................  $22.00 / $18.00       $24.00 / $16.75

---------------

*The price range during the Second Quarter of 1995, prior to the Company's affiliation with NASDAQ on May 4, 1995, was a high of $15.75 and a low of $15.50. From May 4, 1995 to the end of the Second Quarter, the price range was a high of $18.00 and a low of $16.75.

     There were approximately 666 record holders of the Company stock at January 1, 1996. The following table shows the frequency and amount of cash dividends (on a per share basis) declared on stock of the Company for the two most recent calendar years.

                                                                             Year Ended
                                                                            December 31,
                                                                           ---------------
                                Calendar Quarter                           1995       1994
        -----------------------------------------------------------------  ----       ----
        First............................................................  $.16       $.15
        Second...........................................................  $.16       $.15
        Third............................................................  $.17       $.15
        Fourth...........................................................  $.18       $.15
                                                                           ----       ----
             Total Annual Dividends......................................  $.67       $.60
                                                                           ====       ====


                                   Fourteen