Form 10KSB40, Exhibit 13
period 1996-12-31
FNB FINANCIAL SERVICES CORP
filed 1997-03-31
CIK 742679

================================================================================

FINANCIAL HIGHLIGHTS
-------------------------------

(IN THOUSANDS)

                                                           For the year ended
                                                              December 31,
                                                         ----------------------        Percentage
                                                           1996          1995            Change
                                                         --------      --------        ----------
Net interest income (tax equivalent).................    $  8,936      $  7,687           16.2%
Provision for loan losses............................         415           260           59.6%
Other income.........................................       1,252         1,236            1.3%
Other expense........................................       6,004         5,190           15.7%
Net income...........................................       2,410         2,170           11.1%
Return on average assets.............................        1.23%         1.27%
Return on average equity.............................       12.52%        12.91%
Average Balances:
  Assets.............................................    $195,373      $171,489           13.9%
  Loans, net of unearned income......................     129,150        94,692           36.4%
  Deposits...........................................     169,121       144,256           17.2%
  Shareholders' equity...............................      19,253        16,810           14.5%
At year end:
  Assets.............................................    $209,796      $177,897           17.9%
  Loans, net of unearned income......................     144,585       111,708           29.4%
  Deposits...........................................     179,380       154,400           16.2%
  Shareholders' equity...............................      20,386        18,982            7.4%
Per share data*
  Net income.........................................    $   1.75      $   1.58           10.8%
  Dividends..........................................        0.61          0.54           13.0%

---------------

* Per share amounts have been adjusted for the one-for-four stock split in 1996.

                          [PASTE-UP NET INCOME GRAPH]
================================================================================

                                       Two

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 1
SUMMARY OF SELECTED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            Year ended December 31,
                                       -----------------------------------------------------------------
                                         1996          1995          1994          1993          1992
                                       ---------     ---------     ---------     ---------     ---------
SUMMARY OF OPERATIONS
Interest income......................  $15,360.3     $13,382.7     $11,136.5     $11,633.5     $12,008.1
Interest expense.....................    6,762.3       6,132.8       4,495.8       4,886.2       5,749.5
                                       ---------     ---------     ---------     ---------     ---------
Net interest income..................    8,598.0       7,249.9       6,640.7       6,747.3       6,258.6
Provision for loan losses............      414.6         260.0         105.0         190.0         340.0
                                       ---------     ---------     ---------     ---------     ---------
Net interest income after
  provision..........................    8,183.4       6,989.9       6,535.7       6,557.3       5,918.6
Non interest income..................    1,252.3       1,235.8         926.7       1,206.1       1,168.5
Non interest expense.................    6,004.1       5,190.3       5,332.4       4,788.7       4,526.2
                                       ---------     ---------     ---------     ---------     ---------
Income before income taxes...........    3,431.6       3,035.4       2,130.0       2,974.7       2,560.9
Applicable income taxes..............    1,021.3         865.6         538.1         845.7         603.8
                                       ---------     ---------     ---------     ---------     ---------
Net income...........................  $ 2,410.3     $ 2,169.8     $ 1,591.9     $ 2,129.0     $ 1,957.1
                                       =========     =========     =========     =========     =========
     Per share*......................  $    1.75     $    1.58     $    1.16     $    1.55     $    1.42
Dividends declared on common stock...  $   847.7     $   735.9     $   657.5     $   629.2     $   586.8
     Per share*......................  $    0.61     $    0.54     $    0.48     $    0.46     $    0.42
     Payout ratio....................      35.17%        33.92%        41.30%        29.55%        29.99%
* Per share amounts have been adjusted for the one-for-four stock split in 1996.
AVERAGE BALANCES
Loans, net...........................  $ 129,150     $  94,692     $  80,329     $  86,191     $  86,107
Investment securities................     53,955        65,260        64,478        54,258        48,768
Assets...............................    195,373       171,489       154,663       150,288       145,274
Deposits.............................    169,121       144,256       133,362       132,766       128,057
Shareholders equity..................     19,253        16,810        16,315        15,304        14,092
RATIOS
Return on average assets.............       1.23%         1.27%         1.03%         1.42%         1.35%
Return on average shareholders
  equity.............................      12.52         12.91          9.76         13.91         13.89
Average earning assets to average
  total assets.......................      94.49         94.92         94.45         94.33         94.35
Average shareholders equity to
  average:
  Loans, net.........................      14.91         17.75         20.31         17.76         16.37
  Total assets.......................       9.85          9.80         10.55         10.18          9.70
  Total deposits.....................      11.38         11.65         12.23         11.53         11.00

TABLE 2
DEPOSIT MATURITY SCHEDULE
(IN THOUSANDS)

                                                                 December 31, 1996
                                                   ----------------------------------------------
                                                   Time Certificates      Other Time
                                                      of Deposit           Deposits        Total
                                                   -----------------      ----------      -------
Time Deposits of $100,000 or more
  3 months or less...............................       $13,997            $   415        $14,412
  Over 3 - 6 months..............................         2,214                709          2,923
  Over 6 - 12 months.............................         1,486              1,458          2,944
  Over 12 months.................................         3,519              7,819         11,338
                                                        -------            -------        -------
     Total.......................................       $21,216            $10,401        $31,617
                                                        =======            =======        =======

================================================================================

                                      Five

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 3

AVERAGE BALANCE AND NET INTEREST INCOME ANALYSIS
FULLY TAXABLE EQUIVALENT BASIS
(IN THOUSANDS)

                                       1996                               1995                               1994
                         --------------------------------   --------------------------------   --------------------------------
                                      Interest    Average                Interest    Average                Interest    Average
                          Average      Income/    Yield/     Average      Income/    Yield/     Average      Income/    Yield/
                         Balance(3)    Expense     Rate     Balance(3)    Expense     Rate     Balance(3)    Expense     Rate
                         ----------   ---------   -------   ----------   ---------   -------   ----------   ---------   -------
INTEREST EARNING ASSETS:
Loans, net (2).........   $129,150    $12,092.1    9.36%     $ 94,692    $ 9,066.7    9.57%     $ 80,329    $ 7,312.4     9.09%
Taxable Investment
  securities...........     42,214      2,480.3    5.82        50,859      3,224.8    6.14        51,194      2,880.1     5.53
Tax-exempt Investment
  securities...........     10,985        994.9    9.06(1)     13,451      1,284.3    9.99(1)     12,588      1,288.2    10.92(1)
Other securities.......        756         52.4    6.93           950         67.0    7.06           696         41.3     5.93
Deposits with Federal
  Home Loan Bank.......        485         26.1    5.38           219         13.4    6.11
Federal funds sold and
  securities purchased
  under agreements to
  resell...............      1,027         52.8    5.14         2,815        163.1    5.80         1,276         52.4     4.11
                          --------    ---------    ----      --------    ---------    ----      --------    ---------    -----
  Total earning
    assets.............    184,617     15,698.6    8.50%      162,986     13,819.3    8.42%      146,083     11,574.4     7.91%
NON-EARNING ASSETS:
Cash and due from
  banks................      5,201                              4,417                              4,468
Premises and equipment,
  net..................      4,042                              3,438                              3,545
Other assets...........      2,953                              1,752                              1,686
Less allowance for loan
  losses...............     (1,440)                            (1,104)                            (1,119)
                          --------                           --------                           --------
  Total Assets.........   $195,373                           $171,489                           $154,663
                          ========                           ========                           ========
INTEREST BEARING LIABILITIES:
Savings and time
  deposits.............   $148,400      6,448.9    4.35%     $125,523      5,508.5    4.39%     $116,683      4,254.5     3.65%
Federal funds
  purchased, borrowed
  funds and securities
  sold under agreements
  to repurchase........      5,868        313.4    5.34         9,920        624.3    6.29         4,672        241.3     5.16
                          --------    ---------    ----      --------    ---------    ----      --------    ---------    -----
  Total interest
    bearing
    liabilities........    154,268      6,762.3    4.38%      135,443      6,132.8    4.52%      121,355      4,495.8     3.70%
OTHER LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Demand deposits........     20,721                             18,733                             16,679
Other liabilities......      1,131                                503                                314
Shareholders' equity...     19,253                             16,810                             16,315
                          --------                           --------                           --------
  Total liabilities and
    equity.............   $195,373                           $171,489                           $154,663
                          ========                           ========                           ========
Net interest income and
  net yield on earning
  assets(3)(4).........               $ 8,936.3    4.84%                 $ 7,686.5    4.72%                 $ 7,078.6     4.84%
                                      =========    ====                  =========    ====                  =========    =====
Interest rate
  spread(5)............                            4.12%                              3.90%                               4.21%
                                                   ====                               ====                               =====

---------------

(1)The fully tax equivalent basis is computed using a federal tax rate of 34%.
(2)The average loan balances include non-accruing loans.
(3)The average balances for all years include market adjustments to fair value for securities and loans available/held for sale, with such adjustments excluded for purposes of computing average yield.
(4)Net yield on earning assets is computed by dividing net interest income by average earning assets.
(5)Earning asset yield minus interest bearing liabilities rate.

================================================================================

                                       Six

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

                                     Average earning assets increased 13.3% this
                                year, with average loans equaling 70.0% of average earning assets in 1996, compared with 58.2% last year. Just as in 1995, the more favorable mix of higher-yielding loans more than offset the effect of lower interest rates, as the gross yield on earning assets improved 8 basis points this year, following a 51 basis point increase in 1995.

                                     The weighted yield on loans this year
                                declined to 9.36% from 9.57%, as an 8.25% prime
[PASTE-UP NET INCOME GRAPH]     rate held for all of 1996, while the average in
                                1995 was approximately 8.85%. Investment portfolio yields were 30 basis points lower to 9.36%, which followed the lower interest rate pattern in 1996. Yields on overnight federal funds sold to other banks and deposits with the Federal Home Loan Bank were both about 70 basis points lower, in conformance with overall rates.

                                     Interest-bearing deposit cost averaged
                                4.35% in 1996, compared with 4.39% last year and 3.65% in 1994. Growth in deposits this year has been principally in higher cost certificates of deposit, but that effect was marginally offset by the lower interest rate structure this year. Another favorable outcome is that certificates of deposit have fixed maturities, which gives the deposit base a higher degree of stability.


     Both the net yield on earning assets and the interest rate spread improved in 1996, as indicated in Table 3, while Table 7 provides an analysis of the variances in interest income and interest expense attributable to both volume and rate for the last two calendar years.

NONINTEREST INCOME AND EXPENSE
     Noninterest income of $1,252,300 in 1996 was just $16,500 or 1.3% more than the prior year. The investment portfolio was re-structured to become more liquid, which presented opportunities to take gains on the sale and reinvestment of bonds and resulted in a favorable variance of $217,800 over 1995. Conversely, net gains from mortgage banking operations were $195,700 lower, as income in 1995 was fortified by the recovery of significant write-downs taken in 1994, caused by changes in interest rates. Deposit service charges were 7.6% more this year, because of volume and pricing changes, while all other fees declined slightly.

     In 1995, noninterest income increased $309,000 or 33.3%, with the previously mentioned gains from mortgage banking operations a principal cause. In addition, both deposit service charges and net securities gains were higher in 1995 than 1994.

     Noninterest expense of $6,004,100 in 1996 was $813,900 or 15.7% more than the previous year, following a 2.7% reduction in 1995. Personnel expense increased 17.8% or $548,000, because of salary increases for existing staff and additional employees to accompany our growth strategy, increased funding for management incentive programs, higher employment taxes and increased cost for insurance benefit programs. Occupancy/furniture and equipment expense was $88,400 or 12.3% more than 1995, which included higher costs for building and equipment depreciation, premises and equipment rental, maintenance and repairs and utilities. All other expense was $177,400 higher, or 12.9%; line items which exceeded last year by at least $10,000 and 10% were dues and subscriptions, printing, stationery and supplies, directors fees, travel and entertainment, postage, contributions, checkbook expense and conventions. Insurance cost (principally FDIC) was down $152,000, and marketing expense was 12% lower than 1995.

     The 1995 noninterest expense decrease from 1994 included $201,000 less in branch acquisition expense and $149,000 less in FDIC insurance, while occupancy/equipment expense declined 2.2%. Personnel expense was 10.6% higher, as well as increases for professional fees, checkbook expense, conventions, auditors fees, postage and miscellaneous.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses, which is utilized to absorb actual losses in the portfolio, is maintained at a level deemed sufficient to provide for estimated potential write-offs of noncollectible loans. Management

================================================================================
                                      Seven

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

periodically reviews the adequacy of the allowance, taking into consideration current and future economic conditions, the growth and composition of the loan portfolio, historical loss experience and current levels of nonaccrual, past due and other potential problem loans. The provision for loan losses represents a charge against income, in an amount necessary to maintain the allowance at an appropriate level.
                                     The 1996 provision of $414,600 compares
                                with $260,000 in 1995 and $105,000 in 1994. Net
                                charge offs were just $35,000 in 1996, or .03% of average annual loans outstanding, compared with $54,000 in 1995 and $227,000 in 1994. Over the last two years, charged off and
                                nonperforming loans have declined precipitously to their lowest levels in memory. At the same time, outstanding loans have surged ahead and necessitated increased funding to maintain our reserves at an appropriate level. The ratio of allowance for loan losses to year end loans was 1.32%, 1.13% and 1.13% for 1994, 1995 and 1996, respectively.

[PASTE-UP NET INCOME GRAPH]     INCOME TAXES
                                     Income tax expense was $1,021,300 in 1996,
                                compared with $865,600 in 1995 and $538,100 in
                                1994. The effective tax rate as a percentage of pretax income was 29.8% in 1996, 28.5% in 1995 and 25.3% in 1994. These tax rates are lower than the statutory federal and state tax rates, primarily due to investment in municipal securities earning interest which is exempt from federal taxes and, for in-state bonds, state taxes as well.

                                     Although the effective tax rate has been
                                rising over the last few years, primary emphasis is given to the level of after-tax income and less attention to how much is actually paid in taxes. A more comprehensive analysis of income taxes for the last three years is contained in
                                Note 9 on Page 25.

                                CAPITAL RESOURCES
                                     A strong capital position is vital to the
                                continued profitability of the Company because
                                it promotes depositor and investor confidence
                                and provides a solid foundation for the future
                                growth of the organization. Shareholders equity
                                was up 7.4% at December 31, 1996, over one year
                                ago, following an increase of 27.2% the previous
                                year. More volatility has been introduced into
                                equity balances with the approval of Financial
                                Accounting Standard 115, which specifies that
                                investments which are categorized as available
                                for sale must be periodically marked to market,
                                with the adjustment included in equity, net of
[PASTE-UP NET INCOME GRAPH]     applicable taxes. Since we have elected to
                                categorize all investment securities as
                                available for sale, which provides maximum flexibility in their management, our equity balances are subject to a relatively greater incidence of volatility.

                                     Under current risk-based capital
                                guidelines, total qualifying capital is
                                categorized into two components: Tier 1 and Tier
                                2. These ratios are expressed as a percentage of risk-adjusted assets, which include various risk-weighted percentages of off-balance sheet exposures, as well as assets on the balance sheet. By year end 1992, a minimum Tier 1 capital ratio of 4% and total capital ratio of
8% were required. At December 31, 1996, the Company had a Tier 1 capital ratio of 13.4% and a total capital ratio of 15.1%, both of which are significantly in excess of the required minimum level. A final regulatory measure is the leverage ratio, which expresses Tier 1 capital as a percentage of total assets. The regulatory minimum is 3%, whereas the Company ratio at December 31, 1996, was

9.6%.
================================================================================
                                      Eight

================================================================================

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

     Table 6 on Page 11 indicates a ratio of interest sensitive assets to interest sensitive liabilities within one year of 87%, compared with 59% and 62% for the two prior years end. This ratio is an indication that net interest income would decline in a rising rate environment, since a greater amount of liabilities than assets would reprice at the higher rates. This effect is mitigated to some extent by the inclusion of all regular savings and NOW account balances as subject to immediate rate change, since they have not exhibited rate variation to the same degree as other deposit products. Over the past several years, we have normally experienced a greater degree of liability sensitivity, but in the last two years have been successful in increasing our level of variable rate assets (loans tied to the prime rate) and fixed rate, longer term deposits. These two factors are clearly evident and will serve to reduce interest spread volatility during periods of rapid interest rate changes.

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

     Liquidity management involves the ability to meet day-to-day cash flow requirements of the Company's customers, whether they are depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs. Liquidity is provided from sources such as investment security maturities and sales, principal and interest payments on loans, deposit growth and access to borrowed funds. Over the last several years, growth experienced in deposits has been more than adequate to fully fund the increase in loans with the excess funds being used to build liquidity by purchasing investment securities and other short term investments. Based upon our loan growth in 1995 and 1996, however, and expectations for further increases, our funds gathering process has become more aggressive and will be accompanied by some further reduction in the level of investment securities. Longer term funding is also available to us as a member of the Federal Home Loan Bank system, with several credit programs accessible at competitive rates.

     The Company is not aware of any current recommendations by the regulatory authorities which, if they were to be implemented, will have or are reasonably likely to have a material effect on our liquidity, capital resources or operations.

EFFECTS OF INFLATION
     Inflation affects financial institutions in ways that are different from most commercial and industrial companies, which have significant investments in fixed assets and inventories. The effect of inflation on interest rates can materially impact bank operations, which rely on interest margins as a major source of earnings. Noninterest expenses, such as salaries and wages, occupancy and equipment costs are also negatively impacted by inflation.

================================================================================

                                      Nine

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 4

SUMMARY OF ALLOWANCE FOR LOAN LOSSES
(IN THOUSANDS)

                                                                 Year Ended December 31,
                                                        ------------------------------------------
                                                         1996     1995     1994     1993     1992
                                                        ------   ------   ------   ------   ------
Balance at beginning of period........................  $1,258   $1,052   $1,174   $1,161   $  958
Charge-offs:
  Commercial, financial and agricultural..............      --       --       --       28      118
  Real estate -- construction.........................      --       --       --       --       --
  Real estate -- mortgage.............................      --       --       15       --       --
  Consumer............................................      89      128      332      214       95
                                                        ------   ------   ------   ------   ------
                                                            89      128      347      242      213
Recoveries:
  Commercial, financial and agricultural..............      --        2       52        5       44
  Real estate -- construction.........................      --       --       --       --       --
  Real estate -- mortgage.............................      --       --       --       --       --
  Consumer............................................      54       72       68       60       32
                                                        ------   ------   ------   ------   ------
                                                            54       74      120       65       76
Net charge-offs.......................................      35       54      227      177      137
                                                        ------   ------   ------   ------   ------
Additions charged to operations.......................     415      260      105      190      340
                                                        ------   ------   ------   ------   ------
Balance at end of period..............................  $1,638   $1,258   $1,052   $1,174   $1,161
                                                        ======   ======   ======   ======   ======
Ratio of net charge-offs during the period to average
  loans outstanding during the period.................    0.03%    0.06%    0.28%    0.21%    0.16%
                                                        ======   ======   ======   ======   ======
Ratio of allowance for loan losses to year end
  loans...............................................    1.13%    1.13%    1.32%    1.42%    1.35%
                                                        ======   ======   ======   ======   ======

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
(IN THOUSANDS)

                                     1996                 1995                 1994                 1993          1992
                              ------------------   ------------------   ------------------   ------------------   -----
                                      Percent of           Percent of           Percent of           Percent of
                                       Loans in             Loans in             Loans in             Loans in
                                         Each                 Each                 Each                 Each
                                       Category             Category             Category             Category
                                       to Total             to Total             to Total             to Total
                              Amt.      Loans      Amt.      Loans      Amt.      Loans      Amt.      Loans      Amt.
                              -----   ----------   -----   ----------   -----   ----------   -----   ----------   -----
Balance at end of period
  applicable to:
  Commercial................    826       15%        512       16%        546       11%        611        9%        622
  Real
    estate -- construction..     13        9           9        2          --        0           1        2           1
  Real estate -- mortgage...    151       54         131       60          50       61          51       60          67
  Consumer..................    386       22         320       22         224       28         164       29         211
  Unallocated...............    262        0         286        0         232        0         347        0         260
                              -----      ---       -----      ---       -----      ---       -----      ---       -----
Total allocation............  1,638      100%      1,258      100%      1,052      100%      1,174      100%      1,161
                              =====      ===       =====      ===       =====      ===       =====      ===       =====

                                 1992
                              ----------
                              Percent of
                               Loans in
                                 Each
                               Category
                               to Total
                                Loans
                              ----------
Balance at end of period
  applicable to:
  Commercial................      39%
  Real
    estate -- construction..       1
  Real estate -- mortgage...      19
  Consumer..................      41
  Unallocated...............       0
                                 ---
Total allocation............     100%
                                 ===

================================================================================

                                       Ten

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 5

AVERAGE DEPOSITS
(IN THOUSANDS)

                                                          Year Ended December 31,
                                          --------------------------------------------------------
                                                1996                1995                1994
                                          ----------------    ----------------    ----------------
                                           Amount    Rate      Amount    Rate      Amount    Rate
                                          --------   -----    --------   -----    --------   -----
Noninterest bearing.....................  $ 20,721            $ 18,733            $ 16,679
Interest bearing:
  Savings accounts......................    17,408   2.24%      15,895   2.24%      16,461   2.36%
  NOW accounts..........................    17,704   1.50       16,550   1.67       16,859   1.80
  Money market investment...............    13,330   3.19       11,634   3.07       12,243   2.56
  Certificates of deposit, $100,000 or
     more...............................     8,839   5.42       13,062   5.86        7,373   4.08
  Other time deposits...................    91,119   5.37       68,382   5.49       63,747   4.63
                                          --------            --------            --------
     Total deposits.....................  $169,121            $144,256            $133,362
                                          ========            ========            ========

TABLE 6

INTEREST SENSITIVITY ANALYSIS(1)
DECEMBER 31, 1996
(IN THOUSANDS)

                                                                         Total       Total
                                                                       Sensitive   Sensitive
                                     1-90       91-180      181-365     Within       Over
                                      Day         Day         Day         One         One
                                   Sensitive   Sensitive   Sensitive     Year        Year       Total
                                   ---------   ---------   ---------   ---------   ---------   --------
Interest Earning Assets:
Loans, net of non accruals.......  $ 63,466     $ 3,864     $ 8,813    $ 76,143     $67,895    $144,038
Taxable investment securities....     6,014       6,115      17,073      29,202      15,779      44,981
Tax-exempt investment
  securities.....................       200          96         101         397       6,296       6,693
Other investment securities......       643                                 643                     643
Deposits with Federal Home Loan
  Bank...........................        49                                  49                      49
                                   --------     -------     -------    --------     -------    --------
  Total interest earning
     assets......................  $ 70,372     $10,075     $25,987    $106,434     $89,970    $196,404
Interest bearing liabilities:
Savings deposits.................    17,945                            $ 17,945                $ 17,945
Other time deposits..............    62,197      18,231      14,984      95,412      44,109     139,521
Short term borrowings............     8,650                               8,650                   8,650
                                   --------     -------     -------    --------     -------    --------
  Total interest bearing
     liabilities.................  $ 88,792     $18,231     $14,984    $122,007     $44,109    $166,116
                                   ========     =======     =======    ========     =======    ========
Interest sensitivity gap.........  $(18,420)    $(8,156)    $11,003    $(15,573)
Ratio of interest sensitive
  assets to interest sensitive
  liabilities....................       .79         .55        1.73         .87

---------------

(1) A comprehensive discussion of interest rate sensitivity is included at page
    9.

================================================================================

                                     Eleven

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 7

VOLUME AND RATE VARIANCE ANALYSIS
YEAR ENDED DECEMBER 31, 1996 AND 1995
FULLY TAXABLE EQUIVALENT BASIS
(IN THOUSANDS)

                                                        1996                               1995
                                           -------------------------------    -------------------------------
                                           Volume(2)   Rate(2)     Total      Volume(2)   Rate(2)     Total
                                           Variance    Variance   Variance    Variance    Variance   Variance
                                           ---------   --------   --------    ---------   --------   --------
Interest income:
Loans, net...............................  $3,261.0    $(235.6)   $3,025.4    $1,307.0    $ 447.3    $1,754.3
Taxable investment securities............    (525.1)    (216.4)    (741.5)        39.9      330.5       370.3
Tax exempt investment securities(1)......    (154.4)     (39.6)    (194.0)       112.7     (116.6)       (3.9)
Other earning assets.....................       4.8       (6.8)      (2.0)                   13.4        13.4
Federal funds sold and securities
  purchased under agreements to resell...     (97.7)     (12.6)    (110.3)        72.3       38.3       110.8
                                           --------    -------    --------    --------    --------   --------
  Total interest income..................  $2,488.6    $(511.0)   $1,977.6    $1,531.9    $ 712.9    $2,244.9
Interest expense:
Savings and time deposits................     995.9      (55.6)     940.3        322.2      931.8     1,254.1
Federal funds purchased, borrowed funds
  and securities sold under agreements to
  repurchase.............................    (235.8)     (75.1)    (310.9)       271.1      111.9       383.0
                                           --------    -------    --------    --------    --------   --------
  Total interest expense.................  $  760.1    $(130.7)   $ 629.4     $  593.3    $1,043.7   $1,637.1
                                           --------    -------    --------    --------    --------   --------
Increase (decrease) in net interest
  income.................................  $1,728.5    $(380.3)   $1,348.2    $  938.6    $(330.8)   $  607.8
                                           ========    =======    ========    ========    ========   ========

---------------

(1)The fully tax equivalent basis is computed using a federal tax rate of 34%.
(2)Changes attributable to both volume and rate have been allocated proportionately.

TABLE 8

INVESTMENT SECURITIES
(IN THOUSANDS)

                                       December 31, 1996                December 31, 1995                December 31, 1994
                                 ------------------------------   ------------------------------   ------------------------------
                                                       Weighted                         Weighted                         Weighted
                                 Amortized   Market    Average    Amortized   Market    Average    Amortized   Market    Average
                                   Cost       Value     Yield       Cost       Value     Yield       Cost       Value     Yield
                                 ---------   -------   --------   ---------   -------   --------   ---------   -------   --------
U.S. Treasury securities.......   $13,075    $13,076     5.32%     $ 4,220    $ 4,226     5.98%     $ 4,037    $ 3,905     4.55%
U.S. Government Agency
  obligations..................    31,906     31,760     5.87       38,386     38,218     6.42       63,552     59,964     6.01
State, county and municipal
  obligations..................     6,693      7,093     9.45(1)    13,064     13,992     9.84(1)    12,428     12,637    11.09(1)
Other securities...............       643        643     6.93        1,059      1,059     7.06        1,110      1,110     5.93
                                  -------    -------               -------    -------               -------    -------
  Total investment
    securities.................   $52,317    $52,572     6.20(1)   $56,729    $57,495     7.19(1)   $81,127    $77,616     6.71(1)
                                  =======    =======               =======    =======               =======    =======

                                                             December 31, 1996
                          ----------------------------------------------------------------------------------------
                                              After One        After Five
                              Within           Year to          Years to           After
                             One Year         Five Years       Ten Years         Ten Years                Weighted
                          ---------------   --------------   --------------   ---------------             Average
                          Amount    Yield   Amount   Yield   Amount   Yield   Amount    Yield    Total    Yield(1)
                          -------   -----   ------   -----   ------   -----   -------   -----   -------   --------
U.S. Treasury
  securities............  $13,075    5.32                                                       $13,075     5.32
U.S. Government Agency
  obligations...........   16,127    5.44   $7,999    6.45                    $ 7,780   6.18     31,906     5.87
State, county and
  municipal
  obligations...........      397   12.61(1) 1,279   12.39(1) $3,376  8.67(1)   1,641   8.05(1)   6,693     9.45(1)
Other securities........                                                          643   6.93        643     6.93
                          -------           ------           ------           -------           -------
  Total investment
    securities..........  $29,599    5.48(1) $9,278   7.27(1) $3,376  8.67(1) $10,064   6.53(1) $52,317     6.20(1)
                          =======           ======           ======           =======           =======

---------------

(1)The fully tax equivalent basis is computed using a federal tax rate of 34%.

================================================================================

                                     Twelve

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 9

LOAN PORTFOLIO
(IN THOUSANDS)

                                                                   December 31,
                                                 -------------------------------------------------
                                                   1996       1995      1994     1993(1)    1992
                                                 --------   --------   -------   -------   -------
Commercial, financial and agricultural.........  $ 21,350   $ 16,773   $ 9,075   $ 9,089   $33,586
Real estate -- construction....................    12,965      2,147         0       445       582
Real estate -- mortgage........................    77,979     67,505    48,336    48,896    16,176
Consumer.......................................    32,291     25,283    22,376    24,019    35,956
                                                 --------   --------   -------   -------   -------
  Total loans, net of unearned income*.........  $144,585   $111,708   $79,787   $82,449   $86,300
                                                 ========   ========   =======   =======   =======

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

                                                            December 31, 1996
                                 -----------------------------------------------------------------------
                                                                              Rate Structure for Loans
                                                 Maturity                      Maturing Over One Year
                                 -----------------------------------------   ---------------------------
                                   One      Over One     Over                Predetermined   Floating or
                                 Year or    Year to      Five                  Interest      Adjustable
                                  Less     Five Years    Years     Total         Rate           Rate
                                 -------   ----------   -------   --------   -------------   -----------
Commercial, financial and
  agricultural.................  $ 8,492    $ 9,644     $ 3,214   $ 21,350      $ 8,298        $ 4,560
Real estate -- construction....    7,543      5,422           0     12,965        2,021          3,401
Real estate -- mortgage........    8,614     26,438      42,927     77,979       46,193         23,172
Consumer.......................    6,405     13,648      12,238     32,291       11,974         13,912
                                 -------    -------     -------   --------      -------        -------
                                 $31,054    $55,152     $58,379   $144,585      $68,486        $45,045
                                 =======    =======     =======   ========      =======        =======

                                                                        December 31,
                                                            ------------------------------------
                                                            1996    1995    1994    1993    1992
                                                            ----    ----    ----    ----    ----
Non-performing assets:
Nonaccrual (1)............................................  $547    $ 44    $154    $634    $363
Past due 90 days or more and still accruing interest......     0       0       3     231      32
Other real estate.........................................    34     192     191     240     491
Renegotiated troubled debt................................     0       0       0     243     338

---------------

(1) If nonperforming loans outstanding at December 31, 1996 had been performing in accordance with their terms, $25,501 more in interest income would have been recorded in 1996. Actual interest income recorded in 1996 was $39,501.

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

================================================================================

                                    Thirteen

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 10

STOCK PRICES AND DIVIDENDS DECLARED(1)

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

                                                     1996                 1995
                                                  Price Range          Price Range
                                                ---------------      ---------------
                                                   High/Low             High/Low
                                                ---------------      ---------------
First Quarter.................................  $21.20 / $16.00      $13.40 / $12.40
Second Quarter................................  $23.00 / $20.00      $14.40 / $12.40*
Third Quarter.................................  $23.50 / $20.50      $15.20 / $12.80
Fourth Quarter................................  $23.50 / $20.50      $17.60 / $14.40

---------------

*The price range during the Second Quarter of 1995, prior to the Company's affiliation with NASDAQ on May 4, 1995, was a high of $12.60 and a low of $12.40. From May 4, 1995 to the end of the Second Quarter, the price range was a high of $14.40 and a low of $13.40.

     There were approximately 679 record holders of the Company stock at January 1, 1997. The following table shows the frequency and amount of cash dividends (on a per share basis) declared on stock of the Company for the two most recent calendar years.

                                                                Year Ended
                                                               December 31,
                                                              --------------
                      Calendar Quarter                        1996      1995
                      ----------------                        ----      ----
First.......................................................  $.14      $.13
Second......................................................  $.15      $.13
Third.......................................................  $.16      $.14
Fourth......................................................  $.16      $.14
                                                              ----      ----
     Total Annual Dividends.................................  $.61      $.54
                                                              ====      ====

---------------

(1)The stock prices and dividends declared have been adjusted for the one-for-four stock split in 1996.

================================================================================

                                    Fourteen

================================================================================

INDEPENDENT AUDITORS' REPORT
-----------------------------------------------

The Board of Directors
FNB Financial Services Corporation
  and Subsidiary
Reidsville, North Carolina

     We have audited the accompanying consolidated balance sheets of FNB Financial Services Corporation and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FNB Financial Services Corporation and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, FNB Financial Services Corporation adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994.


                                              Cherry, Bekart & Holland, L.L.P.

Reidsville, North Carolina
January 22, 1997
================================================================================

                                     Fifteen

================================================================================

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
----------------------------------------------

DECEMBER 31, 1996 AND 1995
(IN THOUSANDS)

                                                                  1996          1995
                                                                --------      --------
ASSETS
Cash and due from banks.....................................    $  6,467      $  4,647
Investment securities:
     Available for sale (cost of $51,674 in 1996 and $55,670
      in 1995)..............................................      51,929        56,436
     Other (market value of $643 in 1996 and $1,059 in
      1995).................................................         643         1,059
Loans, net of allowance for credit losses of $1,638 in 1996
  and $1,258 in 1995........................................     142,947       110,450
Property and equipment, net.................................       4,686         3,434
Accrued income and other assets.............................       3,124         1,871
                                                                --------      --------
          Total assets......................................    $209,796      $177,897
                                                                ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
     Noninterest-bearing....................................    $ 21,914      $ 19,329
     Interest-bearing.......................................     157,466       135,071
                                                                --------      --------
          Total deposits....................................     179,380       154,400
Federal funds purchased.....................................       2,920         2,985
Retail repurchase agreements................................       5,730           167
Accrued expenses and other liabilities......................       1,380         1,363
                                                                --------      --------
          Total liabilities.................................     189,410       158,915
                                                                --------      --------
Commitments and contingent liabilities
Shareholders' equity
     Common stock, $1.00 par value; Authorized -- 3,000,000
      shares Outstanding -- 1,383,105 in 1996 and 1,098,450
      in 1995...............................................       1,383         1,098
     Paid-in-capital........................................       2,728         2,580
     Retained earnings......................................      16,119        14,837
                                                                --------      --------
                                                                  20,230        18,515
     Net unrealized appreciation on securities available for
      sale..................................................         156           467
                                                                --------      --------
          Total shareholders' equity........................      20,386        18,982
                                                                --------      --------
          Total liabilities and shareholders' equity........    $209,796      $177,897
                                                                ========      ========

See notes to consolidated financial statements.

================================================================================

                                     Sixteen

================================================================================

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
---------------------------------------------------------

YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
(IN THOUSANDS)

                                                               1996          1995          1994
                                                            ----------    ----------    ----------
Interest income
     Loans..............................................    $   12,092    $    9,067    $    7,312
     Federal funds sold.................................            53           163            52
     Investment securities:
          Taxable.......................................         2,480         3,222         2,880
          Tax exempt....................................           657           851           850
     Other..............................................            78            80            42
                                                            ----------    ----------    ----------
          Total interest income.........................        15,360        13,383        11,136
                                                            ----------    ----------    ----------
Interest expense
     Deposits...........................................         6,449         5,508         4,254
     Federal funds purchased and other borrowings.......           288            38            33
     Long-term debt.....................................            25           587           208
                                                            ----------    ----------    ----------
          Total interest expense........................         6,762         6,133         4,495
                                                            ----------    ----------    ----------
Net interest income.....................................         8,598         7,250         6,641
Provision for credit losses.............................           415           260           105
                                                            ----------    ----------    ----------
Net interest income after provision for credit losses...         8,183         6,990         6,536
                                                            ----------    ----------    ----------
Other income
     Service charges on deposit accounts................           746           694           662
     Other service charges and fees.....................           183           243           217
     Net gain on sales of loans.........................            16           211            --
     Net gain on securities available for sale..........           307            88            48
                                                            ----------    ----------    ----------
          Total other operating income..................         1,252         1,236           927
                                                            ----------    ----------    ----------
Other expenses
     Salaries and employee benefits.....................         3,630         3,082         2,787
     Occupancy expense..................................           345           297           328
     Furniture and equipment expense....................           465           424           410
     Insurance expense, including FDIC assessment.......            35           187           335
     Net loss on sales of loans.........................            --            --           211
     Marketing expense..................................            97           110           146
     Printing and supply expenses.......................           205           160           168
     Merger and acquisition expenses....................            --            --           200
     Other expenses.....................................         1,227           930           748
                                                            ----------    ----------    ----------
          Total other expenses..........................         6,004         5,190         5,333
                                                            ----------    ----------    ----------
Income before income taxes..............................         3,431         3,036         2,130
Income tax expense......................................         1,021           866           538
                                                            ----------    ----------    ----------
Net income..............................................    $    2,410    $    2,170    $    1,592
                                                            ==========    ==========    ==========
Net income per share of common stock....................    $     1.75    $     1.58    $     1.16
                                                            ==========    ==========    ==========
Weighted average shares outstanding, as restated........     1,380,110     1,370,714     1,369,666
                                                            ==========    ==========    ==========

See notes to consolidated financial statements.

================================================================================

                                    Seventeen

================================================================================

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
(IN THOUSANDS)

                                                                 1996       1995       1994
                                                                -------    -------    -------
Common stock
     Balance at beginning of year...........................    $ 1,098    $ 1,097    $ 1,099
     Stock split effected in the form of a stock dividend...        275         --         --
     Treasury stock canceled................................         --         --         (5)
     Exercise of stock options..............................          7         --          3
     Dividend reinvestment plan.............................          3         --         --
     Employee stock awards..................................         --          1         --
                                                                -------    -------    -------
     Balance at end of year.................................      1,383      1,098      1,097
                                                                -------    -------    -------
Paid-in-capital
     Balance at beginning of year...........................      2,580      2,562      2,514
     Dividend reinvestment plan.............................         60         --         --
     Exercise of stock options..............................         84         --         45
     Employee stock awards..................................          4         18          3
                                                                -------    -------    -------
     Balance at end of year.................................      2,728      2,580      2,562
                                                                -------    -------    -------
Retained earnings
     Balance at beginning of year...........................     14,837     13,403     12,539
     Net income for years...................................      2,410      2,170      1,592
     Cash paid for fractional shares........................         (5)        --         --
     Cash dividend paid ($.61 per share in 1996, $.54 in
       1995, and $.48 in 1994)..............................       (848)      (736)      (657)
     Stock split effected in the form of a stock dividend...       (275)        --         --
     Treasury stock canceled................................         --         --        (71)
                                                                -------    -------    -------
     Balance at end of year.................................     16,119     14,837     13,403
                                                                -------    -------    -------
Net unrealized appreciation (depreciation) on available for
  sale securities, net of tax effect
     Balance at beginning of year...........................        467     (2,142)        --
     Net change.............................................       (311)     2,609     (2,142)
                                                                -------    -------    -------
     Balance at end of year.................................        156        467     (2,142)
                                                                -------    -------    -------
Treasury stock
     Balance at beginning of year...........................         --         --         --
     Cost of shares of common stock acquired for treasury,
       5,000 shares in 1994 and 6,711 shares in 1993........         --         --        (76)
     Treasury stock sold or canceled........................         --         --         76
                                                                -------    -------    -------
     Balance at end of year.................................         --         --         --
                                                                -------    -------    -------
          Total shareholders' equity........................    $20,386    $18,982    $14,920
                                                                =======    =======    =======

See notes to consolidated financial statements.

================================================================================

                                    Eighteen

================================================================================

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
---------------------------------------------------------------

YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
(IN THOUSANDS)

                                                                1996         1995         1994
                                                              --------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received.........................................  $ 14,685     $ 13,335     $ 11,552
  Fees and commission received..............................     1,627        1,209        1,013
  Interest paid.............................................    (6,660)      (6,162)      (4,311)
  Noninterest expense paid..................................    (5,264)      (4,365)      (4,934)
  Income taxes paid.........................................    (1,493)        (983)        (417)
  Proceeds from mortgage loans sold.........................     3,122        2,685          719
                                                              --------     --------     --------
    Net cash provided by operating activities...............     6,017        5,719        3,622
                                                              --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of securities available for sale......    43,707       44,183        6,548
  Proceeds from maturities of securities available for
    sale....................................................     7,887       14,474       11,742
  Purchases of securities...................................   (47,933)     (34,858)     (38,239)
  Capital expenditures......................................    (1,532)        (303)        (249)
  (Increase) decrease in other real estate owned............       158           (1)          49
  Net (increase) decrease in loans..........................   (36,268)     (34,132)       1,502
                                                              --------     --------     --------
    Net cash used in investing activities...................   (33,981)     (10,637)     (18,647)
                                                              --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand, savings and interest
    checking accounts.......................................     4,217        3,013       (2,844)
  Net increase (decrease) in time deposits..................    20,764       18,914        1,195
  Net increase (decrease) in federal funds purchased........     5,498        2,022       (1,461)
  (Repayments of)  proceeds from long-term debt.............        --      (20,000)      20,000
  Purchase of common stock..................................        (5)          --          (71)
  Proceeds from issuance of common stock....................       158           --           47
  Dividends paid............................................      (848)        (736)        (657)
                                                              --------     --------     --------
    Net cash provided by financing activities...............    29,784        3,213       16,209
                                                              --------     --------     --------
Net increase (decrease) in cash and cash equivalents........     1,820       (1,705)       1,184
Cash and cash equivalents, beginning of year................     4,647        6,352        5,168
                                                              --------     --------     --------
Cash and cash equivalents, end of year......................  $  6,467     $  4,647     $  6,352
                                                              ========     ========     ========
Supplemental disclosure of non-cash transactions
  Non-cash transfers from loans to other real estate........  $     24     $    135     $     94
                                                              ========     ========     ========
  Investment securities transferred to available for sale...  $      0     $     --     $ 17,552
                                                              ========     ========     ========
  Change in unrealized appreciation (depreciation) of
    securities available for sale (net of tax effect of
    $(199), $1,669 and $1,370)..............................  $   (311)    $  2,609     $ (2,142)
                                                              ========     ========     ========
  Employee stock awards.....................................  $      4     $     19     $      3
                                                              ========     ========     ========
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
  Net income................................................  $  2,410     $  2,170     $  1,592
    Adjustments to reconcile net income to net cash provided
     by operating activities
      Provision for credit losses...........................       415          260          105
      Depreciation..........................................       376          346          345
      Accretion and amortization............................       288          324          482
      Gain on sale of securities available for sale.........      (307)         (88)         (48)
      (Gain) loss on sale of mortgage loans.................       (16)        (211)         211
      Provision for loss on other real estate...............        --           64           47
      Proceeds from mortgage loans sold.....................     3,122        2,685          719
      (Gain) loss on other assets...........................        84           --           --
      Deferred tax (benefit) provision......................      (384)        (122)         113
      (Increase) decrease in accrued income and other
       assets...............................................      (631)        (257)          28
      Increase (decrease) in accrued expenses and other
       liabilities..........................................       660          548           28
                                                              --------     --------     --------
Net cash provided by operating activities...................  $  6,017     $  5,719     $  3,622
                                                              ========     ========     ========

See notes to consolidated financial statements.

================================================================================

                                    Nineteen

================================================================================

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------

DECEMBER 31, 1996, 1995 AND 1994
(IN THOUSANDS)
NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The accompanying consolidated financial statements include the accounts of FNB Financial Services Corporation (the Company) and its wholly-owned subsidiary, First National Bank of Reidsville (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

  Nature of operations

     The Bank provides a variety of financial services to individual and corporate customers through its seven branches in Reidsville, Madison, and Eden, North Carolina. A majority of the Bank's customers are located in Rockingham County and portions of Guilford County. The Bank's primary deposit products are interest-bearing checking accounts, certificates of deposit and individual retirement accounts. Its primary lending products are commercial, consumer and real estate loans.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and their reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses on loans. A majority of the Bank's loan portfolio consists of loans in the Reidsville-Eden area. The local economy depends heavily on the manufacturing and agricultural industries. Accordingly, the ultimate collectibility of a large portion of the Bank's loan portfolio would be affected by changes in local economic conditions.

  Cash and cash equivalents

     For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption cash and due from banks.

  Investment Securities

     In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115 , "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have a readily determinable fair value and all investments in debt securities. These investments are to be classified into three categories as follows:

     -- held-to-maturity -- reported at amortized cost,

     -- trading securities -- reported at fair value with unrealized gains and losses included in earnings, or

     -- securities available-for-sale -- reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity (net of tax effect).

     On January 1, 1994, the Bank adopted the provisions of SFAS No. 115 and classified the balance of its portfolio of U.S. treasury notes, U.S. government and agency securities, and state and municipal obligations as securities available for sale. The Bank intends to hold these securities for an indefinite period of time but may sell them prior to maturity. Other securities include stock in the Federal Reserve Bank and the Federal Home Loan Bank of Atlanta.

     Gains and losses on sales of securities are recognized when realized on a specific identification basis. Premiums and discounts are amortized into interest income using a level yield method.

================================================================================

                                     Twenty

================================================================================

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

  Loans

     Effective January 1, 1995, the Bank adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures". SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. SFAS No. 118 addresses the recognition of interest income on impaired loans. Adopting these new accounting pronouncements had no material effect on the Bank's financial position or results of operation.

     Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

     Mortgage loans held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements, calculated on the aggregate loan basis.

  Allowance for credit losses

     The allowance for credit losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based upon reviews of individual credits, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant risk factors. Losses are charged and recoveries are credited to the allowance for credit losses at the time the loss or recovery is incurred.

     While management uses the best available information to evaluate the adequacy of the allowance for credit losses, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for credit losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize changes to the allowance based on their judgements about information available to them at the time of their examination.

  Other real estate

     Other real estate, acquired through partial or total satisfaction of loans, is carried at the lower of cost or fair market value, less estimated costs to sell, which becomes the property's new basis. At the date of acquisition, losses are charged to the allowance for loan losses, subsequent write downs are charged to expense in the period they are incurred.

  Property and equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. The provision for depreciation and amortization is computed principally by the straight-line method over the estimated useful lives of the assets.

     Expenditures for maintenance and repairs are charged to operations, and the expenditures for major replacements and betterments are added to the property and equipment accounts. The cost and accumulated depreciation of the property and equipment retired or sold are eliminated from the property accounts at the time of retirement or sale and the resulting gain or loss is reflected in current operations.

  Income taxes

     Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the tax bases of assets and liabilities and their reported amounts in financial statements at currently enacted income tax rates applicable to the period in which the deferred tax asset and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

================================================================================

                                   Twenty-One

================================================================================

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

  Net income per share of common stock

     Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during each year. Outstanding stock options have no material dilutive effect.

  Loan origination fees and costs

     Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

  Sales of mortgage loans

     Gains and losses on the sale of loans are accounted for by imputing gain or loss on those sales where a yield rate guaranteed to the buyer is more or less than the contract interest rate being collected. Such gains or losses are recognized in the financial statements during the year of sale. The Bank continues to service certain loans that have been sold. Such loan balances are not included in the accompanying consolidated balance sheets.

  Pension costs

     Pension costs are charged to salaries and employee benefits expense.

  Off balance sheet financial instruments

     In the ordinary course of business the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

  Reclassification

     Certain items for 1994 and 1995 have been reclassified to conform with the 1996 presentation. Such reclassifications had no effect on net income or shareholders' equity as previously reported.

NOTE 2 -- RESTRICTION ON CASH AND DUE FROM BANKS
     The Bank maintains average reserve balances with the Federal Reserve Bank. The average amounts of these reserve balances for the years ended December 31, 1996 and 1995 were $625,000 and $270,000, respectively.

================================================================================

                                   Twenty-Two

================================================================================

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

NOTE 3 -- INVESTMENT SECURITIES
     Investment securities consists of the following (in thousands):

                                                        Gross         Gross       Estimated
                                         Amortized    Unrealized    Unrealized     Market
                                           Cost         Gains         Losses        Value
                                         ---------    ----------    ----------    ---------
DECEMBER 31, 1996
Available for sale:
  U.S. treasury notes................     $13,075       $    4         $  3        $13,076
  U.S. government agency
     securities......................      24,126           --           21         24,105
  Mortgage-backed securities.........       7,780           14          139          7,655
  State and municipal obligations....       6,693          400           --          7,093
                                          -------       ------         ----        -------
                                           51,674          418          163         51,929
                                          -------       ------         ----        -------
Other securities.....................         643           --           --            643
                                          -------       ------         ----        -------
     Total investment securities.....     $52,317       $  418         $163        $52,572
                                          =======       ======         ====        =======

DECEMBER 31, 1995
Available for sale:
  U.S. treasury notes................     $ 4,220       $   16         $ 10        $ 4,226
  U.S. government agency
     securities......................      16,771           28           79         16,720
  Mortgage-backed securities.........      21,615           70          188         21,497
  State and municipal obligations....      13,064          933            4         13,993
                                          -------       ------         ----        -------
                                           55,670        1,047          281         56,436
                                          -------       ------         ----        -------
Other securities.....................       1,059           --           --          1,059
                                          -------       ------         ----        -------
     Total investment securities.....     $56,729       $1,047         $281        $57,495
                                          =======       ======         ====        =======

     The amortized cost and estimated market value of debt securities at December 31, 1996, by contractual maturities, are shown below (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Securities available for sale
                                                              -----------------------------
                                                              Amortized         Estimated
                                                                 Cost         Market Value
                                                              ----------      -------------
Due in one year or less...................................      $29,599          $29,583
Due after one through five years..........................        9,278            9,424
Due after five through ten years..........................        3,376            3,585
Due after ten years.......................................        1,641            1,682
Mortgage-backed securities................................        7,780            7,655
                                                                -------          -------
                                                                $51,674          $51,929
                                                                =======          =======

     Proceeds from the sale of investment securities available for sale, gross realized gains, gross realized losses, and the related income taxes on net realized gains were as follows (in thousands):

                                                               Years ending December 31
                                                             ----------------------------
                                                              1996       1995       1994
                                                             -------    -------    ------
Proceeds from sales......................................    $43,707    $44,183    $6,548
Gross realized gains.....................................        376        163        53
Gross realized losses....................................         69         75         5
Applicable income tax on net realized gains..............        120         34        19

     At December 31, 1996 and 1995, investment securities with a carrying value of approximately $14,442,000 and $10,994,000 respectively, were pledged as collateral to secure public deposits and for other purposes.

================================================================================

                                  Twenty-Three

================================================================================

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

NOTE 4 -- LOANS
     Major classifications of loans are as follows (in thousands):

                                                                     December 31
                                                                ----------------------
                                                                  1996          1995
                                                                --------      --------
Commercial and agricultural.................................    $ 21,350      $ 18,110
Consumer....................................................      32,291        24,569
Real estate -- construction.................................      12,965         2,147
Real estate -- mortgage
  Loans held in portfolio...................................      77,979        66,295
  Loans held for sale.......................................           0           587
                                                                --------      --------
     Total..................................................    $144,585      $111,708
                                                                ========      ========

     At December 31, 1996, the Bank had no impaired loans as defined by SFAS No. 114, as amended by SFAS No. 118. Loans on nonaccrual status, not considered impaired, amounted to approximately $547,400 at December 31, 1996 and $44,000 at December 31, 1995.

NOTE 5 -- LOAN SERVICING
     Mortgage loans serviced for the Federal Home Loan Mortgage Corporation are not included in the accompanying consolidated balance sheets. The unpaid principal balances of those loans at December 31, 1996, 1995 and 1994 were $14,852,000, $14,491,000 and $11,806,000, respectively.

NOTE 6 -- ALLOWANCE FOR CREDIT LOSSES
     Changes in the allowance for credit losses for the three years ended December 31 were as follows (in thousands):

                                                                1996      1995      1994
                                                               ------    ------    ------
Balance at beginning of year...............................    $1,258    $1,052    $1,174
Provision for credit losses................................       415       260       105
Recoveries.................................................        54        74       120
Loans charged off..........................................       (89)     (128)     (347)
                                                               ------    ------    ------
Balance at end of year.....................................    $1,638    $1,258    $1,052
                                                               ======    ======    ======

NOTE 7 -- PROPERTY AND EQUIPMENT
     Properties and equipment are summarized as follows (in thousands):

                                                                 1996        1995
                                                                ------      ------
Land........................................................    $  870      $  650
Building and leasehold improvements.........................     3,690       2,767
Equipment...................................................     3,544       3,057
Construction in progress....................................        39          39
                                                                ------      ------
                                                                 8,143       6,513
Less accumulated depreciation and amortization..............     3,457       3,079
                                                                ------      ------
                                                                $4,686      $3,434
                                                                ======      ======

================================================================================

                                   Twenty-Four

================================================================================

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

NOTE 8 -- DEPOSITS
     The aggregate amount of jumbo CDS, each with a minimum denomination of $100,000, was approximately $21,200,000 and $18,800,000 in 1996 and 1995, respectively.

     At December 31, 1996 the scheduled maturities of CDs and IRAs are as follows (in thousands):

Less than 1 year............................................    $ 80,365
1-3 years...................................................      25,385
Greater than 3 years........................................       2,735
                                                                --------
                                                                $108,485
                                                                ========

NOTE 9 -- INCOME TAXES
     The components of income tax expense are as follows (in thousands):

                                                                 1996     1995     1994
                                                                ------    -----    ----
Current tax expense
  Federal...................................................    $1,212    $ 787    $317
  State.....................................................       193      201     107
                                                                ------    -----    ----
     Total current..........................................     1,405      988     424
                                                                ------    -----    ----
Deferred tax expense (benefit)
  Federal...................................................      (308)     (98)     91
  State.....................................................       (76)     (24)     23
                                                                ------    -----    ----
     Total deferred.........................................      (384)    (122)    114
                                                                ------    -----    ----
Total income tax expense....................................    $1,021    $ 866    $538
                                                                ======    =====    ====

     The sources of deferred tax assets and liabilities and the tax effect of each are as follows (in thousands):

                                                                1996       1995
                                                                -----      -----
Deferred tax assets:
  Allowance for credit losses...............................    $ 484      $ 334
  Non-qualified deferred compensation plans.................      255         --
  Other.....................................................       --         26
                                                                -----      -----
     Total..................................................      739        360
                                                                -----      -----
Deferred tax liabilities:
  Depreciable basis of property and equipment...............      248        280
  Net unrealized gain on securities available for sale......       99        299
  Other.....................................................       28         --
                                                                -----      -----
     Total..................................................      375        579
                                                                -----      -----
Net deferred tax assets (liabilities).......................    $ 364      $(219)
                                                                =====      =====

     There is no valuation allowance for deferred tax assets as it is management's contention that realization of the deferred tax assets is more likely than not based upon the Bank's history of taxable income and estimates of future taxable income.

================================================================================

                                   Twenty-Five

================================================================================

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

     The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34% as indicated in the following analysis (in thousands):

                                                                 1996      1995     1994
                                                                ------    ------    -----
Tax based on statutory rates................................    $1,166    $1,032    $ 724
Increase (decrease) resulting from:
  Effect of tax-exempt income...............................      (223)     (289)    (284)
  Provision for credit losses...............................       130        70       31
  Interest and other nondeductible expenses.................        29        82       36
  Other, net................................................       (81)      (29)      31
                                                                ------    ------    -----
                                                                $1,021    $  866    $ 538
                                                                ======    ======    =====

NOTE 10 -- LEASE COMMITMENTS
     The minimum annual lease commitments under noncancelable operating leases in effect at December 31, 1996 are as follows (in thousands):

                  Year Ending December 31,                      Amount
                  ------------------------                      ------
1997........................................................     $ 55
1998........................................................       51
1999........................................................       46
2000........................................................       46
2001........................................................       42
Thereafter..................................................      181
                                                                 ----
                                                                 $421
                                                                 ====

     Rental expense was $71,000 in 1996, $38,000 in 1995 and $38,000 in 1994.

NOTE 11 -- RELATED PARTY TRANSACTIONS
     The Bank had loans outstanding to principal officers and directors and their affiliated companies of approximately $3,382,000 and $3,950,000 at December 31, 1996 and 1995, respectively. During 1996, additions to such loans were $3,197,000 and repayments totaled $3,765,000. Such loans were made substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and do not involve more than the normal risks of collectibility.

NOTE 12 -- SHAREHOLDERS' EQUITY

  STOCK SPLIT
     On February 8, 1996, the Board of Directors declared a one-for-four split of the common stock in the form of a 25% stock dividend to holders of record on March 8, 1996 to be issued on March 29, 1996. As a result $275,194 ($1 for each share issued pursuant to the stock split) was transferred from retained earnings to the common stock account. Cash was paid in lieu of fractional shares from retained earnings of $5,345. All per share data in the financial statements have been adjusted to reflect the split.

  STOCK GRANTS
     During 1996, 1995, and 1994, stock grants to employees amounted to 85, 1,130, and 145 common shares, respectively.

  STOCK OPTION PLANS
     In October 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." This new standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principals Board (APB) Opinion No. 25, the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effects of using the new measurement criteria. This statement is effective for the Company's 1996 fiscal year. The Company intends to

================================================================================

                                   Twenty-Six

================================================================================

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

continue using the measurement prescribed by APB Opinion No. 25, and accordingly, this pronouncement will not affect the Company's financial position or results of operations.

     The Company has issued stock under both incentive and non-qualified stock options. The Company granted stock options under plans approved in 1996, 1995, 1992, and 1989 which authorize the granting of options with respect to 216,486 shares of the Company's common stock.

     The following is a summary of stock option activity and related information for the years ended December 31:

                                    1996                       1995                       1994
                          ------------------------   ------------------------   ------------------------
                                    Weighted Avg.              Weighted Avg.              Weighted Avg.
                          Options   Exercise Price   Options   Exercise Price   Options   Exercise Price
                          -------   --------------   -------   --------------   -------   --------------
Outstanding -- Beginning
  of year...............  86,371        $12.37       52,674        $12.10       56,660        $12.09
  Granted...............  137,528        22.75       33,697         12.80           --
  Exercised.............  (7,413)        12.24           --            --       (3,986)       $12.00
  Forfeited.............      --                         --                         --
                          -------                    ------                     ------
Outstanding -- End of
  year..................  216,486       $18.97       86,371        $12.37       52,674        $12.10
                          =======                    ======                     ======
Exercisable -- End of
  year..................  45,194        $12.24       30,254        $12.25       22,077        $12.36
Weighted average fair
  value of options
  granted during the
  year..................  $ 6.66                     $ 3.65                     $   --

     Exercise prices for options outstanding as of December 31, 1996 ranged from $12 to $23. The weighted average remaining contractual life of those options is
8.93 years.

     Because the Company has adopted the disclosure-only provisions of SFAS No. 123, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date of the awards consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                  1996            1995
                                                               ----------      ----------
Net earnings -- as reported................................    $2,410,000      $2,170,000
Net earnings -- pro forma..................................     2,153,000       2,145,000
Earnings per share -- as reported..........................          1.75            1.58
Earnings per share -- pro forma............................          1.56            1.56

     The fair value of each option grant is estimated on the date of grant using Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1996 and 1995: dividend yield of 3.20%, expected volatility of 34.0%, risk-free interest rates of 6.20% for 1996 and 5.40% for 1995, and expected lives of 4 years for 1996 options and 5 years for 1995 options.

     These plans provide that shares granted come from the Company's authorized but unissued or reacquired common stock. The price of the options granted pursuant to these plans will not be less than 100 percent of the fair market value of the shares on the date of grant. The options granted in 1989, 1992, and 1995 vest ratably over a five year period, and the options granted in 1996 vest ratably over a four year period; however, no option will be exercisable after ten years from the date granted.

================================================================================

                                  Twenty-Seven

================================================================================

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

NOTE 13 -- FNB FINANCIAL SERVICES CORPORATION (PARENT COMPANY)
     The parent company's principal asset is its investment in its subsidiary, the Bank. The significant source of income of the parent company is dividends received from its subsidiary.

                                                         1996         1995         1994
                   (IN THOUSANDS)                       -------      -------      -------
CONDENSED BALANCE SHEETS
Assets
  Cash and due from banks...........................    $   374      $   316      $   249
  Securities........................................         13           12           12
  Investment in wholly-owned subsidiary.............     19,960       18,647       14,588
  Other assets......................................         39            7           71
                                                        -------      -------      -------
                                                        $20,386      $18,982      $14,920
                                                        =======      =======      =======
  Shareholders' equity..............................    $20,386      $18,982      $14,920
                                                        =======      =======      =======
CONDENSED STATEMENTS OF INCOME
Dividends from subsidiary...........................    $   835      $   731      $ 1,021
Amortization and other expenses.....................        (74)         (18)        (209)
                                                        -------      -------      -------
Income before tax benefit...........................        761          713          812
Income tax benefit..................................         25            6           71
                                                        -------      -------      -------
Income before equity in undistributed net income of
  subsidiary........................................        786          719          883
Equity in undistributed net income of subsidiary....      1,624        1,451          709
                                                        -------      -------      -------
Net income..........................................    $ 2,410      $ 2,170      $ 1,592
                                                        =======      =======      =======
CONDENSED STATEMENTS OF CASH FLOWS
CASH FLOWS FROM OPERATING ACTIVITIES
  Dividends received from subsidiary................    $   835      $   731      $ 1,021
  Cash paid for franchise tax, registration cost,
     acquisition cost and other.....................        (74)         (18)        (135)
  Refundable income taxes...........................          6           71            1
                                                        -------      -------      -------
     Net cash provided by operating activities......        767          784          887
                                                        -------      -------      -------
CASH USED IN INVESTING ACTIVITIES
  Purchase of real estate...........................        (14)
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid, net of DRIP.......................       (785)        (736)        (657)
  Proceeds from employee stock awards...............          4           19            3
  Exercise of stock options.........................         91           --           48
  Purchase of common stock..........................         (5)          --          (76)
                                                        -------      -------      -------
     Net cash used in financing activities..........       (695)        (717)        (682)
                                                        -------      -------      -------
Net increase (decrease) in cash.....................         58           67          205
Cash at beginning of year...........................        316          249           44
                                                        -------      -------      -------
Cash at end of year.................................    $   374      $   316      $   249
                                                        =======      =======      =======
RECONCILIATION OF NET INCOME TO CASH PROVIDED BY
  OPERATING ACTIVITIES
Net income..........................................    $ 2,410      $ 2,170      $ 1,592
  Adjustments to reconcile net income to net cash
     provided by operating activities
     (Increase) decrease in other assets............        (19)          64            4
     Equity in undistributed net income of
       subsidiary...................................     (1,624)      (1,450)        (709)
                                                        -------      -------      -------
Net cash provided by operating activities...........    $   767      $   784      $   887
                                                        =======      =======      =======

================================================================================

                                  Twenty-Eight

================================================================================

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

NOTE 14 -- COMMITMENTS AND CONTINGENT LIABILITIES
     The Bank's consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit.

     A summary of the Bank's commitments and contingent liabilities at December 31, are as follows (in thousands):

                                                                    Contract or
                                                                  Notional Amount
                                                                --------------------
                                                                 1996         1995
                                                                -------      -------
Commitments to extend credit................................    $27,272      $19,669
Standby letters of credit...................................        216          191
                                                                -------      -------
                                                                $27,488      $19,860
                                                                =======      =======

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

NOTE 15 -- EMPLOYEE BENEFIT PLANS
     The Company's non-contributory defined benefit pension plan covers substantially all of its employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Company and a percentage of qualifying compensation during final years of employment. Contributions to the plan are based upon the projected unit credit actuarial funding method and comply with the funding requirements of the Employee Retirement Income Security Act. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Plan assets consists primarily of cash and cash equivalents, U. S. government securities, and common stocks.

                                                                1996       1995
                                                                -----      -----
Net pension cost included the following components (in
  thousands):
  Service cost of the current period........................    $  60      $  55
  Interest cost on the projected benefit obligation.........      158        137
  Actual return on assets held in the plan..................     (148)      (124)
  Net amortization of prior service.........................       11         11
                                                                -----      -----
  Pension expense...........................................    $  81      $  79
                                                                =====      =====

================================================================================

                                   Twenty-Nine

================================================================================

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

     The following sets forth the funded status of the plan and the amounts shown in the accompanying balance sheet at December 31 (in thousands):

                                                                 1996        1995
                                                                ------      ------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
     of $1,439,658 in 1996 and $1,629,000 in 1995...........    $2,116      $1,685
  Effect of anticipated future compensation levels..........       293         291
                                                                ------      ------
  Projected benefit obligation..............................     2,409       1,976
  Fair value of assets held in the plan.....................     2,289       1,838
                                                                ------      ------
  Plan assets less than projected benefit obligation........      (120)       (138)
  Unrecognized prior service cost being recognized over 15
     years..................................................       132         142
  Net unrecognized (loss) gain from past experience
     different from that assumed and effects of changes in
     assumption.............................................        58          75
                                                                ------      ------
  Pension liability.........................................    $   70      $   79
                                                                ======      ======

     The weighted average discount rate used to measure the projected benefit obligation is 7.00% for 1996 and 1995, the rate of increase in future compensation levels is 5.00% for 1996 and 1995, and the expected long-term rate of return on assets is 7.00% for 1996 and 1995. The Company uses the straight-line method of amortization for prior service cost and unrecognized gains and losses.

     In 1994 the Company adopted a Supplemental Executive Retirement Plan ("SERP"). The SERP allows the Company to supplement the level for certain executives' retirement income over that which is obtainable through the tax-qualified retirement plan sponsored by the Bank. Contributions to the SERP totaled $44,000 for 1996 and $39,000 for 1995.

     The Bank also has a contributory 401(K) savings plan covering substantially all employees. The plan allows eligible employees to contribute up to a fixed percentage of their compensation, with the Bank matching a portion of each employee's contribution. The Bank's contributions were $49,000, $45,000, and $35,000 for 1996, 1995 and 1994, respectively.

     A deferred compensation plan allows the directors and certain senior officers of the Company and the Bank to defer the compensation they earn for performance of their appointed duties for the Company and the Bank. Each director elects annually to either receive that year's compensation currently or to defer receipt until his death, disability or retirement as a director. Each officer elects annually to either receive that year's compensation currently or to defer receipt of a portion of his compensation until his death, disability or retirement as an officer. The total liability for deferred compensation under the plan was $207,000 and $55,000 at December 31, 1996 and 1995, respectively.

NOTE 16 -- REGULATORY MATTERS
     The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends, as of December 31, 1996 that the bank could declare without the approval of the Comptroller of the Currency, amounted to approximately $3,783,000.

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possible additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as

================================================================================

                                     Thirty

================================================================================

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                       To Be Well
                                                                                   Capitalized Under
                                                                For Capital        Prompt Corrective
                                            Actual           Adequacy Purposes     Action Provisions
                                      -------------------   -------------------   --------------------
                                        Amount      Ratio     Amount      Ratio     Amount      Ratio
                                      -----------   -----   -----------   -----   -----------   ------
December 31, 1996:
  Total Capital (To Risk Weighted
     Assets)
     Consolidated...................  $21,868,000   15.1%   $11,609,000   M8.0%           N/A
     Subsidiary Bank................  $21,442,000   14.8%   $11,628,000   M8.0%   $14,535,000   M10.0%
  Tier I Capital (To Risk Weighted
     Assets)
     Consolidated...................  $19,464,000   13.4%   $ 5,805,000   M4.0%           N/A
     Subsidiary Bank................  $19,039,000   13.1%   $ 5,814,000   M4.0%   $ 8,721,000    M6.0%
  Tier I Capital (To Average Assets)
     Consolidated...................  $19,464,000    9.6%   $ 8,087,000   M4.0%           N/A
     Subsidiary Bank................  $19,039,000    9.4%   $ 8,086,000   M4.0%   $10,108,000    M5.0%
December 31, 1995:
  Total Capital (To Risk Weighted
     Assets)
     Consolidated...................  $19,773,000   16.7%   $ 9,355,000   M8.0%           N/A
     Subsidiary Bank................  $19,439,000   25.2%   $ 6,161,000   M8.0%   $ 7,701,000   M10.0%
  Tier I Capital (To Risk Weighted
     Assets)
     Consolidated...................  $18,515,000   15.8%   $ 4,677,000   M4.0%           N/A
     Subsidiary Bank................  $18,180,000   23.6%   $ 3,080,000   M4.0%   $ 4,620,000    M6.0%
  Tier I Capital (To Average Assets)
     Consolidated...................  $18,515,000   10.8%   $ 6,860,000   M4.0%           N/A
     Subsidiary Bank................  $18,180,000   10.4%   $ 7,003,000   M4.0%   $ 8,754,000    M5.0%

NOTE 17 -- FAIR VALUE OF FINANCIAL INSTRUMENTS
     The following methods and assumptions were used to estimate the fair value for each class of financial instruments.

     Cash and cash equivalents. For cash on hand and amounts due from banks the carrying value is considered to be a reasonable estimate of fair value.

     Investment securities. The fair value of investment securities is based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The fair value of equity investments in the restricted stock of the Federal Reserve and Federal Home Loan Bank equals the carrying value.

     Loans. The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of residential mortgage loans held for sale is based on quoted market prices and the fair value of variable rate loans with frequent repricing and negligible credit risk approximates book value.

================================================================================

                                   Thirty-One

================================================================================

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

     Deposits. The fair value of noninterest-bearing demand deposits and NOW, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

     Other interest-bearing liabilities. The carrying value of federal funds purchased and retail repurchase agreements is considered to be a reasonable estimate of fair value.

     Commitments. The fair value of commitments to extend credit is considered to approximate carrying value, since the large majority of these commitments would result in loans that have variable rates and/or relatively short terms to maturity. For other commitments, generally of a short-term nature, the carrying value is considered to be a reasonable estimate of fair value. The various commitment items were disclosed in Note 14.

     The estimated fair values of financial instruments are as follows (in thousands):

                                          December 31, 1996           December 31, 1995
                                        ----------------------      ----------------------
                                        Carrying    Estimated       Carrying    Estimated
                                         Value      Fair Value       Value      Fair Value
                                        --------    ----------      --------    ----------
FINANCIAL ASSETS
Cash and cash equivalents...........    $  6,467     $  6,467       $  4,647     $  4,647
Investment securities
     Available for sale.............      51,929       51,929         56,436       56,436
     Other equity securities........         643          643          1,059        1,059
Loans...............................     144,585      144,267        111,709      111,663
FINANCIAL LIABILITIES
Deposits............................     179,380      179,630        154,400      154,668
Federal funds purchased and retail
  repurchase agreements.............       8,650        8,650          3,152        3,152

     The fair value estimates are made at a specific point in time based on relevant market and other information about the financial instruments. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are current economic conditions, risk characteristics of various financial instruments, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

NOTE 18 -- BRANCH ACQUISITION
     During March, 1996, the Bank completed its purchase of a branch located in Eden, North Carolina from NationsBank of North Carolina. The principal amounts acquired included deposits of approximately $14,000,000, loans of approximately $2,500,000 and net cash of approximately $11,500,000. The acquisition was accounted for using the purchase method of accounting.

================================================================================

                                   Thirty-Two