Form 10KSB40, Exhibit 13
period 1997-12-31
FNB FINANCIAL SERVICES CORP
filed 1998-03-18
CIK 742679

                                                                   EXHIBIT 13.01
                       1997 ANNUAL REPORT TO SHAREHOLDERS

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

SELECTED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE, RATIO AND OTHER DATA)

                                                             Year ended December 31,
                                             --------------------------------------------------------
                                               1997        1996        1995        1994        1993
                                             --------    --------    --------    --------    --------
INCOME STATEMENT DATA:
Net interest income........................  $ 10,961    $  8,598    $  7,250    $  6,641    $  6,747
Provision for loan losses..................       760         415         260         105         190
Non-interest income........................     1,354       1,252       1,236         927       1,206
Non-interest expense.......................     7,903(1)    6,004       5,190       5,333       4,788
Net income.................................     2,477       2,410       2,170       1,592(2)    2,129
BALANCE SHEET DATA:
Assets.....................................  $325,151    $209,796    $177,897    $169,231    $153,541
Loans(3)...................................   228,715     144,585     111,708      79,787      82,449
Allowance for loan losses..................     2,331       1,638       1,258       1,052       1,174
Deposits...................................   272,274     179,380     154,400     132,474     134,121
Other borrowings...........................    28,720       8,650       3,152      21,130       2,591
Shareholders' equity.......................    22,518      20,386      18,982      14,920      16,153
PER COMMON SHARE DATA(4):
Net income, basic..........................  $   1.00    $   0.98    $   0.89    $   0.65    $   0.87
Net income, diluted(5).....................      0.93        0.96        0.88        0.65        0.87
Cash dividends declared....................      0.39        0.34        0.30        0.27        0.26
Book value.................................      9.03        8.29        7.78        6.12        6.61
Tangible book value........................      8.74        7.98        7.78        6.12        6.61
OTHER DATA:
Branch offices.............................        10           6           5           5           5
Full-time employees........................       129          95          87          90          91
PERFORMANCE RATIOS:
Return on average assets...................      0.96%       1.23%       1.27%       1.03%       1.42%
Return on average equity...................     11.86       12.52       12.91        9.76       13.91
Net interest margin (taxable equivalent)...      4.57        4.84        4.72        4.84        5.09
Dividend payout............................     39.00       35.17       33.92       41.30       29.55
Efficiency(6)..............................     63.22       58.93       58.16       66.61       56.86
ASSET QUALITY RATIOS:
Allowance for loan losses to period end
  loans....................................      1.02%       1.13%       1.13%       1.32%       1.42%
Allowance for loan losses to period end
  non-performing loans(7)..................       180         299       2,859         670         136
Net charge-offs to average loans...........      0.04        0.03        0.06        0.28        0.21
Non-performing assets to period end loans
  and foreclosed property(7)...............      0.58        0.40        0.21        0.43        1.01
CAPITAL AND LIQUIDITY RATIOS:
Average equity to average assets...........      8.09%       9.85%       9.80%      10.55%      10.18%
Leverage...................................      7.02        9.60       10.80       10.11       10.53
Tier 1 risk-based..........................      8.92       13.49       15.80       18.24       17.78
Total risk-based...........................      9.88       15.10       16.70       19.39       19.03
Average loans to average deposits..........     84.17       76.37       65.64       60.23       64.92
Average loans to average deposits and
  borrowings...............................     79.06       73.81       61.42       58.20       64.15

---------------

(1) Includes approximately $1.4 million of non-interest expense attributable to the opening of four new branches in 1997.
(2) Includes: (i) a non-recurring expense of approximately $200,000 resulting from an acquisition terminated by the Company; (ii) a write-down on mortgages held for sale of approximately $214,000; and (iii) an expense of approximately $129,000 associated with increased equipment expense.
(3) Loans exclusive of unearned income, before allowance for losses.
(4) Gives effect to the 1996 Stock Split and the 1997 Stock Splits.
(5) Assumes the exercise of outstanding options to acquire Common Stock. See
    Note 13 to the Company's Consolidated Financial Statements.
(6) Computed by dividing non-interest expense by the sum of taxable equivalent net interest income and non-interest income.
(7) Non-performing loans and non-performing assets include loans past due 90 days or more that are still accruing interest.

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                      Four

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------
     The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of the Company and should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto. See also "Forward Looking Statements" on page thirty-nine of this Annual Report.

                                OVERVIEW
                                     During 1997, management of the Company
                                placed particular emphasis on the Company's
                                strategic financial objectives of balance sheet
                                growth and improved earnings performance.
                                Efforts which had begun in 1995 to position the
                                Company for strong growth, both internally and
                                through opportunistic expansion into existing,
                                new and contiguous markets, accelerated in 1997
                                with the openings of the Wilmington, Greensboro,
[PASTE-UP NET INCOME GRAPH]     Ruffin and Madison branch offices.

                                     In 1997, the Company aimed to manage
                                balance sheet risk and reduce credit risk while, at the same time, increase market share and geographic reach. The Company's steady improvement in earnings performance occurred even though significant costs were incurred to add experienced personnel and begin fundamental improvements to the Company's systems, policies and procedures. In 1998, management expects to incur additional costs in these areas, but views these costs as investments that will contribute to strengthening the Company's financial performance, as well as support its growth objectives.

                                RESULTS OF OPERATIONS
                                     During 1997, the Company achieved record
                                earnings despite simultaneously incurring
                                substantial expenses associated with entering
                                new markets. Net income was approximately $2.5
                                million, or $1.00 per share, compared to
                                approximately $2.4 million, or $0.98 per share,
                                in 1996. This increase of 2.8% in net income
                                occurred despite (i) a 31.6% increase in
                                non-interest expense from $6.0 million to $7.9
                                million principally associated with the opening
                                of four new locations during 1997, and (ii) an
                                increase in the provision for loan losses from
                                $415,000 to $760,000 related to the growth in
                                the loan portfolio. Of the increase in
                                non-interest expense, approximately $1.4 million
                                was attributable to expenses associated with
                                opening the new branches. Net income in 1996
                                represented an improvement of 11.1% over the
                                prior year. Strong local economic conditions in
                                the Company's markets, robust loan demand and
                                excellent asset quality experience have been
                                among the key factors driving the Company's
[PASTE-UP NET INCOME GRAPH]     performance.

                                     The Company's primary source of income is
                                net interest income, which is the difference between (i) interest income and fees derived from earning assets (primarily loans and investment securities) and (ii) the cost of funds (primarily deposits and other borrowings) supporting them. Net interest income represents the gross profit from the lending and investment activities of a banking organization and is the most significant factor affecting the earnings of the Company. Net interest income is affected by changes in interest rates, volume and the mix of these various components. Net interest income on a fully taxable equivalent basis was $11.1 million which represented a 24.7% increase over the previous year. In 1996, taxable equivalent net interest income increased to approximately $8.9 million from approximately $7.7 million in 1995, an increase of 16.3%. Actual net interest income was 27.5% higher in 1997, following an 18.6% improvement in 1996.

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                      Five

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 2

AVERAGE BALANCE AND NET INTEREST INCOME ANALYSIS
FULLY TAXABLE EQUIVALENT BASIS
(IN THOUSANDS, EXCEPT PERCENTAGES)

                                          1997                              1996                              1995
                             -------------------------------   -------------------------------   -------------------------------
                                          Interest   Average                Interest   Average                Interest   Average
                              Average     Income/    Yield/     Average     Income/    Yield/     Average     Income/    Yield/
                             Balance(3)   Expense     Rate     Balance(3)   Expense     Rate     Balance(3)   Expense     Rate
                             ----------   --------   -------   ----------   --------   -------   ----------   --------   -------
INTEREST EARNING ASSETS:
Loans, net(2)..............   $185,829    $17,616     9.48%     $129,150    $12,092     9.36%     $ 94,692    $ 9,067     9.58%
Taxable investment
  securities...............     47,669      2,800     5.87        42,214      2,480     5.87        50,859      3,222     6.34
Tax-exempt investment
  securities...............      6,135        542     8.83(1)     10,985        995     9.06(1)     13,451      1,284     9.55(1)
Other securities...........        884         63     7.13           756         52     6.88           950         67     7.05
Deposits with FHLB.........        849         47     5.54           485         26     5.36           219         13     5.94
Federal funds sold and
  securities purchased
  under agreements to
  resell...................      2,477        133     5.37         1,027         53     5.16         2,815        163     5.79
                              --------    -------     ----      --------    -------     ----      --------    -------     ----
    Total earning assets...    243,843     21,201     8.69       184,617     15,698     8.50       162,986     13,816     8.48
NON-EARNING ASSETS:
Cash and due from banks....      6,845                             5,201                             4,417
Premises and equipment.....      6,166                             4,042                             3,438
Other assets...............      3,302                             2,953                             1,752
Less: Allowance for loan
  loss.....................     (1,882)                           (1,440)                           (1,104)
                              --------                          --------                          --------
    Total assets...........   $258,274                          $195,373                          $171,489
                              ========                          ========                          ========
INTEREST BEARING LIABILITIES:
Savings and time
  deposits.................    195,311      9,287     4.75       148,400      6,449     4.35       125,523      5,508     4.39
Federal funds purchased,
  borrowed funds and
  securities sold under
  agreements to
  repurchase...............     14,270        769     5.39         5,868        313     5.33         9,920        625     6.29
                              --------    -------     ----      --------    -------     ----      --------    -------     ----
    Total interest bearing
      liabilities..........    209,581     10,056     4.80       154,268      6,762     4.38       135,443      6,133     4.53
                              --------                          --------                          --------
OTHER LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Demand deposits............     25,474                            20,721                            18,733
Other liabilities..........      2,329                             1,131                               503
Shareholders' equity.......     20,890                            19,253                            16,810
                              --------                          --------                          --------
    Total liabilities and
      shareholders'
      equity...............   $258,274                          $195,373                          $171,489
                              ========                          ========                          ========
Net interest income and net
  yield on earning
  assets(3)(4).............               $11,145     4.57%                 $ 8,936     4.84%                 $ 7,683     4.72%
                                          =======     ====                  =======     ====                  =======     ====
Interest rate spread(5)....                           3.89%                             4.12%                             3.95%
                                                      ====                              ====                              ====

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

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                       Six

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

[PASTE-UP NET INCOME GRAPH]          Fueling the growth in net interest income
                                in 1997 was a 43.9% increase in average loans. Average loans outstanding during the year equaled $185.8 million compared to $129.2 million in 1996, an increase of $56.6 million. This followed a 36.4% increase in average loans outstanding in 1996. A more aggressive focus on lending opportunities in the Company's established markets in Rockingham County, together with the recruitment of experienced, locally-based senior lenders in the Company's new markets, such as Wilmington and Greensboro, have generated this loan growth. Also contributing to the increased loan demand has been a relatively stable interest rate environment, as well as favorable economic conditions both nationally and in the Company's lending markets. These factors have resulted in increased economic activity evidenced by the higher levels of new business formation, expansions by existing businesses and significant levels of new residential and commercial real estate development. The average yield on the Company's loan portfolio increased 12 basis points to 9.48% in 1997 compared to
9.36% in 1996. The 1996 average yield fell 22 basis points from 9.58% in 1995. The prime rate which had averaged 8.85% in 1995, remained at 8.25% in 1996. In 1997, it increased 25 basis points to 8.50% in March and remained there for the rest of the year. Approximately 62% of the Company's loan portfolio floats with variable rate indices, such as the prime rate. When interest rates rise, interest income on this segment of the portfolio tends to increase. Conversely, interest income from loans generally declines if interest rates fall and these variable rate loans reprice at lower rates.

     Net interest income as a percentage of average earning assets declined 27 basis points in 1997, averaging 4.57% compared to 4.84% in 1996. In 1995, the net yield on earning assets averaged 4.72%. The decline in 1997 was attributable to a 42 basis point increase in the cost of interest bearing liabilities. The average rate on interest bearing liabilities in 1997 was 4.80% compared to 4.38% in 1996. Although the Company was able to increase average non-interest bearing demand deposits to $25.5 million in 1997 from $20.7 million in 1996, an increase of 22.9%, deposit growth was concentrated in the higher cost interest bearing accounts, primarily certificates of deposit. Average savings and time deposits in 1997 increased to $195.3 million from $148.4 million in 1996, an increase of 31.6%. Apart from the increase in the average yield on loans in 1997, changes in the average yields on the other earning assets had a minimal impact on interest income.

     Table 2 on page six summarizes net interest income and average yields and rates paid for the years indicated on a taxable equivalent basis. Table 3 on page eight presents the changes in interest income and interest expense attributable to volume and rate changes between 1997 and 1996 and 1996 and 1995.

NON-INTEREST INCOME AND EXPENSE
     Non-interest income of $1.35 million in 1997 was $102,000, or 8.1%, more than the prior year. Excluding securities gains for each year, non-interest income increased $371,000, or 39.3%, in 1997 compared to 1996. In 1996, non-interest income was relatively flat compared to 1995, having increased by 1.3%. Deposit service charges were 20.1% higher in 1997 due principally to volume. Securities gains were $38,000 in 1997 compared to $307,000 in 1996. During 1996, the Company restructured its investment portfolio to increase liquidity and fund growth in loan demand. This presented opportunities to take gains on the Available for Sale portion of its securities portfolio. While mortgage lending remains a part of the Company's overall lending program, the Company is not staffed, nor does it currently intend, to be an aggressive, volume driven mortgage loan originator. This segment of the market is extremely competitive and the Company competes with several large companies. The Company offers a variety of mortgage products on a competitive basis in the markets in which it operates and generally sells its fixed rate production in the secondary market.

     Non-interest expenses increased $1.9 million, or 31.6%, in 1997 to $7.9 million compared to $6.0 million in 1996. The Company also experienced a significant increase of 15.7%, or $814,000, in these expenses in 1996 over 1995. The underlying reason for these increases has been the additional investments, particularly in adding experienced personnel, which were needed to position the Company to manage its growth.

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                      Seven

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 3

VOLUME AND RATE VARIANCE ANALYSIS
YEAR ENDED DECEMBER 31, 1997 AND 1996
FULLY TAXABLE EQUIVALENT BASIS
(IN THOUSANDS, EXCEPT PERCENTAGES)

                                                        1997                               1996
                                           -------------------------------    -------------------------------
                                           Volume(2)   Rate(2)     Total      Volume(2)   Rate(2)     Total
                                           Variance    Variance   Variance    Variance    Variance   Variance
                                           ---------   --------   --------    ---------   --------   --------
Interest income:
Loans, net...............................   $5,303      $ 221      $5,524      $3,261      $(236)     $3,025
Taxable investment securities............      320          0         320        (525)      (216)       (741)
Tax exempt investment securities(1)......     (439)       (14)       (453)       (154)       (40)       (194)
Other earning assets.....................       29          3          32           5         (7)         (2)
Federal funds sold and securities
  purchased under agreement to resell....       75          5          80         (98)       (13)       (111)
                                            ------      -----      ------      ------      -----      ------
  Total interest income..................    5,288        215       5,503       2,489       (512)      1,977
                                            ------      -----      ------      ------      -----      ------
Interest expense:
Savings and time deposits................    2,039        799       2,838         996        (56)        940
Federal funds purchased, borrowed funds
  and securities sold under agreements to
  repurchase.............................      448          8         456        (236)       (75)       (311)
                                            ------      -----      ------      ------      -----      ------
  Total interest expense.................    2,487        807       3,294         760       (131)        629
                                            ------      -----      ------      ------      -----      ------
Inc/(dec) in net interest income.........   $2,801      $(592)     $2,209      $1,729      $(381)     $1,348
                                            ======      =====      ======      ======      =====      ======

---------------

(1)The fully tax equivalent basis is computed using a federal tax rate of 34%.
(2)Changes attributable to both volume and rate have been allocated proportionately.

TABLE 4

INVESTMENT SECURITIES
(IN THOUSANDS, EXCEPT PERCENTAGES)

                                       December 31, 1997                December 31, 1996                December 31, 1995
                                 ------------------------------   ------------------------------   ------------------------------
                                                       Weighted                         Weighted                         Weighted
                                 Amortized   Market    Average    Amortized   Market    Average    Amortized   Market    Average
                                   Cost       Value     Yield       Cost       Value     Yield       Cost       Value     Yield
                                 ---------   -------   --------   ---------   -------   --------   ---------   -------   --------
U.S. Treasury..................   $ 3,074    $ 3,092     5.98%     $13,075    $13,076     5.32%     $ 4,220    $ 4,226     5.98%
U.S. government agency.........    68,997     68,973     6.01       31,906     31,760     5.87       38,386     38,217     6.42
State and municipal
  obligations(1)...............     4,953      5,281     9.11        6,693      7,093     9.45       13,064     13,993     9.84
Other..........................     1,392      1,392     7.08          643        643     6.93        1,059      1,059     7.06
                                  -------    -------     ----      -------    -------     ----      -------    -------    -----
    Total investment
      securities(1)............   $78,416    $78,738     6.22      $52,317    $52,572     6.20      $56,729    $57,495     7.19
                                  =======    =======               =======    =======               =======    =======

                                                                        DECEMBER 31, 1997
                                     ----------------------------------------------------------------------------------------
                                                          After One        After Five
                                         Within            Year to          Years to          After
                                        One Year         Five Years        Ten Years        Ten Years                Weighted
                                     ---------------   ---------------   --------------   --------------             Average
                                     Amount    Yield   Amount    Yield   Amount   Yield   Amount   Yield    Total    Yield(1)
                                     ------    -----   -------   -----   ------   -----   ------   -----   -------   --------
U.S. Treasury......................  $    0       --   $ 3,074    5.98%  $    0      --   $    0      --    $ 3,074     5.98%
U.S. government agency.............  $2,001     5.63%   64,979    6.02   $2,017    5.89%       0      --     68,997     6.01
State and municipal
  obligations(1)...................     101    12.50     1,057   11.51    3,065    8.49   $  730    7.85%     4,953     9.11
Other..............................       0       --         0      --        0      --    1,392    7.08      1,392     7.08
                                     ------    -----   -------   -----   ------   -----   ------   -----    -------     ----
    Total investment
      securities(1)................  $2,102     5.96   $69,110    6.10   $5,082    7.46   $2,122    7.34    $78,416     6.22
                                     ======            =======           ======           ======            =======

---------------

(1) Yields stated on a tax equivalent basis.

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                      Eight

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

     Personnel costs rose $1.1 million, or 29.7%, in 1997 as the Company hired experienced, senior commercial lenders and branch personnel to staff the four new locations that were opened in 1997. At December 31, 1997, the Company had approximately 129 full-time and 19 part-time employees compared to 95 and 9, respectively at December 31, 1996. Also contributing to the increase in personnel expense for both 1997 and 1996 were salary increases for existing staff, increased funding for management incentive programs, higher employment taxes and increased costs associated with the Company's benefit programs. In 1997 the non-interest expenses associated with opening new branches equalled approximately $1.4 million, comprised of approximately $863,000 for personnel, $238,000 for occupancy and equipment and $320,000 for other expenses.

                                     Similar increases in occupancy and
                                furniture and fixtures expenses occurred in
                                1997. Occupancy expense rose $184,000, or 53.3%,
                                in 1997 and furniture and fixtures expense rose
                                $163,000, or 35.1%. In 1996, the combined
                                increase for these same items was $89,000 or
                                12.3% more than 1995. Factors causing the 1997
                                increase include additional depreciation expense
                                for premises and equipment, lease expenses,
                                utilities, and general operating expenses
                                associated with the new branches in Greensboro,
                                Madison, Wilmington and Ruffin, as well as
                                normal increases in operating the Company's
                                remaining branches. Occupancy and furniture and
                                fixtures expense in 1996 increased due
                                principally to the addition of a new main office
                                facility in Eden and the acquisition of a branch
[PASTE-UP NET INCOME GRAPH]     in Eden from another financial institution.

                                     All other non-interest expenses of $2.0
                                million in 1997 represented an increase of 30.2% over 1996 and were related to the additional offices opened, with printing, stationery and supplies, postage, marketing and advertising, telephone and travel all sharply higher. The efficiency ratio, which measures non-interest expense as a percentage of net interest income plus non-interest income, was 63.2% for 1997 versus 58.9% the previous year, with the increase largely caused by the high level of non-interest expense in 1997.

                                FINANCIAL CONDITION
                                     The Company's consolidated assets increased
                                55.0% and 17.9% during 1997 and 1996,
                                respectively. Asset growth occurred primarily in
                                loans and is directly related to deposit growth,
                                both at existing offices and through new branch
                                offices. During 1996, the Company completed a
                                branch acquisition in a community near Eden,
                                North Carolina which included approximately
                                $14.0 million in deposits. This acquired growth,
                                the internal growth generated with the Company's
                                existing markets and the anticipated increase in
                                market share for the four new 1997 branches are
                                expected to continue to produce positive results
[PASTE-UP NET INCOME GRAPH]     for the Company.

                                     The Company's commercial loan portfolio has
                                grown significantly over the past two years.
                                Loans secured by real estate equaled $128.3 million, or 56.1% of the loan portfolio at December 31, 1997, compared to $88.0 million, or 60.9%, at December 31, 1996. Table 5 on page ten provides a five year analysis of the loan portfolio by major loan type. Management believes the Company is not dependent on any single customer or group of customers concentrated in a particular industry, the loss of whose deposits or whose insolvency would have a material adverse effect on operations.

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                      Nine

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 5

LOAN PORTFOLIO COMPOSITION
(IN THOUSANDS, EXCEPT PERCENTAGES)

                                                                 Year Ended December 31,
                                ------------------------------------------------------------------------------------------
                                      1997               1996               1995              1994              1993
                                ----------------   ----------------   ----------------   ---------------   ---------------
Real estate:
Commercial....................  $ 51,022    22.3%  $ 30,516    21.1%  $ 27,208    24.4%  $15,037    18.8%  $13,611    16.5%
Residential...................    58,238    25.5     44,109    30.5     36,438    32.6    30,060    37.7    31,026    37.6
Construction and
  development.................    19,083     8.3     13,407     9.3      4,531     4.1       681     0.9     1,927     2.4
                                --------   -----   --------   -----   --------   -----   -------   -----   -------   -----
         Total real estate....   128,343    56.1     88,032    60.9     68,177    61.1    45,778    57.4    46,564    56.5
                                --------   -----   --------   -----   --------   -----   -------   -----   -------   -----
Commercial, financial and
  agricultural................    54,294    23.7     25,175    17.4     18,248    16.3    11,272    14.1    10,916    13.2
                                --------   -----   --------   -----   --------   -----   -------   -----   -------   -----
Consumer:
Direct........................    23,237    10.2     16,766    11.6     15,247    13.6    12,619    15.8    15,130    18.4
Home equity...................    19,740     8.6     13,516     9.3      9,579     8.6     9,708    12.2     9,413    11.4
Revolving.....................     3,101     1.4      1,096     0.8        457     0.4       410     0.5       426     0.5
                                --------   -----   --------   -----   --------   -----   -------   -----   -------   -----
         Total consumer.......    46,078    20.2     31,378    21.7     25,283    22.6    22,737    28.5    24,969    30.3
                                --------   -----   --------   -----   --------   -----   -------   -----   -------   -----
         Total................  $228,715   100.0%  $144,585   100.0%  $111,708   100.0%  $79,787   100.0%  $82,449   100.0%
                                ========   =====   ========   =====   ========   =====   =======   =====   =======   =====

                                                                DECEMBER 31, 1997
                                     -----------------------------------------------------------------------
                                                                                  Rate Structure for Loans
                                                     Maturity                      Maturing Over One Year
                                     -----------------------------------------   ---------------------------
                                       One      Over One     Over                Predetermined   Floating or
                                     Year or    Year to      Five                  Interest      Adjustable
                                      Less     Five Years    Years     Total         Rate           Rate
                                     -------   ----------   -------   --------   -------------   -----------
Commercial, financial and
  agricultural.....................  $26,340    $22,006     $ 5,948   $ 54,294      $ 7,689        $20,265
Real estate -- construction........   15,031      3,889         163     19,083            0          4,052
Real estate -- mortgage............   13,649     44,303      51,308    109,260       52,494         43,117
Consumer...........................   10,584     24,775      10,719     46,078       15,787         19,707
                                     -------    -------     -------   --------      -------        -------
                                     $65,604    $94,973     $68,138   $228,715      $75,970        $87,141
                                     =======    =======     =======   ========      =======        =======

                                                                       December 31,
                                                          --------------------------------------
                                                           1997     1996    1995    1994    1993
                                                          ------    ----    ----    ----    ----
Non-performing assets:
Non-accrual(1)..........................................  $1,263    $547    $ 44    $154    $634
Past due 90 days or more and still accruing interest....      29       0       0       3     231
Other real estate.......................................      31      48     192     191     240
Renegotiated troubled debt..............................       0       0       0       0     243

---------------

(1) If nonperforming loans outstanding at December 31, 1997 had been performing in accordance with their terms, $90,202 more in interest income would have been recorded in 1997. Actual interest income recorded in 1997 was $30,022.

    Refer to Note 1 -- Loans on page 23 for a discussion of discontinuance of accruals on loans.

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

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                       Ten

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

     The Company's entire securities portfolio has been categorized as Available for Sale. While the Company has no plans to liquidate a significant amount of any securities, the securities Available for Sale may be used for liquidity purposes should management deem it to be in the best interests of the Company. Due to declines in interest rates, and in order to maintain liquidity, the majority of the securities purchased have been relatively short-term. United States government agency securities continue to represent the majority of the portfolio. At December 31, 1997, securities increased by $26.1 million, or 49.8%, over the prior year, ending the year at $78.7 million compared to $52.6 million at December 31, 1996. As a percentage of total assets, securities were 24.2% in 1997 compared to 25.1% in 1996. Table 4 on page eight presents the composition of the securities portfolio for the last three years, as well as information about cost, fair value and weighted average yield.

     As interest rates reflected a flattening of the yield curve during 1996, customers shortened the terms of their deposits. This allows depositors to react more quickly to rising interest rates. The marketplace for deposits is extremely competitive from both traditional financial institutions, such as banks, as well as other more non-traditional and less regulated financial intermediaries such as brokerage houses and mutual funds. The Company seeks to attract and retain retail customers through competitive products and quality service. In the commercial area, management is focused on building long-lasting relationships that will foster deposit growth. In addition, the Company offers a broad range of products including a commercial sweep account. This funding source increased to $9.6 million at December 31, 1997, up from $5.7 million at December 31, 1996.

     Growth in retail deposits was marked by significant increases in certificates of deposit, with maturities of one year or less up 73.7% to $139.6 million and maturities of more than one year up 72.1% to $48.4 million. Given its customers' reluctance to lock into current rates for an extended period, the Company has recently joined an electronic network which allows it to post interest rates and attract deposits nationally. The Company's early competitive focus has been in certificates of deposit with a maturity of one year or more, to achieve a greater balance in its overall certificates of deposit portfolio.

     Another funding source the Company employed during 1997 was the Federal Home Loan Bank of Atlanta. The Company has a $40.0 million line of credit and had drawn down $15.0 million at December 31, 1997. Management believes that this is a cost effective and prudent funding source as it is able to structure the borrowings to meet its asset and liability, as well as liquidity, needs.

ASSET QUALITY
     Management considers the Company's asset quality to be of primary importance. The allowance for loan losses, which is utilized to absorb actual losses in the loan portfolio, is maintained at a level sufficient to provide for estimated potential charge-offs of non-collectible loans. The loan portfolio is analyzed periodically in an effort to identify potential problems before they actually occur. The Company's allowance for loan losses is also analyzed quarterly by management. This analysis includes a methodology that segments the loan portfolio by selected loan types and considers the current status of the portfolio, historical charge-off experience, current levels of delinquent, impaired and non-performing loans, as well as economic and inherent risk factors. The provision for loan losses represents a charge against income in an amount necessary to maintain the allowance at an appropriate level. The monthly provision for loan losses may fluctuate based on the results of this analysis. Table 6 on page twelve depicts a summary of the allowance for loan losses and the allocation of the allowance for loan losses at December 31, 1997, 1996, 1995, 1994, and 1993. The allocation is based on management's grading of the loan portfolio with the remaining portion allocated to the general category, although the entire allowance is available to be used for write-offs in any category.

     The 1997 provision of $760,000 compares with $415,000 in 1996 and $260,000 in 1995, which represented an 83.1% increase in 1997 and a two year increase of 192.3%. The Company has continued to increase the dollar level of the allowance due to the growth in loans despite the fact that asset quality indicators such as net charge-offs and non-performing loans remain at very low levels. Net charge-offs were $67,000 in 1997, or 0.04% of average loans outstanding, compared with $35,000 in 1996 and $54,000 in 1995. At December 31, 1997, the allowance for loan losses as a percent of year-end loans was 1.02% compared to 1.13% at year-end for both 1996 and 1995.

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                     Eleven

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 6

SUMMARY OF ALLOWANCE FOR LOAN LOSSES
(IN THOUSANDS, EXCEPT RATIOS)

                                                             Year Ended December 31,
                                                --------------------------------------------------
                                                 1997       1996       1995       1994       1993
                                                ------     ------     ------     ------     ------
Balance, beginning of period..................  $1,638     $1,258     $1,052     $1,174     $1,161
Charge-offs:
     Commercial...............................      16          0          0          0         28
     Real estate -- construction..............       0          0          0          0          0
     Real estate -- mortgage..................      13          0          0         15          0
     Consumer.................................     131         89        128        332        214
                                                ------     ------     ------     ------     ------
                                                   160         89        128        347        242
Recoveries:
     Commercial...............................      10          0          2         52          5
     Real estate -- construction..............       0          0          0          0          0
     Real estate -- mortgage..................       0          0          0          0          0
     Consumer.................................      83         54         72         68         60
                                                ------     ------     ------     ------     ------
                                                    93         54         74        120         65
Net charge-offs...............................      67         35         54        227        177
                                                ------     ------     ------     ------     ------
Provision charged to operations...............     760        415        260        105        190
                                                ------     ------     ------     ------     ------
Balance, end of period........................  $2,331     $1,638     $1,258     $1,052     $1,174
                                                ======     ======     ======     ======     ======
Ratio of net charge-offs to average loans.....    0.04%      0.03%      0.06%      0.28%      0.21%
                                                ======     ======     ======     ======     ======
Ratio of allowance to year-end loans..........    1.02%      1.13%      1.13%      1.32%      1.42%
                                                ======     ======     ======     ======     ======

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
(IN THOUSANDS, EXCEPT PERCENTAGES)

                                1997                 1996                 1995                 1994                 1993
                         ------------------   ------------------   ------------------   ------------------   ------------------
                                 Percent of           Percent of           Percent of           Percent of           Percent of
                                  Loans in             Loans in             Loans in             Loans in             Loans in
                                    Each                 Each                 Each                 Each                 Each
                                  Category             Category             Category             Category             Category
                                  to Total             to Total             to Total             to Total             to Total
                           $       Loans        $       Loans        $       Loans        $       Loans        $       Loans
                         -----   ----------   -----   ----------   -----   ----------   -----   ----------   -----   ----------
Balance at end of
  period applicable to:
  Commercial...........  1,190       24%        826       17%        512       16%        546       14%        611       13%
  Real estate --
    construction.......      8        8          13        9           9        4           0        1           1        2
  Real estate --
    mortgage...........    154       48         151       52         131       57          50       57          51       55
  Consumer.............    298       20         386       22         320       23         224       28         164       30
  General..............    681        0         262        0         286        0         232        0         347        0
                         -----      ---       -----      ---       -----      ---       -----      ---       -----      ---
Total allocation.......  2,331      100%      1,638      100%      1,258      100%      1,052      100%      1,174      100%
                         =====      ===       =====      ===       =====      ===       =====      ===       =====      ===

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                     Twelve

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

     Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, other real estate, and other real estate under contract for sale. Loans are placed on non-accrual when management has concerns relating to the ability to collect the loan principal and interest, and generally when such loans are 90 days or more past due. While non-performing assets represent potential losses to the Company, management does not anticipate any aggregate material losses since most loans are believed to be adequately secured. Management believes the allowance for loan losses is sufficient to absorb known risks in the portfolio. No assurance can be given that economic conditions will not adversely affect borrowers and result in increased losses.

CAPITAL RESOURCES
     Banks and bank holding companies, as regulated institutions, must meet required levels of capital. The OCC and the Federal Reserve, the primary regulators for the Bank and the Company, respectively, have adopted minimum capital regulations or guidelines that categorize components and the level of risk associated with various types of assets. Financial institutions are expected to maintain a level of capital commensurate with the risk profile assigned to its assets in accordance with the guidelines. As shown in table 7 on page fourteen, in 1996, the Company and the Bank both maintained capital levels exceeding the minimum levels for "well capitalized" banks and bank holding companies, and in 1997, for "adequately capitalized" banks and bank holding companies.

INTEREST RATE SENSITIVITY AND LIQUIDITY MANAGEMENT
     A primary objective of interest rate sensitivity management is to ensure the stability and quality of the Company's primary earning component, net interest income. This process involves monitoring the Company's balance sheet in order to determine the potential impact that changes in the interest rate environment would have on net interest income. Rate sensitive assets and liabilities have interest rates which are subject to change within a specific time period, due to either maturity or contractual agreements which allow the instruments to reprice prior to maturity. Interest rate sensitivity management seeks to ensure that both assets and liabilities react to changes in interest rates within a similar time period, thereby minimizing the risk to net interest income.

     The measurement of the Company's interest rate sensitivity, or "gap," is a technique traditionally used in asset/liability management. The interest sensitivity gap is the difference between repricing assets and repricing liabilities for a particular time period. Table 8 on page fourteen indicates a ratio of rate sensitive assets to rate sensitive liabilities within one year at December 31, 1997 of 105%. This ratio indicates that net interest income would decline in a falling interest rate environment, since a greater amount of assets than liabilities would reprice more rapidly over the one year period. Included in rate sensitive liabilities are certain deposit accounts (savings, NOW and MMI) that are subject to immediate withdrawal and repricing, yet have no stated maturity. These balances are presented in the category that management believes best identifies their actual repricing patterns. This analysis assumes 20% of these deposits reprice within one year and the remaining 80% reprice after one year. The schedule also includes $36.5 million of securities which are callable within the one year sensitivity time period. While these securities have contractual maturities beyond one year, management believes these securities will be called on the specified dates based upon the difference in the coupon rate of the securities and the current level of interest rates. The overall risk to net interest income is further mitigated by the Company's increased level of variable rate loans. These are loans with a contractual interest rate tied to an index, such as the prime rate. A portion of these loans may reprice on multiple occasions during a one year period due to changes in the underlying rate index. Approximately 62% of the total loan portfolio have variable rates, and reprice in accordance with the underlying rate index subject to terms of individual note agreements.

     In addition to the traditional gap analysis, the Company also utilizes a computer based interest rate risk simulation model. This comprehensive model includes rate sensitivity gap analysis, rate shock net interest margin analysis, and asset/liability term and rate analysis. The Company uses this model to monitor interest rate risk on a quarterly basis and to detect trends that may affect the overall net interest income for the Company. This simulation incorporates the dynamics of balance sheet and interest rate changes and reflects the related effect on net interest income. As a result, this analysis more accurately projects the risk to net interest income over the upcoming twelve month period. The Company has a policy establishing the maximum allowable risk to net interest income caused by changes in interest rates. The modeling results indicate that the Company is within the established parameters of the interest rate risk policy.

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                    Thirteen

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 7

REGULATORY CAPITAL
(IN THOUSANDS, EXCEPT PERCENTAGES)

                                                               Year Ended December 31,
                                                 ----------------------------------------------------
                                                      1997              1996               1995
                                                 --------------    ---------------    ---------------
Total capital to risk weighted assets
     Consolidated..............................  $23,938   9.88%   $21,868   15.10%   $19,773   16.70%
     Bank......................................   23,248   9.59     21,442   14.80     19,439   25.20
Tier 1 capital to risk weighted assets
     Consolidated..............................   21,607   8.92     19,464   13.40     18,515   15.80
     Bank......................................   20,917   8.63     19,039   13.10     18,180   23.60
Tier 1 capital to average assets
     Consolidated..............................   21,607   7.02     19,464    9.60     18,515   10.80
     Bank......................................   20,917   6.79     19,039    9.40     18,180   10.40

TABLE 8

INTEREST SENSITIVITY ANALYSIS
DECEMBER 31, 1997
(IN THOUSANDS, EXCEPT RATIOS)

                                                                         Total       Total
                                                                       Sensitive   Sensitive
                                     1-90       91-180      181-365     Within       Over
                                      Day         Day         Day         One         One
                                   Sensitive   Sensitive   Sensitive     Year        Year       Total
                                   ---------   ---------   ---------   ---------   ---------   --------
Interest earning assets:
Loans, net of non-accruals.......  $134,281    $  5,389    $ 15,104    $154,774    $ 72,679    $227,452
Taxable investment securities....     5,750       7,000      12,365      25,115      46,957      72,072
Tax exempt investment
  securities.....................         0         100           0         100       4,853       4,953
Other investment securities......     1,392           0           0       1,392           0       1,392
Due from FHLB....................       242           0           0         242           0         242
Federal funds sold...............         0           0           0           0           0           0
                                   --------    --------    --------    --------    --------    --------
  Total interest earning
     assets......................   141,665      12,489      27,469     181,623     124,489     306,111
                                   --------    --------    --------    --------    --------    --------
Interest bearing liabilities:
Savings/NOW/MMI..................    10,555           0           0      10,555      42,218      52,773
Other time deposits..............    57,483      28,661      57,281     143,425      44,612     188,037
Overnight borrowings.............    13,720           0           0      13,720           0      13,720
Other borrowings.................         0           0       5,000       5,000      10,000      15,000
                                   --------    --------    --------    --------    --------    --------
  Total interest bearing
     liabilities.................    81,758      28,661      62,281     172,700      96,830     269,530
                                   --------    --------    --------    --------    --------    --------
Interest sensitivity gap.........  $ 59,907    $(16,172)   $(34,812)   $  8,923
                                   ========    ========    ========    ========
Ratio of interest sensitive
  assets to interest sensitive
  liabilities....................      1.73        0.44        0.44        1.05

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                    Fourteen

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

     Liquidity management refers to the ability to meet day-to-day cash flow requirements based primarily on activity in loan and deposit accounts of the Company's customers. Deposit withdrawals, loan funding, and general corporate activity create a need for liquidity for the Company. Liquidity is derived from sources such as deposit growth, maturity/calls/sales of investment securities, principal and interest payment on loans, access to borrowed funds or lines of credit, and profits.

     The Company's primary source of funds has been derived from increased deposit and sweep account balances. Liquidity is further enhanced by a $40.0 million line of credit with the FHLB collateralized by FHLB stock and qualifying one to four family residential mortgage loans. There are unsecured overnight borrowing lines available through several financial institutions. The Company also has the ability to access the certificate of deposit market on a national basis. Access to this market will complement local market activity and focus on longer term deposits. The Company is able to survey and monitor interest rates in both the local and national deposit markets, which assists in developing rational pricing for all deposit products. Internal liquidity analysis indicates the Company is well positioned to fund earning assets in the twelve month period analyzed.

     Interest rate risk management and liquidity management are both a part of the Company's overall asset/ liability management process. The primary oversight of asset/liability management rests with the Company's Asset and Liability Committee, which is comprised of senior management and members of the Bank's Board of Directors. The committee meets on a regular basis to review the asset/liability management activities of the Company and monitor compliance with established policies. A member of the Board of Directors chairs the committee and reports on its activities to the full Board.

OTHER MATTERS
     On November 13, 1997, the Company and the Office of the Comptroller of the Currency ("OCC") entered into a Memorandum of Understanding (the "MOU") under which the Company agreed to take certain actions to improve its infrastructure, primarily necessitated by its rapid growth. In February 1998, the OCC informed the Company that no further action was being requested and the Company believes that it is in compliance with the MOU. See Note 17 to the Company's Consolidated Financial Statements on page thirty-five of this report.

     A critical issue affecting companies that rely extensively on electronic data processing systems, such as the Company, is the Year 2000 issue. This issue deals with the Company's ability to process year-date data accurately beyond the year 1999. The Year 2000 issue has been a well publicized, but nevertheless continually evolving issue. The Company is dependent upon electronic data processing for nearly all of its major activities. During 1997, the Company formed an internal task force chaired by the Senior Vice President, Operations to address the Year 2000 issue, conduct a comprehensive review of the Company's systems and ensure that the Company takes any necessary measures. The Company does not currently expect that the cost of its Year 2000 compliance program will be material to its business, financial condition or results of operations and expects that it will satisfy such compliance program without material disruption to its operations.

NEW ACCOUNTING PRONOUNCEMENTS
     In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share. This new accounting standard applies to entities with publicly held common stock or potential common stock, such as the Company. SFAS No. 128 simplifies the standards for computing earnings per share previously found in other accounting standards, requires dual presentation of basic and diluted earnings per share on the face of the income statement for entities with complex capital structures such as the Company, and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. The Company adopted this new accounting standard at December 31, 1997 and restated all prior period earnings per share data presented.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The comprehensive income and related cumulative equity impact of comprehensive income items will be required to be disclosed prominently as part of the notes to the

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                     Fifteen

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

financial statements. Only the impact of unrealized gains or losses on securities available for sale is expected to be disclosed as an additional component of the Company's income under the requirements of SFAS No. 130. This statement is effective for fiscal years beginning after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which changes the way public companies report information about segments of their business on their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity wide disclosures about the products and services an entity provides, the foreign countries in which it holds assets and reports revenues, and its major customers. This statement is effective for fiscal years beginning after December 15, 1997.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises employers' disclosures about pension and other post-retirement benefit plans. The statement does not change the measurement or recognition of those plans, but requires additional information on changes in benefits obligations and fair values of plan assets, and eliminates certain disclosures previously required by SFAS Nos. 87, 88 and 106. This statement is effective for fiscal years beginning after December 15, 1997.

EFFECTS OF INFLATION
     Inflation affects financial institutions in ways that are different from most commercial and industrial companies, which have significant investments in fixed assets and inventories. The effect of inflation on interest rates can materially impact bank operations, which rely on net interest margins as a major source of earnings. Non-interest expenses, such as salaries and wages, occupancy and equipment cost are also negatively impacted by inflation.

RECENT EVENT
     On March 3, 1998 the Company filed a Registration Statement on Form S-2 to register with the Securities and Exchange Commission up to 747,500 shares of the Company's Common Stock (including up to 97,500 shares subject to an underwriters' over-allotment option) for the offer and sale by the Company of such shares in a public offering. The offering, which is subject to market conditions and other considerations, is expected to be completed in the second quarter of 1998. If consummated, the proceeds from the offering to the Company would equal approximately $15.9 million ($18.3 million if the underwriters' over-allotment option is exercised in full), less underwriting discounts and offering expenses.

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                     Sixteen

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 9

STOCK PRICES AND DIVIDENDS DECLARED(1)

     On May 4, 1995, the stock of the Company was listed on the National Market System of The Nasdaq Stock Market under the symbol FNBF. Prior to that time, the stock of the Company was not listed or traded on any exchange or established over-the-counter market; however, J.C. Bradford & Co., Inc. of Reidsville, North Carolina provided an informal match market for persons desiring to buy or sell stock of the Company. The following table sets forth the range of high and low dollar price for shares of the Company's stock traded on Nasdaq during the last two calendar years (but does not reflect any retail mark-up, mark-down or commissions related to such trades).

                                                     1997                 1996
                                                  Price Range          Price Range
                                                ---------------      ---------------
               Calendar Quarter                    High/Low             High/Low
               ----------------                 ---------------      ---------------
First.........................................  $15.19 / $11.81      $11.93 / $ 9.00
Second........................................  $24.75 / $13.50      $12.94 / $11.25
Third.........................................  $29.00 / $21.75      $13.22 / $11.53
Fourth........................................  $28.25 / $24.75      $13.22 / $11.53

     There were approximately 772 record holders of the Company stock at December 31, 1997. The following table shows the frequency and amount of cash dividends (on a per share basis) declared on stock of the Company for the two most recent calendar years.

                                                                Year Ended
                                                               December 31,
                                                              --------------
                      CALENDAR QUARTER                        1997      1996
                      ----------------                        ----      ----
First.......................................................  $.09      $.08
Second......................................................   .10       .08
Third.......................................................   .10       .09
Fourth......................................................   .10       .09
                                                              ----      ----
     Total Annual Dividends.................................  $.39      $.34
                                                              ====      ====

---------------

(1)The stock prices and dividends declared have been adjusted for the 1996 Stock Split and the 1997 Stock Splits.

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                    Seventeen

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

INDEPENDENT AUDITORS' REPORT
-----------------------------------------------

The Board of Directors
FNB Financial Services Corporation
  and Subsidiary
Reidsville, North Carolina

     We have audited the accompanying consolidated balance sheets of FNB Financial Services Corporation and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FNB Financial Services Corporation and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                           /s/ Cherry, Bekaert & Holland, L.L.P.
Reidsville, North Carolina
February 10, 1998

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                    Eighteen

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
----------------------------------------------

DECEMBER 31, 1997 AND 1996
(IN THOUSANDS)

                                                                  1997          1996
                                                                --------      --------
ASSETS
Cash and due from banks.....................................    $  9,612      $  6,467
Investment securities:
  Available for sale (cost of $77,024 in 1997 and $51,674 in
     1996)..................................................      77,346        51,929
  Other (market value of $1,392 in 1997 and $643 in 1996)...       1,392           643
Loans, net of allowance for credit losses of $2,331 in 1997
  and $1,638 in 1996........................................     226,384       142,947
Property and equipment, net.................................       6,490         4,686
Accrued income and other assets.............................       3,927         3,124
                                                                --------      --------
          Total assets......................................    $325,151      $209,796
                                                                ========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
  Noninterest-bearing.......................................    $ 31,464      $ 21,914
  Interest-bearing..........................................     240,810       157,466
                                                                --------      --------
          Total deposits....................................     272,274       179,380
Federal funds purchased and securities sold under agreements
  to repurchase.............................................      13,720         8,650
Other borrowings............................................      15,000            --
Accrued expenses and other liabilities......................       1,639         1,380
                                                                --------      --------
          Total liabilities.................................     302,633       189,410
                                                                --------      --------
Commitments and contingent liabilities
Shareholders' equity
Common stock, $1.00 par value;
  Authorized -- 3,000,000 shares; Outstanding --
    2,493,680 in 1997 and 1,383,105 in 1996.................       2,494         1,383
Paid-in capital.............................................       3,287         2,728
Retained earnings...........................................      16,541        16,119
                                                                --------      --------
                                                                  22,322        20,230
  Net unrealized appreciation on securities available for
     sale...................................................         196           156
                                                                --------      --------
          Total shareholders' equity........................      22,518        20,386
                                                                --------      --------
          Total liabilities and shareholders' equity........    $325,151      $209,796
                                                                ========      ========

See notes to consolidated financial statements.

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                    Nineteen

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
---------------------------------------------------------

YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                 1997       1996       1995
                                                                -------    -------    -------
Interest income
  Loans.....................................................    $17,616    $12,092    $ 9,067
  Federal funds sold........................................        133         53        163
  Investment securities:
     Taxable................................................      2,800      2,480      3,222
     Tax exempt.............................................        358        657        851
  Other.....................................................        110         78         80
                                                                -------    -------    -------
          Total interest income.............................     21,017     15,360     13,383
                                                                -------    -------    -------
Interest expense
  Deposits..................................................      9,287      6,449      5,508
  Federal funds purchased and other borrowings..............        769        313        625
                                                                -------    -------    -------
          Total interest expense............................     10,056      6,762      6,133
                                                                -------    -------    -------
Net interest income.........................................     10,961      8,598      7,250
Provision for credit losses.................................        760        415        260
                                                                -------    -------    -------
Net interest income after provision for credit losses.......     10,201      8,183      6,990
                                                                -------    -------    -------
Other income
  Service charges on deposit accounts.......................        896        746        694
  Other service charges and fees............................        381        183        243
  Net gain on sales of loans................................         39         16        211
  Net gain on securities available for sale.................         38        307         88
                                                                -------    -------    -------
          Total other operating income......................      1,354      1,252      1,236
                                                                -------    -------    -------
Other expenses
  Salaries and employee benefits............................      4,709      3,630      3,082
  Occupancy expense.........................................        529        345        297
  Furniture and equipment expense...........................        628        465        424
  Insurance expense, including FDIC assessment..............         62         35        187
  Marketing expense.........................................        154         97        110
  Printing and supply expenses..............................        251        205        160
  Other expenses............................................      1,570      1,227        930
                                                                -------    -------    -------
          Total other expenses..............................      7,903      6,004      5,190
                                                                -------    -------    -------
Income before income taxes..................................      3,652      3,431      3,036
Income tax expense..........................................      1,175      1,021        866
                                                                -------    -------    -------
Net income..................................................    $ 2,477    $ 2,410    $ 2,170
                                                                =======    =======    =======
Net income per share of common stock........................    $  1.00    $  0.98    $  0.89
                                                                =======    =======    =======
Net income per share of common stock -- assuming dilution...    $  0.93    $  0.96    $  0.88
                                                                =======    =======    =======

See notes to consolidated financial statements.

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                     Twenty

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
(IN THOUSANDS)

                                                                 1997       1996       1995
                                                                -------    -------    -------
Common stock
  Balance at beginning of year..............................    $ 1,383    $ 1,098    $ 1,097
  Stock split effected in the form of a stock dividend......      1,082        275         --
  Exercise of stock options.................................         11          7         --
  Dividend reinvestment plan................................          6          3         --
  Employee 401(k) plan......................................         12         --         --
  Employee stock awards.....................................         --         --          1
                                                                -------    -------    -------
  Balance at end of year....................................      2,494      1,383      1,098
                                                                -------    -------    -------
Paid-in capital
  Balance at beginning of year..............................      2,728      2,580      2,562
  Dividend reinvestment plan................................        156         60         --
  Exercise of stock options.................................         92         84         --
  Employee 401(k) plan......................................        308         --         --
  Employee stock awards.....................................          3          4         18
                                                                -------    -------    -------
  Balance at end of year....................................      3,287      2,728      2,580
                                                                -------    -------    -------
Retained earnings
  Balance at beginning of year..............................     16,119     14,837     13,403
  Net income................................................      2,477      2,410      2,170
  Cash paid for fractional shares...........................        (14)        (5)        --
  Cash dividends paid ($.39 per share in 1997, $.34 in 1996,
     and $.30 in 1995)......................................       (959)      (848)      (736)
  Stock split effected in the form of a stock dividend......     (1,082)      (275)        --
                                                                -------    -------    -------
  Balance at end of year....................................     16,541     16,119     14,837
                                                                -------    -------    -------
Net unrealized appreciation (depreciation) on available for
  sale securities, net of tax effect
  Balance at beginning of year..............................        156        467     (2,142)
  Net change................................................         40       (311)     2,609
                                                                -------    -------    -------
  Balance at end of year....................................        196        156        467
                                                                -------    -------    -------
          Total shareholders' equity........................    $22,518    $20,386    $18,982
                                                                =======    =======    =======

See notes to consolidated financial statements.

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                   Twenty-One

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
---------------------------------------------------------------

YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
(IN THOUSANDS)

                                                                1997          1996         1995
                                                              ---------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received.........................................  $  19,247     $ 14,685     $ 13,335
  Fees and commission received..............................      1,951        1,627        1,209
  Interest paid.............................................     (9,499)      (6,660)      (6,162)
  Noninterest expense paid..................................     (6,749)      (5,264)      (4,365)
  Income taxes paid.........................................     (1,538)      (1,493)        (983)
  Proceeds from mortgage loans..............................      3,963        3,122        2,685
                                                              ---------     --------     --------
         Net cash provided by operating activities..........      7,375        6,017        5,719
                                                              ---------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of securities available for sale......     55,427       43,707       44,183
  Proceeds from maturities of securities available for
    sale....................................................     17,617        7,887       14,474
  Purchases of securities...................................    (99,330)     (47,933)     (34,858)
  Capital expenditures......................................     (2,291)      (1,532)        (303)
  Sales of assets...........................................        269           --           --
  (Increase) decrease in other real estate owned............          3          158           (1)
  Net (increase) decrease in loans..........................    (88,505)     (36,268)     (34,132)
                                                              ---------     --------     --------
         Net cash used in investing activities..............   (116,810)     (33,981)     (10,637)
                                                              ---------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand, savings and interest checking
    accounts................................................     12,381        4,217        3,013
  Net increase in time deposits.............................     80,514       20,764       18,914
  Net increase in borrowed funds............................     15,000           --           --
  Net increase in federal funds purchased...................      5,070        5,498        2,022
  Repayments of proceeds from long-term debt................         --           --      (20,000)
  Purchase of fractional shares.............................        (14)          (5)          --
  Proceeds from issuance of common stock....................        588          158           --
  Dividends paid............................................       (959)        (848)        (736)
                                                              ---------     --------     --------
         Net cash provided by financing activities..........    112,580       29,784        3,213
                                                              ---------     --------     --------
Net increase (decrease) in cash and cash equivalents........      3,145        1,820       (1,705)
Cash and cash equivalents, beginning of year................      6,467        4,647        6,352
                                                              ---------     --------     --------
Cash and cash equivalents, end of year......................  $   9,612     $  6,467     $  4,647
                                                              =========     ========     ========
Supplemental disclosure of non-cash transactions
  Non-cash transfers from loans to other real estate........  $     107     $     24     $    135
                                                              =========     ========     ========
  Change in unrealized appreciation (depreciation) of
    securities available for sale (net of tax effect of $25,
    ($199) and $1,669)......................................  $      40     $   (311)    $  2,609
                                                              =========     ========     ========
  Employee stock awards.....................................  $       3     $      4     $     19
                                                              =========     ========     ========
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
  Net income................................................  $   2,477     $  2,410     $  2,170
    Adjustments to reconcile net income to net cash provided
      by operating activities
      Provision for credit losses...........................        760          415          260
      Depreciation..........................................        474          376          346
      Accretion and amortization............................        282          288          324
      Gain on sale of securities available for sale.........        (38)        (307)         (88)
      (Gain) loss on sale of mortgage loans.................        (39)         (16)        (211)
      Provision for loss on other real estate...............         --           --           64
      Proceeds from mortgage loans..........................      3,963        3,122        2,685
      (Gain) loss on other assets...........................         39           84           --
      Deferred tax (benefit) provision......................       (338)        (384)        (122)
      (Increase) decrease in accrued income and other
         assets.............................................       (803)        (631)        (257)
      Increase (decrease) in accrued expenses and other
         liabilities........................................        598          660          548
                                                              ---------     --------     --------
         Net cash provided by operating activities..........  $   7,375     $  6,017     $  5,719
                                                              =========     ========     ========

See notes to consolidated financial statements.

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                   Twenty-Two

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------

DECEMBER 31, 1997, 1996 AND 1995
NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The accompanying consolidated financial statements include the accounts of FNB Financial Services Corporation (the Company) and its wholly-owned subsidiary, First National Bank Southeast (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

  Nature of operations

     The Bank provides a variety of financial services to individual and corporate customers through its ten full-service branches in Reidsville, Madison, Eden, Ruffin, Greensboro, and Wilmington, North Carolina. A majority of the Bank's customers are located in Rockingham, Guilford, and New Hanover Counties. The Bank's primary deposit products are interest-bearing checking accounts, certificates of deposit and individual retirement accounts. Its primary lending products are commercial, real estate, and consumer loans.

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

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses on loans. A majority of the Bank's loan portfolio consists of loans in the Rockingham, Guilford, and New Hanover County areas. The local economies of these areas depend heavily on the industrial, agricultural, and service sectors. Accordingly, the ultimate collectibility of a large portion of the Bank's loan portfolio would be affected by changes in local economic conditions.

  Cash and cash equivalents

     For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption cash and due from banks.

  Investment Securities

     The Company classifies its investment securities at time of purchase into three categories as follows:

        -- held-to-maturity -- reported at amortized cost,

        -- trading securities -- reported at fair value with unrealized gains and losses included in earnings, or

        -- securities available-for-sale -- reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity (net of tax effect).

     Other securities, which are carried at cost, include stock in the Federal Reserve Bank and the Federal Home Loan Bank of Atlanta ("FHLB").

     Gains and losses on sales of securities are recognized when realized on a specific identification basis. Premiums and discounts are amortized into interest income using the level yield method.

  Loans

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

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                  Twenty-Three

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

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

  Net income per share

     At December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings per Share". SFAS No. 128 requires disclosure of two earnings per share amounts: Net income per share of common stock and net income per share of common stock -- assuming dilution. Net income per share of common stock is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during each year. Net income per share of common stock -- assuming dilution is computed by dividing net income plus any adjustments to net income related to issuance of dilutive potential common shares by the weighted average number of shares of common stock outstanding during each year plus the number of dilutive potential common shares. All earnings per share amounts have been restated in order to comply with the new accounting standard.

  Loan origination fees and costs

     Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                   Twenty-Four

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

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

  Off balance sheet financial instruments

     In the ordinary course of business the Bank enters into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

  Reclassification

     Certain items for 1995 and 1996 have been reclassified to conform with the 1997 presentation. Such reclassifications had no effect on net income or shareholders' equity as previously reported.

NOTE 2 -- RESTRICTION ON CASH AND DUE FROM BANKS

     The Bank maintains average reserve balances with the Federal Reserve Bank. The average amounts of these reserve balances for the years ended December 31, 1997 and 1996 were $362,000 and $625,000, respectively.

NOTE 3 -- INVESTMENT SECURITIES

     Investment securities consists of the following:

                                                        Gross         Gross       Estimated
                                         Amortized    Unrealized    Unrealized     Market
                                           Cost         Gains         Losses        Value
                                         ---------    ----------    ----------    ---------
                                                           (In thousands)
DECEMBER 31, 1997
Available for sale:
  U.S. treasury notes..................   $ 3,074        $ 18          $ --        $ 3,092
  U.S. government agency securities....    68,997          75            99         68,973
  State and municipal obligations......     4,953         328            --          5,281
                                          -------        ----          ----        -------
                                           77,024         421            99         77,346
                                          -------        ----          ----        -------
Other securities.......................     1,392          --            --          1,392
                                          -------        ----          ----        -------
          Total investment
            securities.................   $78,416        $421          $ 99        $78,738
                                          =======        ====          ====        =======
DECEMBER 31, 1996
Available for sale:
  U.S. treasury notes..................   $13,075        $  4          $  3        $13,076
  U.S. government agency securities....    24,126          --            21         24,105
  Mortgage-backed securities...........     7,780          14           139          7,655
  State and municipal obligations......     6,693         400            --          7,093
                                          -------        ----          ----        -------
                                           51,674         418           163         51,929
                                          -------        ----          ----        -------
Other securities.......................       643          --            --            643
                                          -------        ----          ----        -------
          Total investment
            securities.................   $52,317        $418          $163        $52,572
                                          =======        ====          ====        =======

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                   Twenty-Five

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

     The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturities, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Securities available for sale
                                                              -----------------------------
                                                              Amortized         Estimated
                                                                 Cost         Market Value
                                                              ----------      -------------
                                                                     (In thousands)
Due in one year or less.....................................   $ 2,102           $ 2,103
Due after one through five years............................    69,110            69,198
Due after five through ten years............................     5,082             5,280
Due after ten years.........................................       730               765
                                                               -------           -------
                                                               $77,024           $77,346
                                                               =======           =======

     Proceeds from the sale of investment securities available for sale, gross realized gains, gross realized losses, and the related income taxes on net realized gains were as follows:

                                                               Years ending December 31,
                                                             -----------------------------
                                                              1997       1996       1995
                                                             -------    -------    -------
                                                                    (In thousands)
Proceeds from sales........................................  $55,427    $43,707    $44,183
Gross realized gains.......................................      226        376        163
Gross realized losses......................................      188         69         75
Applicable income tax on net realized gains................       15        120         34

     At December 31, 1997 and 1996, investment securities with a carrying value of approximately $24,195,000 and $14,442,000 respectively, were pledged as collateral to secure public deposits and for other purposes.

NOTE 4 -- LOANS

     Major classifications of loans are as follows:

                                                                  December 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
                                                                 (In thousands)
Commercial, financial and agricultural......................  $ 54,294    $ 25,175
Consumer....................................................    46,078      31,378
Real estate:
  Residential mortgage......................................    58,238      44,109
  Commercial mortgage.......................................    51,022      30,516
  Construction..............................................    19,083      13,407
                                                              --------    --------
          Total.............................................  $228,715    $144,585
                                                              ========    ========

     At December 31, 1997 and 1996, the recorded investment in loans that were considered impaired was approximately $1,250,000 and $0, respectively. The related allowance for loan losses on these impaired loans was approximately $188,000 and $0, respectively. The average recorded investment in impaired loans for the years ended December 31, 1997 and 1996 was approximately $625,000 and $0, respectively. Loans on nonaccrual status, not considered impaired, amounted to approximately $12,000 at December 31, 1997 and $547,000 at December 31, 1996.

     Mortgage loans serviced for the Federal Home Loan Mortgage Corporation are not included in the accompanying consolidated balance sheets. The unpaid principal balances of those loans at December 31, 1997, 1996 and 1995 were $18,816,000, $14,852,000 and $14,491,000, respectively.

     Certain 1-4 family residential mortgage loans are held as collateral under a blanket floating lien to secure a portion of the Bank's borrowings (see Note
8).

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                   Twenty-Six

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

NOTE 5 -- ALLOWANCE FOR CREDIT LOSSES

     Changes in the allowance for credit losses for the three years ended December 31 were as follows:

                                                               1997      1996      1995
                                                              ------    ------    ------
                                                                    (In thousands)
Balance at beginning of year................................  $1,638    $1,258    $1,052
Provision for credit losses.................................     760       415       260
Recoveries..................................................      93        54        74
Losses charged off..........................................    (160)      (89)     (128)
                                                              ------    ------    ------
Balance at end of year......................................  $2,331    $1,638    $1,258
                                                              ======    ======    ======

NOTE 6 -- PROPERTY AND EQUIPMENT

     Properties and equipment are summarized as follows:

                                                               1997        1996
                                                              ------      ------
                                                                (In thousands)
Land........................................................  $1,202      $  870
Building and leasehold improvements.........................   4,724       3,690
Equipment...................................................   4,405       3,544
Construction in progress....................................      28          39
                                                              ------      ------
                                                              10,359       8,143
Less accumulated depreciation and amortization..............   3,869       3,457
                                                              ------      ------
                                                              $6,490      $4,686
                                                              ======      ======

NOTE 7 -- DEPOSITS

     The aggregate amount of jumbo CDs, each with a minimum denomination of $100,000, was approximately $59,700,000 and $21,200,000 in 1997 and 1996, respectively.

     At December 31, 1997 the scheduled maturities of CDs and IRAs are as follows:

                                                           (In thousands)
                                                           --------------
1998.....................................................     $139,632
1999.....................................................       31,705
2000.....................................................       11,954
2001.....................................................        3,613
2002.....................................................          483
Thereafter...............................................          650
                                                              --------
                                                              $188,037
                                                              ========

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                  Twenty-Seven

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

NOTE 8 -- FEDERAL FUNDS PURCHASED, SECURITIES SOLD UNDER REPURCHASE AGREEMENTS, AND OTHER BORROWINGS

     The following is a schedule of federal funds purchased, securities sold under repurchase agreements, and FHLB borrowings:

                                                        Interest                            Maximum
                                           Balance        Rate                 Average    Outstanding
                                            as of         as of      Average   Interest     at Any
                                         December 31   December 31   Balance     Rate      Month-end
                                         -----------   -----------   -------   --------   -----------
                                                    (in thousands, except for percentages)
1997
Federal funds purchased and securities
  sold under agreements to
  repurchase...........................    $13,720        5.31%      $9,749      5.18%      $15,455
FHLB borrowings........................     15,000        5.74        4,521      5.83        15,000
                                           -------                   -------                -------
     Total.............................    $28,720                   $14,270                $30,455
                                           =======                   =======                =======
1996
Federal funds purchased and securities
  sold under agreements to
  repurchase...........................    $ 8,650        5.73       $5,415      5.79       $ 8,650
FHLB borrowings........................         --          --          452      5.61         5,000
                                           -------                   -------                -------
  Total................................    $ 8,650                   $5,867                 $13,650
                                           =======                   =======                =======

     At December 31, 1997, the Bank had a $40 million line of credit with the FHLB under which $15 million was outstanding. This line of credit is secured with FHLB stock and a blanket floating lien on qualifying 1-4 family residential mortgage loans. The outstanding amounts consist of $5 million maturing in 1998 and $10 million maturing in 2002. The borrowing maturing in 2002 has a one-time call feature in 1999 whereby if called, the interest rate converts to a floating rate based on the three month LIBOR.

     Federal funds purchased represent unsecured overnight borrowings from other financial institutions by the Bank. Securities sold under agreement to repurchase represent short-term borrowings by the Bank with overnight maturities collateralized by securities of the United States government or its agencies.

NOTE 9 -- INCOME TAXES

     The components of income tax expense are as follows:

                                                             1997        1996       1995
                                                            ------      ------      -----
                                                                   (In thousands)
Current tax expense
  Federal.................................................  $1,448      $1,212      $ 787
  State...................................................     149         193        201
                                                            ------      ------      -----
          Total current...................................   1,597       1,405        988
                                                            ------      ------      -----
Deferred tax expense (benefit)
  Federal.................................................    (341)       (308)       (98)
  State...................................................     (81)        (76)       (24)
                                                            ------      ------      -----
          Total deferred..................................    (422)       (384)      (122)
                                                            ------      ------      -----
          Total income tax expense........................  $1,175      $1,021      $ 866
                                                            ======      ======      =====

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                  Twenty-Eight

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

     The sources of deferred tax assets and liabilities and the tax effect of each are as follows:

                                                               1997       1996
                                                              ------      ----
                                                               (In thousands)
Deferred tax assets:
  Allowance for credit losses...............................  $  754      $484
  Non-qualified deferred compensation plans.................     391       255
                                                              ------      ----
          Total.............................................   1,145       739
                                                              ------      ----
Deferred tax liabilities:
  Depreciable basis of property and equipment...............     271       248
  Net unrealized gain on securities available for sale......     125        99
  Other.....................................................       8        28
                                                              ------      ----
          Total.............................................     404       375
                                                              ------      ----
Net deferred tax assets (liabilities).......................  $  741      $364
                                                              ======      ====

     There is no valuation allowance for deferred tax assets as management believes that realization of the deferred tax assets is more likely than not based upon the Bank's history of taxable income and estimates of future taxable income.

     The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34% as indicated in the following analysis:

                                                            1997        1996        1995
                                                           ------      ------      ------
                                                                   (In thousands)
Tax based on statutory rates.............................  $1,242      $1,166      $1,032
Increase (decrease) resulting from:
  Effect of tax-exempt income............................    (104)       (199)       (255)
  State income taxes, net of federal benefit.............     111         122         120
  Other, net.............................................     (74)        (68)        (31)
                                                           ------      ------      ------
                                                           $1,175      $1,021      $  866
                                                           ======      ======      ======

NOTE 10 -- LEASE COMMITMENTS

     The minimum annual lease commitments under noncancelable operating leases in effect at December 31, 1997 are as follows:

Year Ending December 31,                                          Amount
------------------------                                      --------------
                                                              (In thousands)
1998........................................................       $143
1999........................................................        138
2000........................................................        138
2001........................................................        133
2002........................................................         46
Thereafter..................................................        205
                                                                   ----
                                                                   $803
                                                                   ====

     Rental expense was $131,000 in 1997, $71,000 in 1996, and $38,000 in 1995.

NOTE 11 -- RELATED PARTY TRANSACTIONS

     The Bank had loans outstanding to principal officers and directors and their affiliated companies of approximately $3,424,000 and $3,382,000 at December 31, 1997 and 1996, respectively. During 1997, additions to such loans were $1,378,000 and repayments were $1,336,000. Such loans were made substantially on the same terms, including interest rates and collateral, as those prevailing at the time for

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                   Twenty-Nine

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

comparable transactions with other borrowers and do not involve more than the normal risks of collectibility.

NOTE 12 -- SHAREHOLDERS' EQUITY

  Stock Splits

     In March, 1996, the Company paid a five-for-four split of the common stock in the form of a 25% stock dividend. As a result, $275,000 ($1 for each share issued pursuant to the stock split) was transferred from retained earnings to the common stock account. Cash was paid in lieu of fractional shares.

     In April and September, 1997, the Company paid a four-for-three split of the common stock in the form of a 33 1/3% stock dividend. As a result, $462,000 and $620,000 ($1 for each share issued pursuant to the split) was transferred from retained earnings to the common stock account for the April split and the September split, respectively. Cash was paid in lieu of fractional shares for both splits.

     All per share data in the financial statements has been adjusted to reflect these three splits.

  Stock grants

     During 1997, 1996, and 1995, stock grants to employees amounted to 75, 85, and 1,130 common shares, respectively.

  Stock option plans

     In 1996, the Company adopted Statement of Financial Accounting Standard
(SFAS) No. 123, "Accounting for Stock-Based Compensation." Under SFAS No. 123, the Company has elected to continue using the measurement prescribed in Accounting Principles Board (APB) Opinion No. 25, and accordingly, SFAS No. 123 has no effect on the Company's financial position or results of operations.

     The Company has issued stock under both incentive and non-qualified stock options. The Company granted stock options under previously approved plans in 1997, 1996, 1995, 1992, and 1989 which authorize the granting of options with respect to shares of the Company's common stock.

     The following is a summary of stock option activity and related information for the years ended December 31:

                                 1997                       1996                        1995
                       ------------------------   -------------------------   -------------------------
                                 Weighted Avg.               Weighted Avg.               Weighted Avg.
                       Options   Exercise Price   Options    Exercise Price   Options    Exercise Price
                       -------   --------------   --------   --------------   --------   --------------
Outstanding --
  Beginning of
  year...............  384,864       $10.66        164,101       $ 6.99        111,177       $ 6.83
  Granted............   90,330        23.11        233,942        12.80         52,924         7.20
  Exercised..........  (13,001)        7.99        (13,179)       12.24             --           --
  Forfeited..........   (9,275)       12.03             --           --             --           --
                       -------                    --------                    --------
Outstanding -- End of
  year...............  452,918       $13.25        384,864       $10.66        164,101       $ 6.99
                       =======                    ========                    ========
Exercisable -- End of
  year...............  155,378       $ 9.21         72,718       $ 6.90         48,544       $ 6.86
Weighted average fair
  value of options
  granted during the
  year...............  $  6.73                    $   6.66                    $   3.65

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                     Thirty

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

     The following is a summary of information concerning outstanding and exercisable options at December 31, 1997:

                          Options Outstanding                                  Options Exercisable
------------------------------------------------------------------------   ----------------------------
                                  Weighted Average                                          Weighted
   Range of         Number      Remaining Contractual   Weighted Average     Number         Average
Exercise Prices   Outstanding       Life (Years)         Exercise Price    Exercisable   Exercise Price
---------------   -----------   ---------------------   ----------------   -----------   --------------
 $6.75-12.52        205,884             7.19                 $ 9.06          116,202         $ 8.01
 12.94-25.25        247,034             9.46                  17.27           39,176          12.94
                    -------                                                  -------
                    452,918                                                  155,378
                    =======                                                  =======

     Because the Company has adopted the disclosure-only provisions of SFAS No. 123, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date of the awards consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                       1997          1996          1995
                                                    ----------    ----------    ----------
Net earnings -- as reported.....................    $2,477,000    $2,410,000    $2,170,000
Net earnings -- pro forma.......................     2,068,000     2,153,000     2,145,000
Earnings per share -- as reported...............          1.00          0.98          0.89
Earnings per share -- pro forma.................          0.84          0.88          0.88

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995: dividend yield of 3.20%, expected volatility of 34.0%, risk-free interest rates of 5.70% for 1997, 6.20% for 1996 and 5.40% for 1995, and expected lives of 4 years for 1997 and 1996 options and 5 years for 1995 options.

     These plans provide that shares granted come from the Company's authorized but unissued or reacquired common stock. The price of the options granted pursuant to these plans will not be less than 100 percent of the fair market value of the shares on the date of grant. The options granted in 1989, 1992, and 1995 vest ratably over a five year period, and the options granted in 1996 and 1997 vest ratably over a four year period; however, no option will be exercisable after ten years from the date granted.

NOTE 13 -- NET INCOME PER SHARE

     The following is a reconciliation of the numerator and denominator of net income per share of common stock and net income per share of common stock -- assuming dilution as required by SFAS No. 128:

                                                    For the year ended December 31, 1997
                                                 -------------------------------------------
                                                                    Weighted
                                                                    Average
                                                    Income       Common Shares     Per-Share
                                                 (Numerator)     (Denominator)      Amount
                                                 ------------   ----------------   ---------
Net income per share of common stock:
     Income available to common shareholders...   $2,477,000       2,472,760         $1.00
                                                                                     =====
Effect of Dilutive Securities:
     Stock options.............................           --         182,717
                                                  ----------       ---------
Net income per share of common stock --assuming
  dilution:
     Income available to common shareholders
       and assumed conversion..................   $2,477,000       2,655,477         $0.93
                                                  ==========       =========         =====

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                   Thirty-One

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

                                                    For the year ended December 31, 1996
                                                  ----------------------------------------
                                                                   Weighted
                                                                    Average
                                                     Income      Common Shares   Per-Share
                                                  (Numerator)    (Denominator)    Amount
                                                  ------------   -------------   ---------
Net income per share of common stock:
     Income available to common shareholders....   $2,410,000      2,453,529       $0.98
                                                                                   =====
Effect of Dilutive Securities:
     Stock options..............................           --         57,730
                                                   ----------      ---------
Net income per share of common stock -- assuming
  dilution:
     Income available to common shareholders and
       assumed conversion.......................   $2,410,000      2,511,259       $0.96
                                                   ==========      =========       =====

                                                    For the year ended December 31, 1995
                                                  ----------------------------------------
                                                                   Weighted
                                                                    Average
                                                     Income      Common Shares   Per-Share
                                                  (Numerator)    (Denominator)    Amount
                                                  ------------   -------------   ---------
Net income per share of common stock:
     Income available to common shareholders....   $2,170,000      2,436,825       $0.89
                                                                                   =====
Effect of Dilutive Securities:
     Stock options..............................           --         24,615
                                                   ----------      ---------
Net income per share of common stock -- assuming
  dilution:
     Income available to common shareholders and
       assumed conversion.......................   $2,170,000      2,461,440       $0.88
                                                   ==========      =========       =====

NOTE 14 -- FNB FINANCIAL SERVICES CORPORATION (PARENT COMPANY)

     The parent company's principal asset is its investment in its subsidiary, the Bank. The significant source of income of the parent company is dividends received from its subsidiary.

                                                               1997       1996       1995
                                                              -------    -------    -------
                                                                     (In thousands)
CONDENSED BALANCE SHEETS
Assets
  Cash and due from banks...................................  $   653    $   374    $   316
  Securities................................................       12         13         12
  Investment in wholly-owned subsidiary.....................   21,829     19,960     18,647
  Other assets..............................................       --         39          7
                                                              -------    -------    -------
                                                              $22,494    $20,386    $18,982
                                                              =======    =======    =======
  Shareholders' equity......................................  $22,494    $20,386    $18,982
                                                              =======    =======    =======

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                   Thirty-Two

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

                                                               1997       1996       1995
                                                              -------    -------    -------
                                                                     (In thousands)
CONDENSED STATEMENTS OF INCOME
Dividends from subsidiary...................................  $   698    $   835    $   731
Amortization and other expenses.............................      (74)       (74)       (18)
                                                              -------    -------    -------
Income before tax benefit...................................      624        761        713
Income tax benefit..........................................       25         25          6
                                                              -------    -------    -------
Income before equity in undistributed net income of
  subsidiary................................................      649        786        719
Equity in undistributed net income of subsidiary............    1,828      1,624      1,451
                                                              -------    -------    -------
Net income..................................................  $ 2,477    $ 2,410    $ 2,170
                                                              =======    =======    =======
CONDENSED STATEMENTS OF CASH FLOWS
CASH FLOWS FROM OPERATING ACTIVITIES
  Dividends received from subsidiary........................  $   698    $   835    $   731
  Cash paid for franchise tax, registration cost,
     acquisition cost and other.............................      (74)       (74)       (18)
  Sales of assets...........................................       12         --         --
  Loss on asset sales.......................................        2         --         --
  Refundable income taxes...................................       25          6         71
                                                              -------    -------    -------
     Net cash provided by operating activities..............      663        767        784
                                                              -------    -------    -------
CASH USED IN INVESTING ACTIVITIES
  Purchase of real estate...................................       --        (14)        --
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid, net of DRIP...............................     (797)      (785)      (736)
  Proceeds from Employee 401(k).............................      320         --         --
  Proceeds from employee stock awards.......................        4          4         19
  Exercise of stock options.................................      103         91         --
  Purchase of fractional shares.............................      (14)        (5)        --
                                                              -------    -------    -------
     Net cash used in financing activities..................     (384)      (695)      (717)
                                                              -------    -------    -------
Net increase (decrease) in cash.............................      279         58         67
Cash at beginning of year...................................      374        316        249
                                                              -------    -------    -------
Cash at end of year.........................................  $   653    $   374    $   316
                                                              =======    =======    =======
RECONCILIATION OF NET INCOME TO CASH PROVIDED BY OPERATING
  ACTIVITIES
Net income..................................................  $ 2,477    $ 2,410    $ 2,170
  Adjustments to reconcile net income to net cash provided
     by operating activities
     (Increase) decrease in other assets....................       14        (19)        64
     Equity in undistributed net income of subsidiary.......   (1,828)    (1,624)    (1,450)
                                                              -------    -------    -------
Net cash provided by operating activities...................  $   663    $   767    $   784
                                                              =======    =======    =======

NOTE 15 -- COMMITMENTS AND CONTINGENT LIABILITIES

     The Bank's consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit.

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                  Thirty-Three

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

     A summary of the Bank's commitments and contingent liabilities at December 31, are as follows:

                                                                  Contract or
                                                                Notional Amount
                                                              --------------------
                                                               1997         1996
                                                              -------      -------
                                                                 (In thousands)
Commitments to extend credit................................  $42,250      $27,272
Standby letters of credit...................................       13          216
                                                              -------      -------
                                                              $42,263      $27,488
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

NOTE 16 -- EMPLOYEE BENEFIT PLANS

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

                                                              1997      1996
                                                              ----      -----
Net pension cost includes the following components (in
  thousands):
  Service cost of the current period........................  $ 99      $  60
  Interest cost on the projected benefit obligation.........   177        158
  Expected return on assets held in the plan................  (153)      (148)
  Net amortization of prior service.........................    11         11
                                                              ----      -----
  Pension expense...........................................  $134      $  81
                                                              ====      =====

     The following sets forth the funded status of the plan and the amounts shown in the accompanying balance sheet at December 31:

                                                               1997        1996
                                                              ------      ------
                                                                (In thousands)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
     of $2,276,728 in 1997 and $1,439,658 in 1996...........  $2,310      $2,116
  Effect of anticipated future compensation levels..........     451         293
                                                              ------      ------
  Projected benefit obligation..............................   2,761       2,409
  Fair value of assets held in the plan.....................   2,412       2,289
                                                              ------      ------
  Plan assets less than projected benefit obligation........    (349)       (120)
  Unrecognized prior service cost being recognized over 15
     years..................................................     121         132
  Net unrecognized loss (gain) from past experience
     different from that assumed and effects of changes in
     assumption.............................................     106         (82)
                                                              ------      ------
  Pension liability.........................................  $ (122)     $  (70)
                                                              ======      ======

     The weighted average discount rate used to measure the projected benefit obligation is 7.00% for 1997 and 1996, the rate of increase in future compensation levels is 5.00% for 1997 and 1996, and the expected

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                   Thirty-Four

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

long-term rate of return on assets is 7.00% for 1997 and 1996. The Company uses the straight-line method of amortization for prior service cost and unrecognized gains and losses.

     In 1994 the Company adopted a Supplemental Executive Retirement Plan ("SERP"). The SERP allows the Company to supplement the level for certain executives' retirement income over that which is obtainable through the tax-qualified retirement plan sponsored by the Bank. Contributions to the SERP totaled $63,000 for 1997 and $44,000 for 1996.

     The Bank also has a contributory 401(k) savings plan covering substantially all employees. The plan allows eligible employees to contribute up to a fixed percentage of their compensation, with the Bank matching a portion of each employee's contribution. The Bank's contributions were $58,000, $49,000, and $45,000 for 1997, 1996 and 1995, respectively.

     A deferred compensation plan allows the directors and certain senior officers of the Company and the Bank to defer the compensation they earn for performance of their appointed duties for the Company and the Bank. Each director elects annually to either receive that year's compensation currently or to defer receipt until his death, disability or retirement as a director. Each officer elects annually to either receive that year's compensation currently or to defer receipt of a portion of his compensation until his death, disability or retirement as an officer. The total liability for deferred compensation under the plan was $304,000 and $207,000 at December 31, 1997 and 1996, respectively.

NOTE 17 -- REGULATORY MATTERS

     On November 13, 1997, the Company and the Office of the Comptroller of the Currency (the "OCC") entered into a Memorandum of Understanding ("MOU"), under which the Company agreed to take certain actions to improve its infrastructure, primarily necessitated by its rapid growth. In general, the OCC requested that the Company improve its internal procedures and policies, such as revising its written loan policy, developing a program to strengthen its loan administration, and taking steps to increase its liquidity commensurate with its past, and expected future, growth. In February 1998, the OCC informed the Company that no further action was being requested and the Company believes that it is in compliance with the MOU. Management believes that the actions taken by the Company to address the concerns identified by the OCC in the MOU have not had a material adverse effect on the business, results of operations, or financial condition of the Company. While the Company expects the MOU to be terminated after its next OCC examination, there is no assurance that the OCC will not in the interim recommend supplemental actions to be taken by the Company.

     The Bank, as a National Bank, is subject to the dividend restrictions set forth by the OCC. Under such restrictions, the Bank may not, without the prior approval of the OCC, declare dividends in excess of sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends, as of December 31, 1997 that the bank could declare without the approval of the OCC, amounted to approximately $4,902,000.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     The most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. Since that

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                   Thirty-Five

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

notification, the Bank has continued to experience asset growth. As a result, at December 31, 1997, the Bank's ratio of total capital to risk weighted assets was 9.6%, which places it into the adequately capitalized classification.

     The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                        To Be Well
                                                                                        Capitalized
                                                                                           Under
                                                                                          Prompt
                                                                     For Capital        Corrective
                                                                      Adequacy            Action
                                                    Actual            Purposes          Provisions
                                                ---------------    ---------------    ---------------
                                                Amount    Ratio    Amount    Ratio    Amount    Ratio
                                                -------   -----    -------   -----    -------   -----
                                                       (in thousands, except for percentages)
December 31, 1997:
  Total Capital (To Risk Weighted Assets)
     Consolidated.............................  $23,938    9.9%    $19,380   $8.0%   $   N/A
     Subsidiary Bank..........................   23,248    9.6%     19,386   $8.0%    24,233    $10.0%
  Tier I Capital (To Risk Weighted Assets)
     Consolidated.............................   21,607    8.9%      9,690   $4.0%       N/A
     Subsidiary Bank..........................   20,917    8.6%      9,693   $4.0%    14,540    $ 6.0%
  Tier I Capital (To Average Assets)
     Consolidated.............................   21,607    7.0%     10,319   $4.0%       N/A
     Subsidiary Bank..........................   20,917    6.8%     12,344   $4.0%    15,430    $ 5.0%
December 31, 1996:
  Total Capital (To Risk Weighted Assets)
     Consolidated.............................   21,868   15.1%     11,609   $8.0%       N/A
     Subsidiary Bank..........................   21,442   14.8%     11,628   $8.0%    14,535    $10.0%
  Tier I Capital (To Risk Weighted Assets)
     Consolidated.............................   19,464   13.4%      5,805   $4.0%       N/A
     Subsidiary Bank..........................   19,039   13.1%      5,814   $4.0%     8,721    $ 6.0%
  Tier I Capital (To Average Assets)
     Consolidated.............................   19,464    9.6%      8,087   $4.0%       N/A
     Subsidiary Bank..........................  $19,039    9.4%    $ 8,086   $4.0%   $10,108    $ 5.0%

NOTE 18 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                   Thirty-Six

================================================================================
--------------------------------------------------------------------------------
    ------------------------------------------------------------------------
             ------------------------------------------------------
                      ------------------------------------
                               ------------------

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

     The estimated fair values of financial instruments are as follows:

                                           December 31, 1997           December 31, 1996
                                         ----------------------      ----------------------
                                         Carrying    Estimated       Carrying    Estimated
                                          Value      Fair Value       Value      Fair Value
                                         --------    ----------      --------    ----------
                                                           (In thousands)
FINANCIAL ASSETS:
Cash and cash equivalents..............  $  9,612     $  9,612       $  6,467     $  6,467
Investment securities
  Available for sale...................    77,346       77,346         51,929       51,929
  Other equity securities..............     1,392        1,392            643          643
Loans..................................   228,715      227,998        144,585      144,267
FINANCIAL LIABILITIES:
Deposits...............................   272,274      269,068        179,380      179,630
Federal funds purchased and retail
  repurchase agreements................    13,720       13,720          8,650        8,650

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

NOTE 19 -- BRANCH ACQUISITION

     During March, 1996, the Bank completed its purchase of a branch located in Eden, North Carolina from another financial institution. The principal amounts acquired included deposits of approximately $14,000,000, loans of approximately $2,500,000 and net cash of approximately $11,500,000. The acquisition was accounted for using the purchase method of accounting.

                               ------------------
                      ------------------------------------
             ------------------------------------------------------
    ------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------
                                  Thirty-Seven