Form 10-K405, Exhibit 13
period 1998-12-31
FNB FINANCIAL SERVICES CORP
filed 1999-03-25
CIK 742679

                                                                   EXHIBIT 13.01


SELECTED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE, RATIO AND OTHER DATA)

                                                        Year ended December 31,
                                        --------------------------------------------------------
                                          1998        1997        1996        1995        1994
                                        --------    --------    --------    --------    --------
INCOME STATEMENT DATA:
Net interest income...................  $ 14,558    $ 10,961    $  8,598    $  7,250    $  6,641
Provision for loan losses.............     1,130         760         415         260         105
Other income..........................     2,254       1,354       1,252       1,236         927
Other expenses........................     9,970       7,903(1)    6,004       5,190       5,333
Net income............................     3,847       2,477       2,410       2,170       1,592(2)
BALANCE SHEET DATA:
Assets................................  $421,709    $325,151    $209,796    $177,897    $169,231
Loans(3)..............................   255,827     228,715     144,585     111,708      79,787
Allowance for loan losses.............     2,606       2,331       1,638       1,258       1,052
Deposits..............................   345,005     272,274     179,380     154,400     132,474
Other borrowings......................    28,932      28,720       8,650       3,152      21,130
Shareholders' equity..................    44,566      22,518      20,386      18,982      14,920
PER COMMON SHARE DATA(4):
Net income, basic.....................  $   1.23    $   1.00    $   0.98    $   0.89    $   0.65
Net income, diluted(5)................      1.16        0.93        0.96        0.88        0.65
Cash dividends declared...............      0.40        0.39        0.34        0.30        0.27
Book value............................     12.99        9.03        8.29        7.78        6.12
Tangible book value...................     12.83        8.74        7.98        7.78        6.12
OTHER DATA:
Branch offices........................        10          10           6           5           5
Full-time employees...................       144         129          95          87          90
PERFORMANCE RATIOS:
Return on average assets..............      0.98%       0.96%       1.23%       1.27%       1.03%
Return on average equity..............     10.58       11.86       12.52       12.91        9.76
Net interest margin (taxable
  equivalent).........................      3.92        4.57        4.84        4.72        4.84
Dividend payout.......................     33.14       39.00       35.17       33.92       41.30
Efficiency(6).........................     58.81       63.22       58.93       58.16       66.61
ASSET QUALITY RATIOS:
Allowance for loan losses to period
  end loans...........................      1.02%       1.02%       1.13%       1.13%       1.32%
Allowance for loan losses to period
  end non-performing loans(7).........       735         180         299       2,859         670
Net charge-offs to average loans......      0.34        0.04        0.03        0.06        0.28
Non-performing assets to period end
  loans and foreclosed property(7)....      0.70        0.58        0.40        0.21        0.43
CAPITAL AND LIQUIDITY RATIOS:
Average equity to average assets......      9.27%       8.09%       9.85%       9.80%      10.55%
Leverage..............................     10.30        7.02        9.60       10.80       10.11
Tier 1 risk-based.....................     15.32        8.92       13.49       15.80       18.24
Total risk-based......................     16.25        9.88       15.10       16.70       19.39
Average loans to average deposits.....     76.45       84.17       76.37       65.64       60.23
Average loans to average deposits and
  borrowings..........................     70.38       79.06       73.81       61.42       58.20

---------------

(1) Includes approximately $1.4 million of non-interest expense attributable to the opening of four new branches in 1997.
(2) Includes: (i) a non-recurring expense of approximately $200,000 resulting from an acquisition terminated by the Company; (ii) a write-down on mortgages held for sale of approximately $214,000; and (iii) an expense of approximately $129,000 associated with increased equipment expense.
(3) Loans net of unearned income, before allowance for losses.
(4) Gives effect to the 1996 Stock Split and the 1997 Stock Splits.
(5) Assumes the exercise of outstanding options to acquire Common Stock. See
    Note 14 to the Company's Consolidated Financial Statements.
(6) Computed by dividing non-interest expense by the sum of taxable equivalent net interest income and non-interest income.
(7) Non-performing loans and non-performing assets include loans past due 90 days or more that are still accruing interest.


                                      Four

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------

     The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of the Company and should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto. See also "Forward Looking Statements" on page forty-one of this Annual Report.

                                OVERVIEW

                                     The growth which began in 1997 with the
                                opening of four new branch offices continued into 1998. Principally by increasing market share at the new branches, the Company achieved double-digit growth over last year in all the important balance sheet categories. Significant asset growth led to another record earnings year, with these factors supporting the twin strategic financial objectives of balance sheet expansion and improved net income performance. The year was further defined by a successful public offering of stock in the spring, which resulted in the issuance of an additional 897,000 shares and the generation of approximately $18.5 million more in new capital, after deducting underwriting fees and expenses. This capital infusion will allow the Company to continue its planned expansion into existing, new and contiguous markets.

                                     Plans for 1999 already include the addition
                                of an office in the eastern North Carolina town of Burgaw, continguous to the Wilmington market, as well as two new offices in Greensboro, NC, to address the need for more locations to serve those vibrant and growing communities. A new administrative building is expected to be constructed adjacent to the existing Reidsville headquarters, to house an ever-growing number of
(CHART) people who were brought in to help manage the Company's growth. The Company is continuing to incur substantial expense in connection with its expansion efforts, for experienced personnel, occupancy costs and equipment, the latter to update electronic systems and procedures. Management believes that these costs are necessary investments which will result in enhanced financial performance and are integral to the institution's growth objectives.

                                RESULTS OF OPERATIONS

                                     During 1998, the Company achieved record
                                earnings, as the significant balance sheet growth recorded in 1997 from entering new markets continued into the next year. Net income was $3.847 million, or $1.16 per share, fully diluted, compared with $2.477 million, or $0.93 per share, in 1997. The increase of 55.3% in net income was principally fueled by a 32.8% increase in net interest income and a 66.5% increase in non-interest income. Non-interest expense, at the same time, was 26.2% higher and the provision for loan losses was raised 48.7% over last year, the latter as a result of increased loan balances and higher net loan losses. Net income in 1997 exceeded the prior year by just 2.8%, as a result of $1.4 million in expenses during 1997, which was associated with the opening of new branches. Over the last few years, markets in which the Company operates have been characterized by excellent economic conditions, resulting in healthy loan growth and sound asset quality.

                                     The Company's primary source of income is
                                net interest income, which is the difference
                                between (i) interest income and fees derived
                                from earning assets (primarily loans and
                                investment securities) and (ii) the cost of
                                funds (primarily deposits and other borrowings)
(CHART)                         supporting them.


                                      Five

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 2

AVERAGE BALANCE AND NET INTEREST INCOME ANALYSIS
FULLY TAXABLE EQUIVALENT BASIS
(IN THOUSANDS, EXCEPT PERCENTAGES)

                                          1998                              1997                              1996
                             -------------------------------   -------------------------------   -------------------------------
                                          Interest   Average                Interest   Average                Interest   Average
                              Average     Income/    Yield/     Average     Income/    Yield/     Average     Income/    Yield/
                             Balance(3)   Expense     Rate     Balance(3)   Expense     Rate     Balance(3)   Expense     Rate
                             ----------   --------   -------   ----------   --------   -------   ----------   --------   -------
INTEREST EARNING ASSETS:
Loans, net(2)..............   $248,397    $23,190     9.34%     $185,829    $17,616     9.48%     $129,150    $12,092     9.36%
Taxable investment
  securities...............    116,238      6,912     5.97        47,669      2,800     5.86        42,214      2,480     5.82
Tax-exempt investment
  securities...............      4,886        411     9.06(1)      6,135        542     9.37(1)     10,985        990     9.60(1)
Other securities...........      1,215         89     7.33           884         63     7.13           756         52     6.88
Deposits with FHLB.........      2,240        119     5.31           849         47     5.54           485         26     5.36
Federal funds sold and
  retail repurchase
  agreements...............      1,698         94     5.54         2,477        133     5.37         1,027         53     5.16
                             ----------   --------             ----------   --------             ----------   --------
    Total earning assets...    374,674     30,815     8.24       243,843     21,201     8.70       184,617     15,693     8.51
NON-EARNING ASSETS:
Cash and due from banks....      7,747                             6,845                             5,201
Premises and equipment.....      6,849                             6,166                             4,042
Other assets...............      5,436                             3,302                             2,953
Less: Allowance for loan
  loss.....................     (2,591)                           (1,882)                           (1,440)
                              --------                          --------                          --------
    Total assets...........   $392,115                          $258,274                          $195,373
                              ========                          ========                          ========
INTEREST BEARING LIABILITIES:
Savings and time
  deposits.................    290,124     14,600     5.03       195,311      9,287     4.75       148,400      6,449     4.35
Federal funds purchased,
  borrowed funds and
  securities sold under
  agreements to
  repurchase...............     28,008      1,517     5.42        14,270        769     5.39         5,868        313     5.33
                             ----------   --------             ----------   --------             ----------   --------
    Total interest bearing
      liabilities..........    318,132     16,117     5.07       209,581     10,056     4.80       154,268      6,762     4.38
                             ----------   --------             ----------   --------             ----------   --------
OTHER LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Demand deposits............     34,782                            25,474                            20,721
Other liabilities..........      2,852                             2,329                             1,131
Shareholders' equity.......     36,349                            20,890                            19,253
                              --------                          --------                          --------
    Total liabilities and
      shareholders'
      equity...............   $392,115                          $258,274                          $195,373
                              ========                          ========                          ========
Net interest income and net
  yield on earning
  assets(3)(4).............               $14,698     3.92%                 $11,145     4.57%                 $ 8,931     4.84%
                                          =======     ====                  =======     ====                  =======     ====
Interest rate spread(5)....                           3.17%                             3.90%                             4.13%
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


                                      Six

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

                                Net interest income represents the gross profit from the lending and investment activities of a banking organization and is the most significant factor affecting the earnings of the Company. Net interest income is influenced by changes in interest rates, volume and the mix of these various components. Net interest income on a fully taxable equivalent basis was $14.7 million, which represented a 31.9% increase over the previous year. In 1997, taxable equivalent net interest income increased to approximately $11.1 million from approximately $8.9 million in 1996, which was an increase of 24.7%. Actual net interest income was 32.8% higher in 1998, following an improvement of 27.5% in 1997.

                                     Growth in net interest income for 1998 was
                                occasioned by significantly higher loan and investment securities balances, supported by deposit growth and additional capital as a result of the public offering. Average loans outstanding during the year equaled $248.4
(CHART) million compared to $185.8 million in 1997, an increase of 33.7%. In the previous year, average loans outstanding were 43.9% higher than 1996. This outstanding loan growth is attributed to generally favorable economic conditions in the Company's lending markets and a more aggressive focus on lending in new and existing areas. Average investment securities during 1998 were $122.3 million, up 123.7% over 1997, following an increase of only 1.4% the previous year. Purchases during the year were chiefly in relatively short term taxable securities, which serves the dual purpose of improving liquidity and acting as a source of funds for future loan growth. Average total deposits of $324.9 million were up 47.2% in 1998, which followed a gain of 30.5% the previous year. Average shareholders equity balances of $36.3 million represented a 74.0% increase over 1997, with the amount outstanding at year end approximately double the previous year end.

     Interest margins continued their recent decline in 1998, as the weighted average yield on earning assets fell to 8.24%, from 8.70% in 1997, but the weighted average rate paid on interest bearing liabilities rose to 5.07% in 1998, from 4.80% last year. Consequently, the interest rate spread fell to 3.17% in 1998, from 3.90% the previous year. The prime rate on loans was reduced from 8.50% to 7.75% during the last quarter of 1998, which caused the weighted rate on loans to fall from 9.48% in 1997 to 9.34% this year. Investment securities yields were 6.09% on a taxable equivalent basis in 1998, down from 6.25% last year, as significant purchases this year have occurred in a lower interest rate environment. Even more meaningful to the decline in the average earning asset yield was the effect of higher yielding loans averaging 76.2% of earning assets in 1997, compared with only 66.3% in 1998, while lower yielding investment security balances represented approximately 10.3% more this year than in 1997. The weighted average rate paid on savings and time deposits increased from 4.75% in 1997 to 5.03% this year, as deposit growth came principally from higher yielding certificates of deposit, with the effect of greater cost tempered by the increased stability of fixed maturities.

     Table 2 on page six summarizes net interest income and average yields earned and rates paid for the years indicated, on a tax equivalent basis. Table 3 on page eight presents the changes in interest income and interest expense attributable to volume and rate changes between 1998 and 1997 and 1997 and 1996.

NON-INTEREST INCOME AND EXPENSE

     Non-interest income of $2.254 million in 1998 was $900,000 or 66.5% more than the previous year. Net securities gains represented the largest variance, increasing $384,000 as gains were taken in connection with a restructuring of the portfolio, which involved the sale of U. S. Government agency securities and the purchase of mortgage-backed securities. In addition, gains were also taken to enhance the total portfolio return during a period when interest rates were historically low. Fees on bankcard transactions doubled to $427,000, while deposit service charges were up $211,000, because of pricing changes and increased deposit volume. The Company offers a variety of mortgage products in its markets and generally sells the fixed rate production in the secondary market which, because of the declining rate structure, generated gains on the sales of $53,000 more than last year. In 1997, total non-interest income of $1.354 million was $102,000 more than the prior year and included 20.1% more in deposit service charges, but lower net security gains.


                                     Seven

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 3

VOLUME AND RATE VARIANCE ANALYSIS
YEAR ENDED DECEMBER 31, 1998 AND 1997
FULLY TAXABLE EQUIVALENT BASIS
(IN THOUSANDS, EXCEPT PERCENTAGES)

                                                        1998                               1997
                                           -------------------------------    -------------------------------
                                           Volume(2)   Rate(2)     Total      Volume(2)   Rate(2)     Total
                                           Variance    Variance   Variance    Variance    Variance   Variance
                                           ---------   --------   --------    ---------   --------   --------
Interest income:
Loans, net...............................   $5,926     $  (352)    $5,574      $5,303      $ 221      $5,524
Taxable investment securities............    4,021          91      4,112         320          0         320
Tax exempt investment securities(1)......     (110)        (21)      (131)       (439)       (14)       (453)
Other earning assets.....................      102          (4)        98          29          3          32
Federal funds sold and retail repurchase
  agreements.............................      (42)          3        (39)         75          5          80
                                            ------     -------     ------      ------      -----      ------
  Total interest income..................    9,897        (283)     9,614       5,288        215       5,503
                                            ------     -------     ------      ------      -----      ------
Interest expense:
Savings and time deposits................    4,489         824      5,313       2,039        799       2,838
Federal funds purchased, borrowed funds
  and securities sold under agreements to
  repurchase.............................      740           8        748         448          8         456
                                            ------     -------     ------      ------      -----      ------
  Total interest expense.................    5,229         832      6,061       2,487        807       3,294
                                            ------     -------     ------      ------      -----      ------
Inc/(dec) in net interest income.........   $4,668     $(1,115)    $3,553      $2,801      $(592)     $2,209
                                            ======     =======     ======      ======      =====      ======

---------------

(1)The fully tax equivalent basis is computed using a federal tax rate of 34%.
(2)Changes attributable to both volume and rate have been allocated proportionately.

TABLE 4

INVESTMENT SECURITIES
(IN THOUSANDS, EXCEPT PERCENTAGES)

                                       December 31, 1998                December 31, 1997                December 31, 1996
                                -------------------------------   ------------------------------   ------------------------------
                                                       Weighted                         Weighted                         Weighted
                                Amortized     Fair     Average    Amortized    Fair     Average    Amortized    Fair     Average
                                  Cost       Value      Yield       Cost       Value     Yield       Cost       Value     Yield
                                ---------   --------   --------   ---------   -------   --------   ---------   -------   --------
U.S. Treasury.................  $      0    $      0     0.00%     $ 3,074    $ 3,092     5.98%     $13,075    $13,076     5.32%
U.S. government agency........   139,488     140,280     5.86       68,997     68,973     6.01       31,906     31,760     5.87
State and municipal
  obligations(1)..............     3,815       4,111     9.33        4,953      5,281     9.11        6,693      7,093     9.45
Other equity..................     1,335       1,335     7.16        1,392      1,392     7.08          643        643     6.93
                                --------    --------               -------    -------               -------    -------
    Total investment
      securities(1)...........  $144,638    $145,726     5.97      $78,416    $78,738     6.22      $52,317    $52,572     6.20
                                ========    ========               =======    =======               =======    =======

                                                                        DECEMBER 31, 1998
                                    ------------------------------------------------------------------------------------------
                                                        After One        After Five
                                        Within           Year to          Years to            After
                                       One Year        Five Years         Ten Years         Ten Years                 Weighted
                                    --------------   ---------------   ---------------   ---------------              Average
                                    Amount   Yield   Amount    Yield   Amount    Yield   Amount    Yield    Total     Yield(1)
                                    ------   -----   -------   -----   -------   -----   -------   -----   --------   --------
U.S. Treasury.....................   $ 0       --    $    0      --    $    0      --    $    0      --    $      0       --
U.S. government agency............     0       --    85,128    5.94%   42,645    5.61%   11,715    6.19%    139,488     5.86%
State and municipal
  obligations(1)..................    60     13.03%     631    11.50    3,124    8.83         0      --       3,815     9.33
                                     ---             -------           -------           -------           --------
    Total investment
      securities(1)...............   $60     13.03   $85,759   5.98    $45,769   5.83    $11,715   6.19    $143,303     5.95
                                     ===             =======           =======           =======           ========

---------------

(1) Yields stated on a tax equivalent basis.


                                     Eight

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

     Non-interest expense increased $2.067 million, or 26.2%, in 1998 to $9.970 million, compared to $7.903 million in 1997. Last year, non-interest expense of $7.903 million exceeded the previous year by $1.899 million, or 31.6%. The primary reason for the significant increase in expense in 1998 has been the full year effect of investments made during 1997, principally in adding experienced personnel to manage the Company's growth.

                                     Personnel expense of $5.939 million in 1998
                                exceeded the previous year by $1.230 million, or 26.1%. Full time salaries of officers and staff of $3.950 million were $754,000 or 23.6% more than 1997. At December 31, 1998, the Company had approximately 144 full-time and 17 part-time employees, compared with 129 full-time and 19 part-time employees at December 31, 1997. Employee benefits of $1.126 million in 1998 were up $296,000 or 35.6% over 1997 and included additional costs for retirement and 401-k plans and social security taxes, as well as the various insurance plans, such as health, life, disability and workmen's compensation.

                                     Occupancy expense followed a 53.3% increase
                                in expense in 1997 with an additional 15.5% in 1998, the latter amounting to an increase of $82,000. Premises rental, maintenance and repairs, utilities and depreciation expense were all higher in 1998, much of it attributed to the new offices opened in 1997 being open for all twelve months of 1998. Furniture and equipment expense totaled $836,000 in the current year, up $208,000 or 33.1%, following a 35.1% increase in 1997 over 1996. Depreciation on equipment of $538,000 this year was up 55.8% over 1997, while equipment rent, personal property taxes and repairs also posted higher numbers in 1998. All other expenses of $2.584 million were up
(CHART) $548,000, or 26.9% over 1997, with many of the increases attributed to a full year of expenses for the offices opened at various periods during 1997. Individual line items which increased at least $25,000 and 25% over 1997 were insurance (principally FDIC), director fees, legal and professional, telephone, exams and audits, travel and entertainment, bank card, other real estate and miscellaneous. In 1997, all other expenses were up 30.2% over the prior year, which was also principally related to the office openings during the year. The efficiency ratio, which measures non-interest expense as a percentage of net interest income plus non-interest income, was 58.8% in 1998, an improvement over the 63.2% posted the previous year.

                                FINANCIAL CONDITION

                                     The Company's consolidated assets of $421.7
                                million at year end increased 29.7% over the
                                previous year, following an increase of 55.0% in
                                1997. While the growth in earning assets in 1997
                                was heavily weighted toward loans, 1998 growth
                                occurred in both loans and investment
                                securities. Supporting that growth this year
                                were increases of 22.6% in non-interest bearing
                                deposits, 27.2% in interest bearing deposits and
                                a nearly 100% increase in shareholders' equity.
                                A major share of the balance sheet expansion
                                resulted from increases at the new offices and
                                it is expected that future growth will continue
                                in those markets through existing and new
                                branches, as well as other market areas the
(CHART)                         Company is currently evaluating.

                                      Nine

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 5

LOAN PORTFOLIO COMPOSITION
(IN THOUSANDS, EXCEPT PERCENTAGES)

                                                                 Year Ended December 31,
                               -------------------------------------------------------------------------------------------
                                     1998               1997               1996               1995              1994
                               ----------------   ----------------   ----------------   ----------------   ---------------
Real estate:
Commercial...................  $ 83,202    32.6%  $ 51,022    22.3%  $ 30,516    21.1%  $ 27,208    24.4%  $15,037    18.8%
Residential..................    50,121    19.6     58,238    25.5     44,109    30.5     36,438    32.6    30,060    37.7
Construction.................    24,976     9.8     19,083     8.3     13,407     9.3      4,531     4.1       681     0.9
                               --------   -----   --------   -----   --------   -----   --------   -----   -------   -----
         Total real estate...   158,299    62.0    128,343    56.1     88,032    60.9     68,177    61.1    45,778    57.4
                               --------   -----   --------   -----   --------   -----   --------   -----   -------   -----
Commercial, financial and
  agricultural...............    45,141    17.6     54,294    23.7     25,175    17.4     18,248    16.3    11,272    14.1
                               --------   -----   --------   -----   --------   -----   --------   -----   -------   -----
Consumer:
Direct.......................    23,908     9.3     23,237    10.2     16,766    11.6     15,247    13.6    12,619    15.8
Home equity..................    24,122     9.4     19,740     8.6     13,516     9.3      9,579     8.6     9,708    12.2
Revolving....................     4,357     1.7      3,101     1.4      1,096     0.8        457     0.4       410     0.5
                               --------   -----   --------   -----   --------   -----   --------   -----   -------   -----
         Total consumer......    52,387    20.4     46,078    20.2     31,378    21.7     25,283    22.6    22,737    28.5
                               --------   -----   --------   -----   --------   -----   --------   -----   -------   -----
         Total...............  $255,827   100.0%  $228,715   100.0%  $144,585   100.0%  $111,708   100.0%  $79,787   100.0%
                               ========   =====   ========   =====   ========   =====   ========   =====   =======   =====

                                                                 DECEMBER 31, 1998
                                      -----------------------------------------------------------------------
                                                                                   Rate Structure for Loans
                                                      Maturity                      Maturing Over One Year
                                      -----------------------------------------   ---------------------------
                                        One      Over One     Over                Predetermined   Floating or
                                      Year or    Year to      Five                  Interest      Adjustable
                                       Less     Five Years    Years     Total         Rate           Rate
                                      -------   ----------   -------   --------   -------------   -----------
Commercial, financial and
  agricultural......................  $24,961    $ 17,391    $ 2,789   $ 45,141      $ 6,712       $ 13,468
Real estate -- construction.........  12,504       11,209      1,263     24,976          967         11,505
Real estate -- residential..........   7,674       12,170     30,277     50,121       31,751         10,696
Real estate -- commercial...........  11,135       54,171     17,896     83,202       26,617         45,450
Consumer............................  11,264       24,704     16,419     52,387       15,628         25,495
                                      -------    --------    -------   --------      -------       --------
                                      $67,538    $119,645    $68,644   $255,827      $81,675       $106,614
                                      =======    ========    =======   ========      =======       ========

                                                                       December 31,
                                                         ----------------------------------------
                                                          1998      1997     1996    1995    1994
                                                         ------    ------    ----    ----    ----
Non-performing assets:
Non-accrual(1).........................................  $  355    $1,263    $547    $ 44    $154
Past due 90 days or more and still accruing interest...       0        29       0       0       3
Other real estate......................................   1,451        31      48     192     191
Renegotiated troubled debt.............................       0         0       0       0       0

---------------

(1) If nonperforming loans outstanding at December 31, 1998 had been performing in accordance with their terms, $22,963 more in interest income would have been recorded in 1998. Actual interest income recorded in 1998 was $9,936.

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


                                      Ten

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

     Loan growth during 1998 was less robust than in the recent past, with outstanding loans up 11.9% at year end, following increases of 58.2% in 1997 and 29.4% in 1996. Loans secured by real estate were up 23.3% and represented 62.0% of total loans, compared with 56.1% at year end 1997. Within the category, commercial real estate loans increased 63.1%, to a level of $83.2 million. Commercial, financial and agricultural loans were off 16.9%, representing 17.6% of total loans, compared with 23.7% last year end. Consumer loans advanced 13.7%, led mainly by increases in home equity loans. Management believes the Company is not dependent on any single customer or group of customers concentrated in a particular industry, the loss of whose deposits or whose insolvency would have a material adverse effect on operations.

     Investment securities (at amortized cost) of $145.7 million at year end were up $67.0 million or 85.1% over 1997. U. S. Government agency securities continue to represent the major share of the total portfolio, increasing from 88.0% of the portfolio at the end of 1997 to 96.4% at year end 1998. Management believes that the additional risk of owning Agencies over U. S. Treasury securities is negligible and has capitalized on the favorable spreads available on the former. However, the interest rate risk of purchasing longer term municipal securities at their continued relatively low rates has kept us out of that market for approximately the last two years. Our investment portfolio goals are to achieve good total portfolio returns, within the context of remaining relatively short in maturity to fund loan growth and mitigate the unfavorable effect of interest rate increases. To this end, the Company has consistently categorized the entire portfolio as Available for Sale, which it believes offers the greatest amount of flexibility in managing a total return concept. Table 4 on page eight presents the composition of the securities portfolio for the last three years, as well as information about cost, fair value and weighted average yield.

     During 1998, the yield curve remained relatively flat, with little incentive for customers to choose longer deposit maturities at a minimal spread difference from shorter, more liquid products. Accordingly, retail deposit growth was concentrated in certificates of deposit with maturities of two years or less, as well as products such as the Money Market Investment account, which has superior liquidity and was re-priced higher to attract more funds during 1998. The market for deposits remains fiercely competitive and the Company relies on appropriate pricing and quality customer service to retain and increase its retail deposit base. For commercial customers, the Company is focused on building a total relationship, which will foster growth in both loans and deposits. In addition to traditional regular checking accounts, the Company offers a cash management sweep account, with outstanding balances increasing from $9.6 million at the end of 1997 to $10.4 million in 1998. In order to attract longer term deposits, the Company joined an electronic network which allows it to post interest rates and attract deposits nationally. Approximately $11.5 million was attracted from this source during 1998, with a weighted average maturity of approximately two years and rates comparable to those paid in-market. Finally, the Company also utilized a portion of its $40 million line with the Federal Home Loan Bank of Atlanta to fund earning assets, with a year end balance outstanding of $15 million. Management continues to believe this is a cost effective and prudent alternative to deposit balances, since a particular amount and term may be selected to meet its current needs.

ASSET QUALITY

     Management believes that asset quality is of the greatest importance. The allowance for loan losses, which is utilized to absorb actual losses in the loan portfolio, is maintained at a level sufficient to provide for estimated potential charge-offs of non-collectible loans. The loan portfolio is analyzed periodically in an effort to identify potential problems before they actually occur. The Company's allowance for loan losses is also analyzed quarterly by management. This analysis includes a methodology that segments the loan portfolio by selected loan types and considers the current status of the portfolio, historical charge-off experience, current levels of delinquent, impaired and non-performing loans, as well as economic and inherent risk factors. The provision for loan losses represents a charge against income in an amount necessary to maintain the allowance at an appropriate level. The monthly provision for loan losses may fluctuate based on the results of this analysis. Table 6 on page twelve depicts a summary of the allowance for loan losses and the allocation of the allowance for loan losses for the years ended December 31, 1994 through 1998. The allocation is based on management's grading of the loan portfolio with the remaining portion allocated to the general category, although the entire allowance is available to be used for write-offs in any category.


                                     Eleven

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 6

SUMMARY OF ALLOWANCE FOR LOAN LOSSES
(IN THOUSANDS, EXCEPT RATIOS)

                                                             Year Ended December 31,
                                                --------------------------------------------------
                                                 1998       1997       1996       1995       1994
                                                ------     ------     ------     ------     ------
Balance, beginning of period..................  $2,331     $1,638     $1,258     $1,052     $1,174
Charge-offs:
     Commercial...............................     597         16          0          0          0
     Real estate -- construction..............       0          0          0          0          0
     Real estate -- mortgage..................       4         13          0          0         15
     Consumer.................................     347        131         89        128        332
                                                ------     ------     ------     ------     ------
                                                   948        160         89        128        347
Recoveries:
     Commercial...............................      12         10          0          2         52
     Real estate -- construction..............       0          0          0          0          0
     Real estate -- mortgage..................       0          0          0          0          0
     Consumer.................................      81         83         54         72         68
                                                ------     ------     ------     ------     ------
                                                    93         93         54         74        120
                                                ------     ------     ------     ------     ------
Net charge-offs...............................     855         67         35         54        227
                                                ------     ------     ------     ------     ------
Provision charged to operations...............   1,130        760        415        260        105
                                                ------     ------     ------     ------     ------
Balance, end of period........................  $2,606     $2,331     $1,638     $1,258     $1,052
                                                ======     ======     ======     ======     ======
Ratio of net charge-offs to average loans.....    0.34%      0.04%      0.03%      0.06%      0.28%
                                                ======     ======     ======     ======     ======
Ratio of allowance to year-end loans..........    1.02%      1.02%      1.13%      1.13%      1.32%
                                                ======     ======     ======     ======     ======

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
(IN THOUSANDS, EXCEPT PERCENTAGES)

                                     1998                 1997                 1996                 1995          1994
                              ------------------   ------------------   ------------------   ------------------   -----
                                      Percent of           Percent of           Percent of           Percent of
                                       Loans in             Loans in             Loans in             Loans in
                                         Each                 Each                 Each                 Each
                                       Category             Category             Category             Category
                                       to Total             to Total             to Total             to Total
                                $       Loans        $       Loans        $       Loans        $       Loans        $
                              -----   ----------   -----   ----------   -----   ----------   -----   ----------   -----
Balance at end of period
  applicable to:
  Commercial................  1,427       18%      1,190       24%        826       17%        512       16%        546
  Real
    estate -- construction..      4       10           8        8          13        9           9        4           0
  Real estate -- mortgage...     27       52         154       48         151       52         131       57          50
  Consumer..................  1,066       20         298       20         386       22         320       23         224
  General...................     82        0         681        0         262        0         286        0         232
                              -----      ---       -----      ---       -----      ---       -----      ---       -----
Total allocation............  2,606      100%      2,331      100%      1,638      100%      1,258      100%      1,052
                              =====      ===       =====      ===       =====      ===       =====      ===       =====

                                 1994
                              ----------
                              Percent of
                               Loans in
                                 Each
                               Category
                               to Total
                                Loans
                              ----------
Balance at end of period
  applicable to:
  Commercial................      14%
  Real
    estate -- construction..       1
  Real estate -- mortgage...      57
  Consumer..................      28
  General...................       0
                                 ---
Total allocation............     100%
                                 ===


                                     Twelve

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

     The 1998 provision of $1.130 million compares with $760,000 in 1997 and $415,000 in 1996, which equals a 48.7% increase in 1998 and a two year increase of 172.3%. The increase in the dollar level of the allowance was necessitated by the growth in loans, while the level of non-performing loans and charge-offs has remained at comparatively low levels. Net charge-offs did increase in 1998 to a level of $855,000 or 0.34% of average loans outstanding, compared with $67,000 and 0.04% in 1997. Approximately 62% of the net charge-offs in 1998 were for just two commercial loans, which had not performed well over an extended period of time and were finally written off. At December 31, 1998, the allowance for loan losses as a percentage of year end loans was 1.02%, which was equal to the percentage the prior year end.

     Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, other real estate and other real estate under contract for sale. Loans are placed on non-accrual status when management has concerns relating to the ability to collect the loan principal and interest and generally when such loans are 90 days or more past due. While non-performing assets represent potential losses to the Company, management does not anticipate any aggregate material losses, since most loans are believed to be adequately secured. Management believes the allowance for loan losses is sufficient to absorb known risks in the portfolio. No assurance can be given, however, that economic conditions will not adversely affect borrowers and result in increased losses.

CAPITAL RESOURCES

     Banks and bank holding companies, as regulated institutions, must meet required levels of capital. The Office of the Comptroller of the Currency ("OCC") and the Federal Reserve, who have been, respectively, the primary regulators for the Bank and the Company, have adopted minimum capital regulations or guidelines that categorize components and the level of risk associated with various types of assets. Financial institutions are required to maintain a level of capital commensurate with the risk profile assigned to its assets in accordance with the guidelines. As shown in table 7 on page fourteen, in 1996 the Company and the Bank both maintained capital levels exceeding the minimum levels for "well capitalized" banks and bank holding companies but, because of the growth realized during 1997, the levels fell to "adequately capitalized" by the end of 1997. In order to restore capital levels and position the Company for future growth, a total of 897,000 additional shares of stock were sold in a public offering during April/May, 1998, generating approximately $18.5 million in new capital, which resulted in both the Bank and the Company achieving a "well capitalized" level of capital at year end. Effective in March 1999, the Bank converted from a national bank, regulated by the OCC, to a North Carolina bank, regulated by the North Carolina Commissioner of Banks ("Commissioner"). The Bank will continue to be required to meet certain levels of capital.

INTEREST RATE SENSITIVITY AND LIQUIDITY MANAGEMENT

     A primary objective of interest rate sensitivity management is to ensure the stability and quality of the Company's primary earning component, net interest income. This process involves monitoring the Company's balance sheet in order to determine the potential impact that changes in the interest rate environment would have on net interest income. Rate sensitive assets and liabilities have interest rates which are subject to change within a specific time period, due to either maturity or to contractual agreements which allow the instruments to reprice prior to maturity. Interest rate sensitivity management seeks to ensure that both assets and liabilities react to changes in interest rates within a similar time period, thereby minimizing the risk to net interest income.

     The measurement of the Company's interest rate sensitivity, or "gap" is a technique traditionally used in asset/liability management. The interest sensitivity gap is the difference between repricing assets and repricing liabilities for a particular time period. Table 8 on page fourteen indicates a ratio of rate sensitive assets to rate sensitive liabilities within one year at December 31, 1998 to be 0.97%. This ratio indicates that net interest income would decline in a rising interest rate environment, since a greater amount of liabilities than assets would reprice more quickly over the one-year period. Included in rate sensitive liabilities are certain deposit accounts (NOW, MMI and savings) that are subject to immediate withdrawal and repricing, yet have no stated maturity. These balances are presented in the category that management believes best identifies their actual repricing patterns. This analysis assumes 45% of NOW and MMI accounts, and 15% of savings accounts reprice within one year and the remaining balances reprice after one year. The schedule also includes $29.5 million of securities that are callable within the one-year sensitivity time period. While these securities have contractual maturities beyond one year, management believes these securities will be


                                    Thirteen

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 7

REGULATORY CAPITAL
(IN THOUSANDS, EXCEPT PERCENTAGES)

                                                               Year Ended December 31,
                                                 ----------------------------------------------------
                                                      1998               1997              1996
                                                 ---------------    --------------    ---------------
Total capital to risk weighted assets
     Consolidated..............................  $45,928   16.25%   $23,938   9.88%   $21,868   15.10%
     Bank......................................   44,739   15.83     23,248   9.59     21,442   14.80
Tier 1 capital to risk weighted assets
     Consolidated..............................   43,322   15.32     21,607   8.92     19,464   13.40
     Bank......................................   42,133   14.90     20,917   8.63     19,039   13.10
Tier 1 capital to average assets
     Consolidated..............................   43,322   10.30     21,607   7.02     19,464    9.60
     Bank......................................   43,133   10.05     20,917   6.79     19,039    9.40

TABLE 8

INTEREST SENSITIVITY ANALYSIS
DECEMBER 31, 1998
(IN THOUSANDS, EXCEPT RATIOS)

                                                                         Total       Total
                                                                       Sensitive   Sensitive
                                     1-90       91-180      181-365     Within       Over
                                      Day         Day         Day         One         One
                                   Sensitive   Sensitive   Sensitive     Year        Year       Total
                                   ---------   ---------   ---------   ---------   ---------   --------
Interest earning assets:
Loans, net of non-accruals.......  $160,544    $  2,375    $  6,098    $169,017    $ 86,455    $255,472
Taxable investment securities....    10,707       6,007      15,523      32,237     107,251     139,488
Tax exempt investment
  securities.....................         0           0           0           0       3,815       3,815
Other investment securities......     1,335           0           0       1,335           0       1,335
Due from FHLB....................       269           0           0         269           0         269
                                   --------    --------    --------    --------    --------    --------
  Total interest earning
     assets......................   172,855       8,382      21,621     202,858     197,521     400,379
                                   --------    --------    --------    --------    --------    --------
Interest bearing liabilities:
Savings/NOW/MMI..................    28,845           0           0      28,845      45,520      74,365
Other time deposits..............    63,607      42,053      61,674     167,334      64,718     232,052
Overnight borrowings.............    13,932           0           0      13,932           0      13,932
Other borrowings.................         0           0           0           0      15,000      15,000
                                   --------    --------    --------    --------    --------    --------
  Total interest bearing
     liabilities.................   106,384      42,053      61,674     210,111     125,238     335,349
                                   --------    --------    --------    --------    --------    --------
Interest sensitivity gap.........  $ 66,471    $(33,671)   $(40,053)   $ (7,253)
                                   ========    ========    ========    ========
Ratio of interest sensitive
  assets to interest sensitive
  liabilities....................      1.62        0.20        0.35        0.97


                                    Fourteen

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

called on the specified dates based upon the difference in the coupon rate of the securities and the current level of interest rates. Furthermore, the overall risk to net interest income is further mitigated by the Company's increased level of variable rate loans. These are loans with a contractual interest rate tied to an index, such as the prime rate. A portion of these loans may reprice on multiple occasions during a one-year period due to changes in the underlying rate index. Approximately 63% of the total loan portfolio have variable rates, and reprices in accordance with the underlying rate index subject to terms of individual note agreements.

     In addition to the traditional gap analysis, the Company also utilizes a computer based interest rate risk simulation model. This comprehensive model includes rate sensitivity gap analysis, rate shock net interest margin analysis, and asset/liability term and rate analysis. The Company uses this model to monitor interest rate risk on a quarterly basis and to detect trends that may affect the overall net interest income for the Company. This simulation incorporates the dynamics of balance sheet and interest rate changes and reflects the related effect on net interest income. As a result, this analysis more accurately projects the risk to net interest income over the upcoming twelve-month period. The Company has an established policy to monitor interest rate risk. The policy provides guidance for levels of interest rate risk and potential remediations, if necessary, to mitigate excessive levels of risk. The modeling results indicate the Company is subject to an acceptable level of interest rate risk.

     Liquidity management refers to the ability to meet day-to-day cash flow requirements based primarily on activity in loan and deposit accounts of the Company's customers. Deposit withdrawals, loan funding and general corporate activity create a need for liquidity for the Company. Liquidity is derived from sources such as deposit growth, maturity/calls/sales of investment securities, principal and interest payment on loans, access to borrowed funds or lines of credit, and profits.

     The Company's primary source of funds has been from increased deposit and sweep account balances. Liquidity is further enhanced by a $40.0 million line of credit with the Federal Home Loan Bank of Atlanta collateralized by FHLB stock and qualifying 1-4 family residential mortgage loans. There are unsecured overnight borrowing lines available through several financial institutions. An additional source of liquidity for 1998 was the stock issuance. While this is not an ongoing source of liquidity, the issuance netted $18.5 million in funds for the Company. Internal liquidity analysis indicates the Company is well positioned to fund earning assets in the twelve month period analyzed.

     Interest rate risk management and liquidity management are both a part of the Company's overall asset/liability management process. The primary oversight of asset/liability management rests with the Company's Asset and Liability Committee, which is comprised of senior management and members of the Bank's Board of Directors. The committee meets on a regular basis to review the asset/liability management activities of the Company and monitor compliance with established policies. A member of the Board of Directors chairs the committee and reports on its activities to the full Board.

MARKET RISK

     Market risk is the possible chance of loss from unfavorable changes in market prices and rates. These changes may result in a reduction of current and future period net interest income, which is the favorable spread earned from the excess of interest income on interest-earning assets, over interest expense on interest-bearing liabilities.

     The Company considers interest rate risk to be its most significant market risk, which could potentially have the greatest impact on operating earnings. The Company is asset sensitive, which means that falling interest rates could result in a reduced amount of net interest income. The monitoring of interest rate risk is discussed in "Interest Rate Sensitivity and Liquidity Management" on page thirteen. The Company is not subject to other types of market risk, such as foreign currency exchange rate risk, commodity or equity price risk.

     The following Table 9 presents the Company's financial instruments which are considered to be sensitive to changes in interest rates, categorized by contractual maturities, average interest rates and estimated fair values at December 31, 1998.


                                    Fifteen

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

TABLE 9

MARKET RISK OF FINANCIAL INSTRUMENTS
(IN THOUSANDS, EXCEPT PERCENTAGES)

                                          Contractual Maturities at December 31, 1998
                            -----------------------------------------------------------------------   Average    Estimated
                                                                               Over Five              Interest     Fair
                              1999      2000      2001      2002      2003       Years      Total       Rate       Value
                            --------   -------   -------   -------   -------   ---------   --------   --------   ---------
Financial assets
  Debt securities.........  $     60   $ 9,022   $12,521   $27,475   $36,741   $ 57,484    $143,303     5.95%    $144,391
  Loans:
    Fixed rate............     9,131    14,218    13,327    11,492     9,403     36,736      94,307     9.08%      96,628
    Variable rate.........    53,537    16,474    11,784    24,234    19,827     35,664     161,520     8.37%     161,216
                            --------   -------   -------   -------   -------   --------    --------              --------
         Total............  $ 62,728   $39,714   $37,632   $63,201   $65,971   $129,884    $399,130     7.67%    $402,235
                            ========   =======   =======   =======   =======   ========    ========              ========
Financial liabilities
  NOW.....................  $ 23,235   $    --   $    --   $    --   $    --   $     --    $ 23,235     0.80%    $ 23,235
  MMI.....................    35,728        --        --        --        --         --      35,728     4.11%      35,728
  Savings.................    15,402        --        --        --        --         --      15,402     1.75%      15,402
  Time deposits              168,852    42,282    13,883     5,171     1,269        595     232,052     5.47%     232,615
  Borrowings..............        --        --        --    10,000     5,000         --      15,000     5.63%      15,066
  Federal funds purchased
    and retail
    repurchase............    13,932        --        --        --        --         --      13,932     4.21%      13,932
                            --------   -------   -------   -------   -------   --------    --------              --------
                            $257,149   $42,282   $13,883   $15,171   $ 6,269   $    595    $335,349     4.79%    $335,978
                            ========   =======   =======   =======   =======   ========    ========              ========

OTHER MATTERS

     In November, 1997, the Company and the OCC entered into a Memorandum of Understanding (the "MOU") under which the Company agreed to take certain actions to improve its infrastructure, primarily necessitated by its rapid growth. The Company believes that it has complied fully with all provisions of the MOU and, since its conversion to a North Carolina-chartered bank in March, 1999, the Bank is no longer subject to the supervision and regulation of the OCC and the MOU no longer binds the institution.

YEAR 2000 DISCUSSION

     As the Year 2000 approaches, an important business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many application software products were designed to accommodate a two-digit year. As the Year 2000 approaches, the Company has taken, and continues to take, steps to address the Year 2000 issue.

     The Company primarily utilizes a third party vendor for processing its primary banking applications. In addition, the Company also utilizes third party vendor application software for all ancillary computer applications. The third party vendor for the Company's banking applications is in the process of modifying, upgrading or replacing its computer applications to ensure Year 2000 compliance. The vendor has advised the Company that the vendor has hired the services of a consultant to review the plan and assist such vendor in achieving Year 2000 compliance.

     The Federal Financial Institutions Examination Council recognizes five phases that banks must complete to achieve Year 2000 readiness: 1) Awareness of the potential risks associated with Year 2000; 2) Assessment of all information and environmental systems needing enhancements; 3) Renovation of the systems that are not Year 2000 ready; 4) Validation of the renovated systems to assure Year 2000 readiness; and 5) Implementation of the renovated product into the ongoing operations. The Company has established a Year 2000 committee that is responsible for achieving Y2K preparedness. The committee meets on a regular basis, and is chaired by a member of senior management.

     By the end of September 1998, the Company had completed the awareness, assessment, and renovation phases for its core processing systems. The Company completed the validation and implementation phase for its core processing applications, and other mission critical applications during the fourth quarter of 1998. At year-end, the Company had completed the awareness, assessment, and renovation phases for non-mission critical applications. The validation and implementation phases are scheduled to be completed by March 31, 1999. The Company also uses non-computer systems, such as ATMs, security systems,


                                    Sixteen

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

telecommunications systems and alarm systems that may contain embedded technology. The Company expects to complete the implementation phase for non-computer systems by March 31, 1999.

     Cost of Year 2000 compliance is not expected to be material to the result of operations. Year 2000 expenses totaled $9,000 for 1998, and are budgeted at $35,000 for the upcoming year. These costs only reflect external cost of Year 2000 compliance, and does not include personnel expense based on time devoted to this effort by employees.

     As a lending institution, the Company is also exposed to potential risk if borrowers suffer Year 2000 related difficulties and are unable to repay their loans. The Company is discussing the Year 2000 with borrowers as part of the loan granting or renewal process. At this time, it is impossible to determine what impact, if any, the Year 2000 will have on the loan payment performance of the Company's borrowers. No single borrower is significant enough to materially impact the financial position of the Company. Thus far, however, none of the Company's borrowers have reported the expectation of material adverse impacts as a result of the Year 2000.

     In addition to the above noted efforts, the Company is also developing contingency plans in the event one or more systems would fail. A Year 2000 Contingency Planning Team is developing procedures for key areas that does not involve computer processing. By utilizing these procedures, management feels the Company would be able to operate until the problems are resolved.

     Our failure to anticipate and correct a material Year 2000 problem could result in an interruption in, or a failure of certain normal business activities or operations. In addition to internal computer systems, the Company is dependent upon the operation of various infrastructure providers, such as power utilities, voice and data transmission networks, government agencies and correspondent banks. Although dependent upon these services, proper delivery by such systems is not controlled by the Company. We believe that a failure of one or more of these systems would be the mostly likely worst case scenario of any year 2000 problems affecting us. The Company would implement its contingency plan if such a failure were to occur. Under these conditions, it is likely that there would be a temporary disruption of customer services, accompanied by customer inconvenience and additional cost of implementing the contingency plan. Such cost cannot be estimated due to the high level of uncertainty surrounding the potential disruptions. Although the Company believes its contingency plan will satisfactorily address these issues without a material adverse effect on our business, there can be no assurances that the contingency plan will function as expected, or that the results of operations for the Company will not be adversely impacted in the event of a prolonged disruption of service.

NEW ACCOUNTING PRONOUNCEMENTS

     In June of 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. This standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Based on its operations at December 31, 1998, management does not expect this standard to have a material effect on the Company's financial statements upon adoption.

EFFECTS OF INFLATION

     Inflation affects financial institutions in ways that are different from most commercial and industrial companies, which have significant investments in fixed assets and inventories. The effect of inflation on interest rates can materially impact bank operations, which rely on net interest margins as a major source of earnings. Non-interest expenses, such as salaries and wages, occupancy and equipment cost are also negatively affected by inflation.

RECENT EVENTS

     In December, 1998, the Company announced that the Board of Directors had authorized the purchase of up to 170,000 shares of the Company's common stock through December 31, 2001. Through February 4, 1999, the Company had purchased a total of 119,000 shares, or 70.0% of the total shares authorized, at an average price per share of $17.51.

     In March, 1999, the wholly-owned subsidiary of the Company, First National Bank Southeast (the "Bank") converted from a national to a North
Carolina-chartered bank and, at the same time, changed its


                                   Seventeen

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Continued
--------------------------------------------------------------------------------

name to FNB Southeast. As a North Carolina bank and member of the Federal Reserve, the Bank is supervised and examined by the Federal Reserve and the Commissioner and is also subject to the supervisory authority of the Federal Deposit Insurance Corporation.

TABLE 10

QUARTERLY FINANCIAL DATA
(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                            1998                                        1997
                                          4TH QTR.   3RD QTR.   2ND QTR.   1st Qtr.   4th Qtr.   3rd Qtr.   2nd Qtr.   1st Qtr.
                                          --------   --------   --------   --------   --------   --------   --------   --------
Interest income.........................   $7,910     $8,083     $7,854     $6,828     $6,370     $5,509     $4,939     $4,199
Interest expense........................    4,148      4,337      4,070      3,562      3,209      2,560      2,321      1,966
                                           ------     ------     ------     ------     ------     ------     ------     ------
Net interest income.....................    3,762      3,746      3,784      3,266      3,161      2,949      2,618      2,233
Provision for loan losses...............      205        345        315        265        300        230        150         80
                                           ------     ------     ------     ------     ------     ------     ------     ------
Net interest income after provision for
  loan losses...........................    3,557      3,401      3,469      3,001      2,861      2,719      2,468      2,153
                                           ------     ------     ------     ------     ------     ------     ------     ------
Other income............................      770        601        448        435        396        357        347        254
                                           ------     ------     ------     ------     ------     ------     ------     ------
Other expenses..........................    2,753      2,494      2,466      2,257      2,309      2,033      1,886      1,675
                                           ------     ------     ------     ------     ------     ------     ------     ------
Income before income taxes..............    1,574      1,508      1,451      1,179        948      1,043        929        732
Income taxes............................      485        478        498        404        278        359        312        226
                                           ------     ------     ------     ------     ------     ------     ------     ------
Net income..............................   $1,089     $1,030     $  953     $  775     $  670     $  684     $  617     $  506
                                           ======     ======     ======     ======     ======     ======     ======     ======
Earnings per share:
  Basic.................................   $  .32     $  .30     $  .30     $  .31     $  .27     $  .28     $  .24     $  .21
  Diluted...............................   $  .30     $  .29     $  .28     $  .29     $  .25     $  .26     $  .23     $  .19

TABLE 11

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

                                                                1998                 1997
                                                             Price Range          Price Range
                                                           ---------------      ---------------
                    Calendar Quarter                          High/Low             High/Low
                    ----------------                       ---------------      ---------------
First....................................................  $26.00 / $23.75      $15.19 / $11.81
Second...................................................  $25.50 / $22.50      $24.75 / $13.50
Third....................................................  $25.25 / $17.75      $29.00 / $21.75
Fourth...................................................  $19.75 / $16.00      $28.25 / $24.75

     There were approximately 889 record holders of the Company stock at December 31, 1998. The following table shows the frequency and amount of cash dividends (on a per share basis) declared on stock of the Company for the two most recent calendar years.

                                                                Year Ended
                                                               December 31,
                                                              --------------
                      CALENDAR QUARTER                        1998      1997
                      ----------------                        ----      ----
First.......................................................  $.10      $.09
Second......................................................   .10       .10
Third.......................................................   .10       .10
Fourth......................................................   .10       .10
                                                              ----      ----
    Total Annual Dividends..................................  $.40      $.39
                                                              ====      ====

---------------

(1)The stock prices and dividends declared have been adjusted for the four-for-three stock splits effected as 33% stock dividends on April 30, 1997 and September 12, 1997.


                                    Eighteen

REPORT OF INDEPENDENT ACCOUNTANTS
---------------------------------------------------------

February 5, 1999

The Board of Directors
FNB Financial Services Corporation
  and Subsidiary
Reidsville, North Carolina

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of FNB Financial Services Corporation and Subsidiary at December 31, 1998, and the results of their operations and their cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of FNB Financial Services Corporation as of December 31, 1997 and 1996, were audited by other auditors whose report dated February 10, 1998, expressed an unqualified opinion on those statements. We conducted our audit of the 1998 statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP

Raleigh, North Carolina


                                    Nineteen

                                [GRAPHIC OMITTED]








                          Independent Auditors' Report


The Board of Directors
FNB Financial Services Corporation
               and Subsidiary
Reidsville, North Carolina

We have audited the accompanying consolidated balance sheet of FNB Financial Services Corporation and Subsidiary as of December 31, 1997 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FNB Financial Services Corporation and Subsidiary as of December 31, 1997, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1997, in conformity with generally accepted accounting principles.




                                /s/ CHERRY, BEKAERT & HOLLAND, L.L.P.



Reidsville, North Carolina
February 10, 1998

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
----------------------------------------------

DECEMBER 31, 1998 AND 1997
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  1998          1997
                                                                --------      --------
ASSETS
Cash and due from banks.....................................    $  8,854      $  9,612
Investment securities:
  Available for sale........................................     144,391        77,346
  Federal Home Loan Bank and Federal Reserve Bank stock.....       1,335         1,392
Loans, net of allowance for credit losses of $2,606 in 1998
  and $2,331 in 1997........................................     253,221       226,384
Property and equipment, net.................................       7,295         6,490
Accrued income and other assets.............................       6,613         3,927
                                                                --------      --------
          Total assets......................................    $421,709      $325,151
                                                                ========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
  Noninterest-bearing.......................................    $ 38,588      $ 31,464
  Interest-bearing..........................................     306,417       240,810
                                                                --------      --------
          Total deposits....................................     345,005       272,274
Federal funds purchased and retail repurchase agreements....      13,932        13,720
Other borrowings............................................      15,000        15,000
Accrued expenses and other liabilities......................       3,206         1,639
                                                                --------      --------
          Total liabilities.................................     377,143       302,633
                                                                --------      --------
Commitments and contingent liabilities
Shareholders' equity
Preferred stock, no par value; Authorized -- 10,000,000
  shares; none issued.......................................          --            --
Common stock, $1.00 par value;
  Authorized -- 40,000,000 shares; Outstanding --
    3,429,564 in 1998 and 2,493,680 in 1997.................       3,430         2,494
Paid-in capital.............................................      21,359         3,287
Retained earnings...........................................      19,113        16,541
                                                                --------      --------
                                                                  43,902        22,322
Accumulated other comprehensive income......................         664           196
                                                                --------      --------
          Total shareholders' equity........................      44,566        22,518
                                                                --------      --------
          Total liabilities and shareholders' equity........    $421,709      $325,151
                                                                ========      ========

See notes to consolidated financial statements.


                                     Twenty

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
--------------------------------------------------------------------------------

YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
(IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                 1998       1997       1996
                                                                -------    -------    -------
Interest income
  Loans.....................................................    $23,190    $17,616    $12,092
  Federal funds sold........................................        213        133         53
  Investment securities:
     Taxable................................................      6,912      2,800      2,480
     Tax exempt.............................................        271        358        657
  Other.....................................................         89        110         78
                                                                -------    -------    -------
          Total interest income.............................     30,675     21,017     15,360
                                                                -------    -------    -------
Interest expense
  Deposits..................................................     14,600      9,287      6,449
  Federal funds purchased and other borrowings..............      1,517        769        313
                                                                -------    -------    -------
          Total interest expense............................     16,117     10,056      6,762
                                                                -------    -------    -------
Net interest income.........................................     14,558     10,961      8,598
Provision for credit losses.................................      1,130        760        415
                                                                -------    -------    -------
Net interest income after provision for credit losses.......     13,428     10,201      8,183
                                                                -------    -------    -------
Other income
  Service charges on deposit accounts.......................      1,107        896        746
  Other service charges and fees............................        206        168        164
  Bankcard fees.............................................        427        213         19
  Net gain on sales of loans................................         92         39         16
  Net gain on securities available for sale.................        422         38        307
                                                                -------    -------    -------
          Total other operating income......................      2,254      1,354      1,252
                                                                -------    -------    -------
Other expenses
  Salaries and employee benefits............................      5,939      4,709      3,630
  Occupancy expense.........................................        611        529        345
  Furniture and equipment expense...........................        836        628        465
  Insurance expense, including FDIC assessment..............         97         62         35
  Marketing expense.........................................        140        154         97
  Printing and supply expenses..............................        206        251        205
  Bankcard processing.......................................        402        185         31
  Other expenses............................................      1,739      1,385      1,196
                                                                -------    -------    -------
          Total other expenses..............................      9,970      7,903      6,004
                                                                -------    -------    -------
Income before income taxes..................................      5,712      3,652      3,431
Income tax expense..........................................      1,865      1,175      1,021
                                                                -------    -------    -------
Net income..................................................      3,847      2,477      2,410
Other comprehensive income (loss)...........................        468         40       (311)
                                                                -------    -------    -------
Comprehensive income........................................    $ 4,315    $ 2,517    $ 2,099
                                                                =======    =======    =======
Net income per share, basic.................................    $  1.23    $  1.00    $  0.98
                                                                =======    =======    =======
Net income per share, diluted...............................    $  1.16    $  0.93    $  0.96
                                                                =======    =======    =======

See notes to consolidated financial statements.


                                   Twenty-One

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
(IN THOUSANDS)

                                                                 1998       1997       1996
                                                                -------    -------    -------
Common stock
  Balance at beginning of year..............................    $ 2,494    $ 1,383    $ 1,098
  Stock split effected in the form of a stock dividend......         --      1,082        275
  Stock issuance............................................        897         --         --
  Dividend reinvestment plan................................         13          6          3
  Exercise of stock options.................................         19         11          7
  Employee 401(k) plan......................................          6         12         --
  Employee stock awards.....................................          1         --         --
                                                                -------    -------    -------
  Balance at end of year....................................      3,430      2,494      1,383
                                                                -------    -------    -------
Paid-in capital
  Balance at beginning of year..............................      3,287      2,728      2,580
  Stock issuance............................................     17,546         --         --
  Dividend reinvestment plan................................        266        156         60
  Exercise of stock options.................................         52         92         84
  Employee 401(k) plan......................................        202        308         --
  Employee stock awards.....................................          6          3          4
                                                                -------    -------    -------
  Balance at end of year....................................     21,359      3,287      2,728
                                                                -------    -------    -------
Retained earnings
  Balance at beginning of year..............................     16,541     16,119     14,837
  Net income................................................      3,847      2,477      2,410
  Cash paid for fractional shares...........................         --        (14)        (5)
  Cash dividends paid ($.40 per share in 1998, $.39 in 1997,
     and $.34 in 1996)......................................     (1,275)      (959)      (848)
  Stock split effected in the form of a stock dividend......         --     (1,082)      (275)
                                                                -------    -------    -------
  Balance at end of year....................................     19,113     16,541     16,119
                                                                -------    -------    -------
Accumulated other comprehensive income
  Balance at beginning of year..............................        196        156        467
  Other comprehensive income................................        468         40       (311)
                                                                -------    -------    -------
  Balance at end of year....................................        664        196        156
                                                                -------    -------    -------
          Total shareholders' equity........................    $44,566    $22,518    $20,386
                                                                =======    =======    =======

See notes to consolidated financial statements.


                                   Twenty-Two

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
---------------------------------------------------------------

YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
(IN THOUSANDS)

                                                                1998          1997         1996
                                                              ---------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received.........................................  $  28,374     $ 19,247     $ 14,685
  Fees and commission received..............................      2,427        1,951        1,627
  Interest paid.............................................    (15,945)      (9,499)      (6,660)
  Noninterest expense paid..................................     (8,877)      (6,749)      (5,264)
  Income taxes paid.........................................     (1,831)      (1,538)      (1,493)
  Proceeds from mortgage loans..............................     13,220        3,963        3,122
                                                              ---------     --------     --------
         Net cash provided by operating activities..........     17,368        7,375        6,017
                                                              ---------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of securities available for sale......     93,200       55,427       43,707
  Proceeds from maturities of securities available for
    sale....................................................      8,713       17,617        7,887
  Purchases of securities...................................   (168,345)     (99,330)     (47,933)
  Capital expenditures......................................     (1,510)      (2,291)      (1,532)
  Sales of assets...........................................         --          269           --
  (Increase) decrease in other real estate owned............     (1,419)           3          158
  Net (increase) decrease in loans..........................    (40,331)     (88,505)     (36,268)
                                                              ---------     --------     --------
         Net cash used in investing activities..............   (109,692)    (116,810)     (33,981)
                                                              ---------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand, savings and interest checking
    accounts................................................     29,604       12,381        4,217
  Net increase in time deposits.............................     44,017       80,514       20,764
  Net increase in other borrowings..........................         --       15,000           --
  Net increase in federal funds purchased and retail
    repurchase agreements...................................        212        5,070        5,498
  Purchase of fractional shares.............................         --          (14)          (5)
  Proceeds from issuance of common stock....................     19,008          588          158
  Dividends paid............................................     (1,275)        (959)        (848)
                                                              ---------     --------     --------
         Net cash provided by financing activities..........     91,566      112,580       29,784
                                                              ---------     --------     --------
Net increase (decrease) in cash and cash equivalents........       (758)       3,145        1,820
Cash and cash equivalents, beginning of year................      9,612        6,467        4,647
                                                              ---------     --------     --------
Cash and cash equivalents, end of year......................  $   8,854     $  9,612     $  6,467
                                                              =========     ========     ========
Supplemental disclosure of non-cash transactions
  Non-cash transfers from loans to other real estate........  $   1,448     $    107     $     24
                                                              =========     ========     ========
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
  Net income................................................  $   3,847     $  2,477     $  2,410
    Adjustments to reconcile net income to net cash provided
      by operating activities
      Provision for credit losses...........................      1,130          760          415
      Depreciation..........................................        680          474          376
      Accretion and amortization............................        387          282          288
      Gain on sale of securities available for sale.........       (422)         (38)        (307)
      (Gain) loss on sale of mortgage loans.................        (92)         (39)         (16)
      Proceeds from mortgage loans..........................     13,220        3,963        3,122
      (Gain) loss on other assets...........................          6           39           84
      Deferred tax (benefit) provision......................         --         (338)        (384)
      Increase in accrued income and other assets...........     (1,398)        (803)        (631)
      Increase in accrued expenses and other liabilities....         10          598          660
                                                              ---------     --------     --------
         Net cash provided by operating activities..........  $  17,368     $  7,375     $  6,017
                                                              =========     ========     ========

See notes to consolidated financial statements.


                                  Twenty-Three

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------------

DECEMBER 31, 1998, 1997 AND 1996

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

  Investment Securities

     The Company classifies its investment securities at the time of purchase into three categories as follows:

        -- held-to-maturity -- reported at amortized cost,

        -- trading -- reported at fair value with unrealized gains and losses included in earnings, or

        -- available-for-sale -- reported at fair value with unrealized gains and losses reported in other comprehensive income.

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


                                  Twenty-Four

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

     While management uses the best available information to evaluate the adequacy of the allowance for credit losses, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for credit losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize changes to the allowance based on their judgments about information available to them at the time of their examination.

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

  Income taxes

     Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities and non-deductible expenses) and deferred taxes on temporary differences between the tax bases of assets and liabilities and their reported amounts in financial statements at currently enacted income tax rates applicable to the period in which the deferred tax asset and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

  Net income per share

     At December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". SFAS No. 128 requires disclosure of two earnings per share amounts: basic net income per share of common stock and diluted net income per share of common stock. Basic net income per share of common stock is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during each year. Diluted net income per share of common stock is computed by dividing net income plus any adjustments to net income related to issuance of dilutive potential common shares by the weighted average number of shares of common stock outstanding during each year plus the number of dilutive potential common shares. 1996 earnings per share amounts have been restated in order to comply with the new accounting standard.


                                  Twenty-Five

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

  Segment Information

     During the year ended December 31, 1998, the Bank adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement requires that public business enterprises report certain information about operating segments in their annual financial statements and in condensed financial statements for interim periods issued to stockholders. It also requires that the public business enterprises report related disclosures and descriptive information about products and services provided by significant segments, geographic areas, and major customers, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

     Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has determined that it has one significant operating segment, the providing of general commercial financial services to customers located in Reidsville, Madison, Eden, Ruffin, Greensboro and Wilmington, North Carolina and surrounding communities. The various products are those generally offered by community banks, and the allocation of resources is based on the overall performance of the Company, versus the individual branches or products.

     There are no differences between the measurements used in reporting segment information and those used in the Company's general-purpose financial statements.

  New Accounting Pronouncements

     In June of 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. This standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Based on its operations at December 31, 1998, management does not expect this standard to have a material effect on the Company's financial statements upon adoption.

  Reclassification

     Certain items for 1996 and 1997 have been reclassified to conform with the 1998 presentation. Such reclassifications had no effect on net income or shareholders' equity as previously reported.

NOTE 2 -- RESTRICTION ON CASH AND DUE FROM BANKS

     The Bank maintains average reserve balances with the Federal Reserve Bank. The average amounts of these reserve balances for the years ended December 31, 1998 and 1997 were $373,000 and $362,000, respectively.


                                   Twenty-Six

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

NOTE 3 -- INVESTMENT SECURITIES

     Investment securities consist of the following:

                                                        Gross         Gross       Estimated
                                         Amortized    Unrealized    Unrealized      Fair
                                           Cost         Gains         Losses        Value
                                         ---------    ----------    ----------    ---------
                                                           (In thousands)
DECEMBER 31, 1998
Available for sale:
  U.S. government agency securities....  $139,488       $  863         $ 71       $140,280
  State and municipal obligations......     3,815          296           --          4,111
                                         --------       ------         ----       --------
                                          143,303        1,159           71        144,391
Federal Home Loan Bank and Federal
  Reserve Bank stock...................     1,335           --           --          1,335
                                         --------       ------         ----       --------
          Total investment
            securities.................  $144,638       $1,159         $ 71       $145,726
                                         ========       ======         ====       ========
DECEMBER 31, 1997
Available for sale:
  U.S. treasury notes..................  $  3,074       $   18         $ --       $  3,092
  U.S. government agency securities....    68,997           75           99         68,973
  State and municipal obligations......     4,953          328           --          5,281
                                         --------       ------         ----       --------
                                           77,024          421           99         77,346
Federal Home Loan Bank and Federal
  Reserve Bank stock...................     1,392           --           --          1,392
                                         --------       ------         ----       --------
          Total investment
            securities.................  $ 78,416       $  421         $ 99       $ 78,738
                                         ========       ======         ====       ========

     The amortized cost and estimated market value of debt securities at December 31, 1998, by contractual maturities, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Securities available for sale
                                                              -----------------------------
                                                              Amortized         Estimated
                                                                 Cost          Fair Value
                                                              ----------      -------------
                                                                     (In thousands)
Due in one year or less.....................................   $     60         $     61
Due after one through five years............................     85,759           86,418
Due after five through ten years............................     45,769           46,220
Due after ten years.........................................     11,715           11,692
                                                               --------         --------
                                                               $143,303         $144,391
                                                               ========         ========

     Proceeds from the sale of investment securities available for sale, gross realized gains, gross realized losses, and the related income taxes on net realized gains were as follows:

                                                                Year ended December 31,
                                                             -----------------------------
                                                              1998       1997       1996
                                                             -------    -------    -------
                                                                    (In thousands)
Proceeds from sales........................................  $93,200    $55,427    $43,707
Gross realized gains.......................................      424        226        376
Gross realized losses......................................        2        188         69
Applicable income tax on net realized gains................      164         15        120


                                  Twenty-Seven

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

     At December 31, 1998 and 1997, investment securities with a carrying value of approximately $28,113,000 and $24,195,000 respectively, were pledged as collateral to secure public deposits and for other purposes.

NOTE 4 -- LOANS

     Major classifications of loans are as follows:

                                                                  December 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                                                 (In thousands)
Commercial, financial and agricultural......................  $ 45,141    $ 54,294
Consumer....................................................    52,387      46,078
Real estate:
  Residential mortgage......................................    50,121      58,238
  Commercial mortgage.......................................    83,202      51,022
  Construction..............................................    24,976      19,083
                                                              --------    --------
          Total.............................................  $255,827    $228,715
                                                              ========    ========

     At December 31, 1998 and 1997, the recorded investment in loans that were considered impaired was approximately $355,000 and $1,250,000, respectively. The related allowance for loan losses on these impaired loans was approximately $60,000 and $188,000, respectively. The average recorded investment in impaired loans for the years ended December 31, 1998 and 1997 was approximately $703,000 and $625,000, respectively. There were no loans on nonaccrual status that were not considered impaired at December 31, 1998. However, such loans totaled $12,000 at December 31, 1997.

     Mortgage loans serviced for the Federal Home Loan Mortgage Corporation are not included in the accompanying consolidated balance sheets. The unpaid principal balances of those loans at December 31, 1998 and 1997 were $23,241,000 and $18,816,000, respectively.

     Certain 1-4 family residential mortgage loans are held as collateral under a blanket floating lien to secure a portion of the Bank's borrowings (see Note
8).

NOTE 5 -- ALLOWANCE FOR CREDIT LOSSES

     Changes in the allowance for credit losses for the three years ended December 31 were as follows:

                                                               1998      1997      1996
                                                              ------    ------    ------
                                                                    (In thousands)
Balance at beginning of year................................  $2,331    $1,638    $1,258
Provision for credit losses.................................   1,130       760       415
Recoveries..................................................      93        93        54
Losses charged off..........................................    (948)     (160)      (89)
                                                              ------    ------    ------
Balance at end of year......................................  $2,606    $2,331    $1,638
                                                              ======    ======    ======


                                  Twenty-Eight

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

NOTE 6 -- PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

                                                               1998         1997
                                                              -------      -------
                                                                 (In thousands)
Land........................................................  $ 1,657      $ 1,202
Building and leasehold improvements.........................    4,749        4,724
Equipment...................................................    5,396        4,405
Construction in progress....................................       28           28
                                                              -------      -------
                                                               11,830       10,359
Less accumulated depreciation and amortization..............    4,535        3,869
                                                              -------      -------
                                                              $ 7,295      $ 6,490
                                                              =======      =======

NOTE 7 -- DEPOSITS

     The aggregate amount of jumbo CDs, each with a minimum denomination of $100,000, was approximately $86,867,000 and $59,700,000 in 1998 and 1997, respectively.

     At December 31, 1998 the scheduled maturities of time deposits are as follows:

                                                           (In thousands)
                                                           --------------
1999.....................................................     $168,852
2000.....................................................       42,282
2001.....................................................       13,883
2002.....................................................        5,171
2003.....................................................        1,269
Thereafter...............................................          595
                                                              --------
                                                              $232,052
                                                              ========

NOTE 8 -- FEDERAL FUNDS PURCHASED, RETAIL REPURCHASE AGREEMENTS AND OTHER BORROWINGS

     The following is a schedule of federal funds purchased, securities sold under repurchase agreements, and FHLB borrowings:

                                                        Interest                            Maximum
                                           Balance        Rate                 Average    Outstanding
                                            as of         as of      Average   Interest     at Any
                                         December 31   December 31   Balance     Rate      Month-end
                                         -----------   -----------   -------   --------   -----------
                                                    (In thousands, except for percentages)
1998
Federal funds purchased and securities
  sold under agreements to
  repurchase...........................    $13,932        4.21%      $13,008     4.92%      $17,366
FHLB borrowings........................     15,000        5.63       15,000      4.74        15,000
                                           -------                   -------                -------
     Total.............................    $28,932                   $28,008                $32,366
                                           =======                   =======                =======
1997
Federal funds purchased and securities
  sold under agreements to
  repurchase...........................    $13,720        5.31%      $9,749      5.18%      $15,455
FHLB borrowings........................     15,000        5.74        4,521      5.83        15,000
                                           -------                   -------                -------
     Total.............................    $28,720                   $14,270                $30,455
                                           =======                   =======                =======

     At December 31, 1998, the Bank had a $40 million line of credit with the FHLB under which $15 million was outstanding. This line of credit is secured with FHLB stock and a blanket floating lien on qualifying 1-4 family residential mortgage loans. The outstanding amounts consist of $10 million maturing in 2002 and


                                  Twenty-Nine

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

$5 million maturing in 2003. The borrowing maturing in 2002 has a one-time call feature in 1999 whereby if called, the interest rate converts to a floating rate based on the three month LIBOR. The borrowing maturing in 2003 has an identical call feature in 2000.

     Federal funds purchased represent unsecured overnight borrowings from other financial institutions by the Bank. Securities sold under agreement to repurchase represent short-term borrowings by the Bank with overnight maturities collateralized by securities of the United States government or its agencies.

NOTE 9 -- INCOME TAXES

     The components of income tax expense are as follows:

                                                            1998        1997        1996
                                                           ------      ------      ------
                                                                   (In thousands)
Current tax expense
  Federal................................................  $1,825      $1,448      $1,212
  State..................................................      40         149         193
                                                           ------      ------      ------
          Total current..................................   1,865       1,597       1,405
                                                           ------      ------      ------
Deferred tax expense (benefit)
  Federal................................................      --        (341)       (308)
  State..................................................      --         (81)        (76)
                                                           ------      ------      ------
          Total deferred.................................      --        (422)       (384)
                                                           ------      ------      ------
          Total income tax expense.......................  $1,865      $1,175      $1,021
                                                           ======      ======      ======

     The sources of deferred tax assets and liabilities and the tax effect of each are as follows:

                                                               1998        1997
                                                              ------      ------
                                                                (In thousands)
Deferred tax assets:
  Allowance for credit losses...............................  $  527      $  754
  Non-qualified deferred compensation plans.................     642         391
                                                              ------      ------
          Total.............................................   1,169       1,145
                                                              ------      ------
Deferred tax liabilities:
  Depreciable basis of property and equipment...............     329         271
  Net unrealized gain on securities available for sale......     370         125
  Other.....................................................      28           8
                                                              ------      ------
          Total.............................................     727         404
                                                              ------      ------
Net deferred tax assets (liabilities).......................  $  442      $  741
                                                              ======      ======

     There is no valuation allowance for deferred tax assets as management believes that realization of the deferred tax assets is more likely than not based upon the Company's history of taxable income and estimates of future taxable income.


                                     Thirty

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

     The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34% as indicated in the following analysis:

                                                            1998        1997        1996
                                                           ------      ------      ------
                                                                   (In thousands)
Tax based on statutory rates.............................  $1,942      $1,242      $1,166
Increase (decrease) resulting from:
  Effect of tax-exempt income............................     (95)       (104)       (199)
  State income taxes, net of federal benefit.............     (40)        111         122
  Other, net.............................................      58         (74)        (68)
                                                           ------      ------      ------
                                                           $1,865      $1,175      $1,021
                                                           ======      ======      ======

NOTE 10 -- LEASE COMMITMENTS

     The minimum annual lease commitments under noncancelable operating leases in effect at December 31, 1998 are as follows:

Year Ending December 31,                                          Amount
------------------------                                      --------------
                                                              (In thousands)
1999........................................................       $192
2000........................................................        200
2001........................................................        199
2002........................................................        188
2003........................................................        192
Thereafter..................................................        982
                                                                   ----

     Rental expense was $206,000 in 1998, $131,000 in 1997, and $71,000 in 1996.

NOTE 11 -- RELATED PARTY TRANSACTIONS

     The Bank had loans outstanding to principal officers and directors and their affiliated companies of approximately $3,241,000 and $3,272,000 at December 31, 1998 and 1997, respectively. During 1998, additions to such loans were $1,951,000 and repayments were $1,982,000. Such loans were made substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and do not involve more than the normal risks of collectibility.

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

  Stock grants

     During 1998, 1997, and 1996, stock grants to employees amounted to 95, 75, and 85 common shares, respectively.


                                   Thirty-One

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

  Stock option plans

     In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." Under SFAS No. 123, the Company has elected to continue using the measurement prescribed in Accounting Principles Board (APB) Opinion No. 25, and accordingly, SFAS No. 123 has no effect on the Company's financial position or results of operations.

     The Company has issued stock under both incentive and non-qualified stock options. The Company granted stock options under previously approved plans in 1998, 1997, 1996, 1995, 1992, and 1989 which authorize the granting of options with respect to shares of the Company's common stock.

     The following is a summary of stock option activity and related information for the years ended December 31:

                                 1998                       1997                       1996
                       ------------------------   ------------------------   ------------------------
                                 Weighted Avg.              Weighted Avg.              Weighted Avg.
                       Options   Exercise Price   Options   Exercise Price   Options   Exercise Price
                       -------   --------------   -------   --------------   -------   --------------
Outstanding --
  Beginning of year..  452,918       $13.25       384,864       $10.66       164,101       $ 6.99
  Granted............   95,100        24.87       90,330         23.11       233,942        12.80
  Exercised..........  (26,378)        8.39       (13,001)        7.99       (13,179)       12.24
  Forfeited..........  (10,273)       12.04       (9,275)        12.03           --            --
                       -------                    -------                    -------
Outstanding -- End of
  year...............  511,367       $15.64       452,918       $13.25       384,864       $10.66
                       =======                    =======                    =======
Exercisable -- End of
  year...............  218,491       $11.54       155,378       $ 9.21       72,718        $ 6.90
Weighted average fair
  value of options
  granted during the
  year...............  $  7.09                    $ 6.73                     $ 6.66

     The following is a summary of information concerning outstanding and exercisable options at December 31, 1998:

                          Options Outstanding                                  Options Exercisable
------------------------------------------------------------------------   ----------------------------
                                  Weighted Average                                          Weighted
   Range of         Number      Remaining Contractual   Weighted Average     Number         Average
Exercise Prices   Outstanding       Life (Years)         Exercise Price    Exercisable   Exercise Price
---------------   -----------   ---------------------   ----------------   -----------   --------------
 $ 6.75-12.52       179,899             6.48                 $ 9.21          122,891         $ 8.57
  12.94-25.25       331,468             8.85                  19.13           95,600          15.35
                    -------                                                  -------
                    511,367                                                  218,491
                    =======                                                  =======

     Because the Company has adopted the disclosure-only provisions of SFAS No. 123, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date of the awards consistent with the provisions of SFAS No. 123, the Company's net income and basic net income per share would have been reduced to the pro forma amounts indicated below:

                                                       1998          1997          1996
                                                    ----------    ----------    ----------
Net income -- as reported.......................    $3,847,000    $2,477,000    $2,410,000
Net income -- pro forma.........................     3,270,000     2,068,000     2,153,000
Basic net income per share -- as reported.......          1.23          1.00          0.98
Basic net income per share -- pro forma.........          1.06          0.84          0.88


                                   Thirty-Two

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996: dividend yield of 3.20%, expected volatility of 29.0% for 1998, 34.0%, for 1997 and 1996, risk-free interest rates of 5.55% for 1998, 5.70% for 1997 and 6.20% for 1996, and expected lives of 7 years for 1998 options, and 4 years for 1997 and 1996 options.

     These plans provide that shares granted come from the Company's authorized but unissued or reacquired common stock. The price of the options granted pursuant to these plans will not be less than 100 percent of the fair market value of the shares on the date of grant. The options granted in 1989, 1992, and 1995 vest ratably over a five year period, and the options granted in 1996, 1997 and 1998 vest ratably over a four year period; however, no option will be exercisable after ten years from the date granted.

NOTE 13 -- OTHER COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes requirements for the disclosure of comprehensive income in the Company's consolidated financial statements. Comprehensive income is defined as net income plus transactions and other occurrences which are the result of nonowner changes in equity. As required by SFAS No. 130, prior period consolidated financial statements have been reclassified to reflect application of the provisions of this statement.

     Other comprehensive income is defined as comprehensive income exclusive of net income. Unrealized gains (losses) on available for sale investment securities represent the sole component of the Company's other comprehensive income. Other comprehensive income (loss) consists of the following.

                                                               1998    1997   1996
                                                              ------   ----   -----
                                                                 (In thousands)
Unrealized holding gains (losses) arising during the year...  $1,188   $105   $(203)
Reclassification adjustment for gains included in net
  income....................................................     422    38      307
                                                              ------   ----   -----
Other comprehensive income (loss) before tax................     766    67     (510)
Income tax expense (benefit) related to other comprehensive
  income....................................................     298    27     (199)
                                                              ------   ----   -----
Other comprehensive income..................................  $  468   $40    $(311)
                                                              ======   ====   =====

NOTE 14 -- NET INCOME PER SHARE

     The following is a reconciliation of the numerator and denominator of basic net income per share of common stock and diluted net income per share of common stock as required by SFAS No. 128:

                                                    For the year ended December 31, 1998
                                                 -------------------------------------------
                                                                    Weighted
                                                                    Average
                                                    Income       Common Shares     Per-Share
                                                 (Numerator)     (Denominator)      Amount
                                                 ------------   ----------------   ---------
Net income per share of common stock:
     Income available to common shareholders...   $3,847,000       3,130,380         $1.23
                                                                                     =====
Effect of Dilutive Securities:
     Stock options.............................           --         179,823
                                                  ----------       ---------
Net income per share of common stock --assuming
  dilution:
     Income available to common shareholders
       and assumed conversion..................   $3,847,000       3,310,203         $1.16
                                                  ==========       =========         =====


                                  Thirty-Three

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

                                                    For the year ended December 31, 1997
                                                  ----------------------------------------
                                                                   Weighted
                                                                    Average
                                                     Income      Common Shares   Per-Share
                                                  (Numerator)    (Denominator)    Amount
                                                  ------------   -------------   ---------
Net income per share of common stock:
     Income available to common shareholders....   $2,477,000      2,472,760       $1.00
                                                                                   =====
Effect of Dilutive Securities:
     Stock options..............................           --        182,717
                                                   ----------      ---------
Net income per share of common stock -- assuming
  dilution:
     Income available to common shareholders and
       assumed conversion.......................   $2,477,000      2,655,477       $0.93
                                                   ==========      =========       =====

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
                                                   ==========      =========       =====

NOTE 15 -- FNB FINANCIAL SERVICES CORPORATION (PARENT COMPANY)

     The parent company's principal asset is its investment in its subsidiary, the Bank. The significant source of income of the parent company is dividends received from its subsidiary.

                                                               1998       1997       1996
                                                              -------    -------    -------
                                                                     (In thousands)
CONDENSED BALANCE SHEETS
Assets
  Cash and due from banks...................................  $ 1,058    $   653    $   374
  Securities................................................       12         12         13
  Investment in wholly-owned subsidiary.....................   43,407     21,829     19,960
  Other assets..............................................       89         --         39
                                                              -------    -------    -------
                                                              $44,566    $22,494    $20,386
                                                              =======    =======    =======
  Shareholders' equity......................................  $44,566    $22,494    $20,386
                                                              =======    =======    =======
CONDENSED STATEMENTS OF INCOME
Dividends from subsidiary...................................  $ 1,271    $   698    $   835
Amortization and other expenses.............................      (92)       (74)       (74)
                                                              -------    -------    -------
Income before tax benefit...................................    1,179        624        761
Income tax benefit..........................................       30         25         25
                                                              -------    -------    -------
Income before equity in undistributed net income of
  subsidiary................................................    1,209        649        786
Equity in undistributed net income of subsidiary............    2,638      1,828      1,624
                                                              -------    -------    -------
Net income..................................................  $ 3,847    $ 2,477    $ 2,410
                                                              =======    =======    =======


                                  Thirty-Four

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

                                                               1998       1997       1996
                                                              -------    -------    -------
                                                                     (In thousands)
CONDENSED STATEMENTS OF CASH FLOWS
CASH FLOWS FROM OPERATING ACTIVITIES
  Dividends received from subsidiary........................  $ 1,271    $   698    $   835
  Cash paid for franchise tax, registration cost,
     acquisition cost and other.............................      (92)       (74)       (74)
  (Increase) decrease in other assets.......................      (89)        12         --
  Loss on asset sales.......................................       --          2         --
  Refundable income taxes...................................       25         25          6
                                                              -------    -------    -------
     Net cash provided by operating activities..............    1,115        663        767
                                                              -------    -------    -------
CASH USED IN INVESTING ACTIVITIES
  Investment in subsidiary..................................  (18,443)        --         --
  Purchase of real estate...................................       --         --        (14)
                                                              -------    -------    -------
     Net cash used in investing activities..................  (18,443)        --        (14)
                                                              -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from stock issuance..............................  $18,443         --         --
  Dividends paid, net of DRIP...............................     (996)      (797)      (785)
  Proceeds from Employee 401(k).............................      208        320         --
  Proceeds from employee stock awards.......................        7          4          4
  Exercise of stock options.................................       71        103         91
  Purchase of fractional shares.............................       --        (14)        (5)
                                                              -------    -------    -------
     Net cash provided by (used in) financing activities....   17,733       (384)      (695)
                                                              -------    -------    -------
Net increase in cash........................................      405        279         58
Cash at beginning of year...................................      653        374        316
                                                              -------    -------    -------
Cash at end of year.........................................  $ 1,058    $   653    $   374
                                                              =======    =======    =======
RECONCILIATION OF NET INCOME TO CASH PROVIDED BY OPERATING
  ACTIVITIES
Net income..................................................  $ 3,847    $ 2,477    $ 2,410
  Adjustments to reconcile net income to net cash provided
     by operating activities
     (Increase) decrease in other assets....................      (94)        14        (19)
     Equity in undistributed net income of subsidiary.......   (2,638)    (1,828)    (1,624)
                                                              -------    -------    -------
Net cash provided by operating activities...................  $ 1,115    $   663    $   767
                                                              =======    =======    =======

NOTE 16 -- COMMITMENTS AND CONTINGENT LIABILITIES

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

     A summary of the Bank's commitments and contingent liabilities at December 31, are as follows:

                                                                  Contract or
                                                                Notional Amount
                                                              --------------------
                                                               1998         1997
                                                              -------      -------
                                                                 (In thousands)
Commitments to extend credit................................  $56,245      $42,250
Standby letters of credit...................................      166           13
                                                              -------      -------
                                                              $56,411      $42,263
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


                                  Thirty-Five

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

NOTE 17 -- EMPLOYEE BENEFIT PLANS

     The Company's non-contributory defined benefit pension plan covers substantially all of its employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Company and a percentage of qualifying compensation during final years of employment. Contributions to the plan are based upon the projected unit credit actuarial funding method and comply with the funding requirements of the Employee Retirement Income Security Act. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Plan assets consist primarily of cash and cash equivalents, U. S. government securities, and common stocks.

     The following table outlines the changes in the Company's pension plan obligations, assets and funded status for the years ended December 31, 1998 and 1997 and the assumptions and components of net periodic pension cost for the three years in the period ended December 31, 1998 (in thousands).

                                                               1998         1997
                                                              -------      ------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................  $ 2,761      $2,409
Service cost................................................      123          99
Interest cost...............................................      196         177
Actuarial loss..............................................      101         168
Benefits paid...............................................     (114)        (92)
                                                              -------      ------
Benefit obligation at end of year...........................    3,067       2,761
                                                              -------      ------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............    2,412       2,289
Actual return on plan assets................................      248          21
Employer contribution.......................................      123         194
Benefits paid...............................................     (114)        (92)
                                                              -------      ------
Fair value of plan assets at end of year....................    2,669       2,412
                                                              -------      ------
                                                                 (398)       (349)
FUNDED STATUS
Unrecognized net actuarial gain.............................      132         106
Unrecognized prior service cost.............................      110         121
                                                              -------      ------
Pension liability...........................................  $  (156)     $ (122)
                                                              =======      ======

                                                              1998    1997    1996
                                                              -----   -----   -----
WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate...............................................  7.00%    7.00%   7.00%
Expected return on plan assets..............................  7.00%    7.00%   7.00%
Rate of compensation increase...............................  5.00%    5.00%   5.00%
COMPONENTS OF NET PERIODIC PENSION COST
Service cost................................................  $ 123   $  99   $  60
Interest cost...............................................    196     177     158
Expected return on plan assets..............................   (173)   (153)   (148)
Amortization of prior service cost..........................     11      11      11
                                                              -----   -----   -----
Net periodic pension cost...................................  $ 157   $ 134   $  81
                                                              =====   =====   =====

     In 1994 the Company adopted a Supplemental Executive Retirement Plan ("SERP"). The SERP allows the Company to supplement the level of certain executives' retirement income over that which is obtainable through the tax-qualified retirement plan. Contributions to the SERP totaled $170,000 for 1998, $63,000 for 1997 and $44,000 for 1996.

     The Bank also has a contributory 401(k) savings plan covering substantially all employees. The plan allows eligible employees to contribute up to a fixed percentage of their compensation, with the Bank


                                   Thirty-Six

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

matching a portion of each employee's contribution. The Bank's contributions were $80,000, $58,000, and $49,000 for 1998, 1997 and 1996, respectively.

     A deferred compensation plan allows the directors and certain senior officers of the Company and the Bank to defer the compensation they earn for performance of their appointed duties for the Company and the Bank. Each director elects annually to either receive that year's compensation currently or to defer receipt until his death, disability or retirement as a director. Each officer elects annually to either receive that year's compensation currently or to defer receipt of a portion of his compensation until his death, disability or retirement as an officer. The total liability for deferred compensation under the plan was $398,000, $304,000 and $207,000 at December 31, 1998, 1997 and
1996, respectively.

NOTE 18 -- REGULATORY MATTERS

     On November 13, 1997, the Company and the Office of the Comptroller of the Currency (the "OCC") entered into a Memorandum of Understanding ("MOU"), under which the Company agreed to take certain actions to improve its infrastructure, primarily necessitated by its rapid growth. In general, the OCC requested that the Company improve its internal procedures and policies, such as revising its written loan policy, developing a program to strengthen its loan administration, and taking steps to increase its liquidity commensurate with its past, and expected future, growth. Management believes that the actions taken by the Company to address the concerns identified by the OCC in the MOU have not had a material adverse effect on the business, results of operations, or financial condition of the Company. In March 1999, the Bank converted to a state charter and is no longer under the supervision and regulation of the OCC. Accordingly, the MOU is no longer binding on the Company.

     The primary source of funds for the dividends paid by the Company to its shareholders is dividends received from its banking subsidiary. The Bank is restricted as to dividend payout by state laws applicable to banks and may pay dividends only out of undivided profits. Additionally, dividends paid by the Company may be limited due to maintaining minimum capital requirements imposed by banking regulators. Management does not expect any of these restrictions to materially limit its ability to pay dividends comparable to those paid in the past. At December 31, 1998, the Bank had undivided profits of approximately $21.0 million.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     The most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. Since that notification, the Bank has continued to experience asset growth. As a result, at December 31, 1998, the Bank's ratio of total capital to risk weighted assets was 15.8%, which places it into the well capitalized classification.


                                  Thirty-Seven

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

     The Bank's actual capital amounts and ratios, on a consolidated basis and for the Bank alone, are also presented in the table.

                                                                                        To Be Well
                                                                                        Capitalized
                                                                                           Under
                                                                                          Prompt
                                                                     For Capital        Corrective
                                                                      Adequacy            Action
                                                    Actual            Purposes          Provisions
                                                ---------------    ---------------    ---------------
                                                Amount    Ratio    Amount    Ratio    Amount    Ratio
                                                -------   -----    -------   -----    -------   -----
                                                       (in thousands, except for percentages)
December 31, 1998:
  Total Capital (To Risk Weighted Assets)
     Consolidated.............................  $45,928   16.3%    $22,617    >8.0%   $   N/A
                                                                              -
     Subsidiary Bank..........................   44,739   15.8%     22,614    >8.0%    28,268    >$10.0%
                                                                              -                  -
  Tier I Capital (To Risk Weighted Assets)
     Consolidated.............................   43,322   15.3%     11,309    >4.0%       N/A
                                                                              -
     Subsidiary Bank..........................   42,133   14.9%     11,307    >4.0%    16,961     > 6.0%
                                                                              -                   -
  Tier I Capital (To Average Assets)
     Consolidated.............................   43,322   10.3%     16,818    >4.0%       N/A
                                                                              -
     Subsidiary Bank..........................   42,133   10.1%     16,771    >4.0%    20,964     > 5.0%
                                                                              -                   -
December 31, 1997:
  Total Capital (To Risk Weighted Assets)
     Consolidated.............................   23,938    9.9%     19,380    >8.0%       N/A
                                                                              -
     Subsidiary Bank..........................   23,248    9.6%     19,386    >8.0%    24,233     >10.0%
                                                                              -                   -
  Tier I Capital (To Risk Weighted Assets)
     Consolidated.............................   21,607    8.9%      9,690    >4.0%       N/A
                                                                              -
     Subsidiary Bank..........................   20,917    8.6%      9,693    >4.0%    14,540     > 6.0%
                                                                              -                   -
  Tier I Capital (To Average Assets)
     Consolidated.............................   21,607    7.0%     10,319    >4.0%       N/A
                                                                              -
     Subsidiary Bank..........................  $20,917    6.8%    $12,344    >4.0%   $15,430     > 5.0%
                                                                              -                   -

NOTE 19 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

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

     Federal Funds Purchased and Retail Repurchase Agreements. The carrying value of federal funds purchased and retail repurchase agreements is considered to be a reasonable estimate of fair value.


                                  Thirty-Eight

FNB FINANCIAL SERVICES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

     Other borrowings. Other borrowings consists of FHLB borrowings with varying maturities. The fair values of these liabilities are estimated using the discounted values of the contractual cash flows. The discount rate is estimated using the rates currently in effect for similar borrowings.

     Commitments. The fair value of commitments to extend credit is considered to approximate carrying value, since the large majority of these commitments would result in loans that have variable rates and/or relatively short terms to maturity. For other commitments, generally of a short-term nature, the carrying value is considered to be a reasonable estimate of fair value. The various commitment items were disclosed in Note 16.

     The estimated fair values of financial instruments are as follows:

                                           December 31, 1998           December 31, 1997
                                         ----------------------      ----------------------
                                         Carrying    Estimated       Carrying    Estimated
                                          Value      Fair Value       Value      Fair Value
                                         --------    ----------      --------    ----------
                                                           (In thousands)
FINANCIAL ASSETS:
Cash and cash equivalents..............  $  8,854     $  8,854       $  9,612     $  9,612
Investment securities
  Available for sale...................   143,303      144,391         77,346       77,346
  Other equity securities..............     1,335        1,335          1,392        1,392
Loans..................................   255,827      257,844        228,715      227,998
FINANCIAL LIABILITIES:
Deposits...............................   345,005      345,567        272,274      269,068
Federal funds purchased and retail
  repurchase agreements................    13,932       13,932         13,720       13,720
Other borrowings.......................    15,000       15,066         15,000       14,907

     The fair value estimates are made at a specific point in time based on relevant market and other information about the financial instruments. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on current economic conditions, risk characteristics of various financial instruments, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

NOTE 20 -- BRANCH ACQUISITION

     During March, 1996, the Bank completed its purchase of a branch located in Eden, North Carolina from another financial institution. The principal amounts acquired included deposits of approximately $14,000,000, loans of approximately $2,500,000 and net cash of approximately $11,500,000. The acquisition was accounted for using the purchase method of accounting.


                                  Thirty-Nine